Exhibit 10.194

MASTER ACQUISITION, DEVELOPMENT AND CONSTRUCTION FACILITY

LOAN AND SECURITY AGREEMENT

by and among

TEXTRON FINANCIAL CORPORATION,

BLUEGREEN VACATIONS UNLIMITED, INC., and

BLUEGREEN CORPORATION

As of April 9, 2008

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS AND CONSTRUCTION	1
1.1.	Definitions	1
1.2.	Construction	16
1.3.	Schedules and Exhibits	16
1.4.	Accounting Principles	16

SECTION 2.	THE MASTER FACILITY	16
2.1.	Purposes	16
2.2.	Qualified Sub-Loans	16
2.3.	Advances	17
2.4.	Requests for Advance under Sub-Loan	18
2.5.	Amounts in Excess of Maximum Master Facility Amount	18
2.6.	Use of Proceeds	18
2.7.	Closing	18
2.8.	Maximum TFC Relationship Amount	18

SECTION 3.	SUB-LOAN DOCUMENTS AND SUB-LOAN ACCOUNT	19
3.1.	Sub-Loan Documents	19
3.2.	Sub-Loan Account	19

SECTION 4.	INTEREST RATE	19
4.1.	Interest Rate	19
4.2.	Default Rate	20
4.3.	Calculation of Interest	20
4.4.	Limitation of Interest to Maximum Lawful Rate	20

SECTION 5.	FEES	20
5.1.	Sub-Loan Funding Fee	20
5.2.	Late Charge	20
5.3.	General	21

SECTION 6.	PAYMENTS	21
6.1.	General	21
6.2.	Reinstatement of Obligations	22
6.3.	Prepayment	22
6.4.	Indemnity	23

SECTION 7.	SECURITY; GUARANTY	23
7.1.	Security	23
7.2.	Cross-Default and Cross-Collateral	26
7.3.	Sub-Loan Guaranty	27
7.4.	Additional Documents and Future Actions	27
7.5.	Location of Sub-Loan Collateral	27
7.6.	Insurance and Protection of Collateral	27

SECTION 8.	CONSTRUCTION ADVANCE PROCEDURES	27
8.1.	General	27
8.2.	Disbursement Agent	27
8.3.	Payment of Bills	28

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8.4.	Construction Sub-Loan Portion	28
8.5.	Retainage; Conditions Precedent to Final Disbursements for Each Sub-Loan	28
8.6.	Deposit of Funds Advanced/Advances to Disbursement Agent, Architect, Contractor and Subcontractors	30
8.7.	Advances Do Not Constitute a Waiver	30

SECTION 9.	REPRESENTATIONS AND WARRANTIES	30
9.1.	Organization; Power	31
9.2.	Authorization; No Legal Restrictions; No Breach of Other Agreements	32
9.3.	Approvals; Licenses, Etc.	32
9.4.	Enforceability	32
9.5.	Title	32
9.6.	Liens	32
9.7.	Financial Statements and Financial Condition	33
9.8.	Taxes	33
9.9.	Subsidiaries; Affiliates and Capital Structure	34
9.10.	Litigation Proceedings, Etc.	34
9.11.	Licenses; Permits; Etc.	34
9.12.	Environmental Matters	35
9.13.	Full Disclosure	35
9.14.	Use of Proceeds/Margin Stock	35
9.15.	No Defaults	35
9.16.	Compliance with Law	36
9.17.	Restrictions of Borrower or Guarantor	36
9.18.	Broker’s Fees	36
9.19.	Deferred Compensation Plans	37
9.20.	Labor Relations	37
9.21.	Tax Identification Numbers	37
9.22.	Insurance	37
9.23.	Names and Addresses	37
9.24.	Solvency	37
9.25.	Common Enterprise	38
9.26.	Restrictive Contracts	38
9.27.	Completeness of Representations	38
9.28.	No Violation of Right of First Refusal	38

SECTION 10.	REPRESENTATIONS, WARRANTIES AND COVENANTS WITH RESPECT TO THE APPLICABLE RESORT	39
10.1.	Access and Utilities	39
10.2.	Compliance	39
10.3.	Applicable Declaration	39
10.4.	Zoning Laws, Building Codes, Etc.	39
10.5.	Units Ready for Use	40
10.6.	Sub-Loan Collateral Taxes and Fees	40
10.7.	No Defaults	40
10.8.	Timeshare Plan	40

10.9.	Sale of Timeshare Interests	41
10.10.	Brokers	41
10.11.	Tangible Property	41
10.12.	Condition of Applicable Resort	41
10.13.	Assessments and Developer Subsidy	41
10.14.	Amenities	42
10.15.	Permits and Licenses	42
10.16.	Wetlands	42
10.17.	Mechanic’s Lien Claims	42
10.18.	Applicable Resort Contracts	42
10.19.	Intentionally Omitted	42
10.20.	Site Plan Approval	42
10.21.	Club Plan	42
10.22.	Reservation System	43
10.23.	One to One Ratio Compliance	43
10.24.	Club Documents	43

SECTION 11.	CONSTRUCTION REPRESENTATIONS, WARRANTIES AND COVENANTS	43
11.1.	Construction	43
11.2.	Sub-Loan Cost Certificate	43
11.3.	Sub-Loan Construction Contract	44
11.4.	Sub-Loan Architect’s Contract	46
11.5.	Sub-Loan Subcontracts	46
11.6.	Specifications	47
11.7.	Permits	47
11.8.	Commencement of Construction	47
11.9.	Zoning and Land Use	48
11.10.	Additional Equity	48
11.11.	No Developer’s Fee	48
11.12.	Right of Lender to Inspect Applicable Resort and Review Specifications	48
11.13.	Correction of Defects	49
11.14.	Notification of Mechanics Lien Claims	49
11.15.	Construction Tests	49
11.16.	Substantial Completion	49
11.17.	Intentionally Omitted	50
11.18.	Notice of Completion	50
11.19.	Compliance with Inspector’s Standards	50
11.20.	Bonding Requirements	50
11.21.	Force Majeure	50
11.22.	Lien Waivers	51
11.23.	Specifications	51

SECTION 12.	GENERAL AFFIRMATIVE COVENANTS	51
12.1.	Payment and Performance of Obligations	51
12.2.	Business Office	51
12.3.	Maintenance of Existence, Qualification and Assets	52

12.4.	Consolidation and Merger	52
12.5.	Maintenance of Insurance	52
12.6.	Maintenance of Security	52
12.7.	Payment of Taxes and Claims	52
12.8.	Inspections	53
12.9.	Records	53
12.10.	Management	54
12.11.	Maintenance	54
12.12.	Local Legal Compliance	54
12.13.	Registration Compliance	54
12.14.	Other Compliance	54
12.15.	Further Assurances	55
12.16.	Maintenance and Amenities	55
12.17.	Sub-Loan Costs	55
12.18.	Indemnification of Lender	55
12.19.	Use of Borrower’s Names	57
12.20.	Right to Provide Future Financing	57
12.21.	Inspector	57
12.22.	Sales and Marketing	57
12.23.	Applicable Resort Contracts	58
12.24.	Consents	58
12.25.	Engineering Survey	58
12.26.	Agreements Related to the Acquisition of the Acquired Assets	58
12.27.	Exchange Company	58
12.28.	One to One Ratio Compliance	59

SECTION 13.	REPORTING REQUIREMENTS	59
13.1.	Intentionally Omitted	59
13.2.	Quarterly Financial Reports	59
13.3.	Annual Financial Reports of Guarantor	59
13.4.	Officer’s Certificate	59
13.5.	Audit Reports	60
13.6.	Inventory Report and Sales Reports	60
13.7.	Applicable Association Reports	60
13.8.	Notice of Default or Event of Default	60
13.9.	Notice of Claimed Default	60
13.10.	Material Adverse Developments	60
13.11.	Other Information	61

SECTION 14.	NEGATIVE COVENANTS	61
14.1.	Organization	61
14.2.	Applicable Resort Contracts	61
14.3.	Limitation on Other Debt/Further Encumbrances	61
14.4.	Sale of Assets	61
14.5.	Amendment of Applicable Declaration	61
14.6.	Ownership	61
14.7.	Other Liens or Assignments	62

14.8.	Merger, Etc.	62
14.9.	Use of Lender’s Name	62
14.10.	Transactions with Affiliates	62
14.11.	Name or Address Change	62
14.12.	Distributions	62
14.13.	Restrictions on Transfers	63
14.14.	Restrictive Covenants	63
14.15.	Timeshare Regime	63
14.16.	Chief Executive Office	63
14.17.	Marketing/Sales	63
14.18.	Amenities	63
14.19.	Changes in Accounting	64
14.20.	Club Reservation System	64

SECTION 15.	AFFILIATE INDEBTEDNESS	64

SECTION 16.	FINANCIAL COVENANTS	64
16.1.	Minimum Tangible Net Worth	64
16.2.	Minimum Debt to Tangible Net Worth Ratio	65

SECTION 17.	CONDITIONS OF AND DOCUMENTS TO BE DELIVERED ON OR BEFORE THE SUB-LOAN CLOSING DATE	65
17.1.	Sub-Agreement and Sub-Loan Documents	65
17.2.	Opinions of Counsel	65
17.3.	Applicable Timeshare Documents	65
17.4.	Applicable Association Documents	66
17.5.	Obligors’ Documents	66
17.6.	Good Standing Certificates	66
17.7.	Insurance	66
17.8.	Flood Insurance	66
17.9.	Authorizing Resolutions	66
17.10.	Applicable UCC-1 Financing Statements	66
17.11.	UCC-1 Search Report	66
17.12.	Releases	67
17.13.	Closing Certificates	67
17.14.	Compliance	67
17.15.	Borrower’s Certificate of Indemnity	67
17.16.	Mortgagee Title Insurance Commitment and Title Policy	67
17.17.	Taxes and Assessments	68
17.18.	Preclosing Inspections	68
17.19.	Expenses	68
17.20.	Acquisition Documents	68
17.21.	Closing on Acquisition Agreement	68
17.22.	Permits and Approvals	68
17.23.	Applicable Resort Contracts	69
17.24.	Compliance with Planning and Zoning Stipulations	69
17.25.	Applicable Resort Broker	69
17.26.	Escrow Agreements	69

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17.27.	Credit References	69
17.28.	Acquisition and/or Construction Equity	69
17.29.	Post-Closing Requirements	69
17.30.	Other	69

SECTION 18.	CONDITIONS TO LENDER’S OBLIGATION TO MAKE CONSTRUCTION ADVANCES IN CONNECTION WITH ANY SUB-LOAN	70
18.1.	Documents	70
18.2.	Representations and Warranties	70
18.3.	Covenants	70
18.4.	No Default	70
18.5.	Request for Sub-Loan Advance under Construction Component of Sub-Loan	70
18.6.	Soft Costs	71
18.7.	Other Agreements	71
18.8.	Construction Documents	72
18.9.	Contractor’s Insurance	72
18.10.	Inspector’s Plan and Cost Review	72
18.11.	Inspector’s Report	72
18.12.	Certificates of Substantial Completion	72
18.13.	Compliance	72
18.14.	Lien Waivers, etc.	72
18.15.	Title Policy Endorsements	72
18.16.	Fees and Expenses	73
18.17.	Permits and Approvals	73
18.18.	Sub-Loan Mortgage	73
18.19.	Completion of Work	73
18.20.	Additional Equity	73
18.21.	Advances Do Not Constitute a Waiver	73
18.22.	No Obligation to Fund After Filed Liens	73
18.23.	Stored Goods	74
18.24.	Other	74

SECTION 19.	DEFAULT	74
19.1.	Sub-Loan Payments	74
19.2.	Covenant Defaults	74
19.3.	Warranties or Representations	74
19.4.	Enforceability of Liens	75
19.5.	Involuntary Proceedings	75
19.6.	Proceedings	75
19.7.	Attachment; Judgment; Tax Liens	75
19.8.	Intentionally Omitted	75
19.9.	Removal of Sub-Loan Collateral	75
19.10.	Default of Guarantor	75
19.11.	Merger or Dissolution	75
19.12.	Default by Borrower or Guarantor Under Other Agreements	76

19.13.	Loss of License	76
19.14.	Issuance of Order	76
19.15.	Violation of Negative Covenants	76
19.16.	Deficiency	76
19.17.	Abandonment or Cessation of Construction	76
19.18.	Lien Against Sub-Loan Collateral	77
19.19.	Unauthorized Work	77
19.20.	Breach	77
19.21.	Criminal Proceedings	77
19.22.	Bonding Requirements	77
19.23.	Permits	77
19.24.	Fraud	77
19.25.	Suspension of Sales	77
19.26.	Insolvency	78
19.27.	Encroachments and Permits	78
19.28.	Material Adverse Change	78
19.29.	Cessation of Business	78

SECTION 20.	TERMINATION OF OBLIGATION TO ADVANCE/REMEDIES	78
20.1.	Termination of Obligation to Advance	78
20.2.	Remedies	79
20.3.	Notice of Sale of Personal Property Sub-Loan Collateral	83
20.4.	Application of Sub-Loan Collateral; Termination of Agreements	84
20.5.	Suits to Protect the Mortgaged Property and Sub-Loan Collateral	84
20.6.	Rights of Lender Regarding Sub-Loan Collateral	85
20.7.	Waiver of Appraisement Valuation, Stay, Extension and Redemption Laws	85
20.8.	Delegation of Duties and Rights	85
20.9.	Lender Not in Control	86
20.10.	Waivers	86
20.11.	Cumulative Rights	87
20.12.	Expenditures by Lender	87
20.13.	Diminution in Value of Sub-Loan Collateral	87
20.14.	Discontinuance of Proceedings	88

SECTION 21.	PARTIAL RELEASES; OTHER RELEASES	88

SECTION 22.	CERTAIN RIGHTS OF LENDER	89
22.1.	Protection of Sub-Loan Collateral	89
22.2.	Performance by Lender	89
22.3.	No Liability of Lender	89
22.4.	Right to Defend Action Affecting Security	90
22.5.	Indemnities, Sub-Loan Costs and Expenses	90
22.6.	Lender’s Right of Set-Off	90
22.7.	No Waiver	90

22.8.	Right of Lender to Extend Time of Payment, Substitute, Release Security, Etc.	90
22.9.	Assignment of Lender’s Interest	91
22.10.	Power of Attorney	91
22.11.	Relief from Automatic Stay, Etc.	91
22.12.	Investigations and Inquiries	92

SECTION 23.	MISCELLANEOUS	92
23.1.	Notices	92
23.2.	Term of Agreement	93
23.3.	Survival	93
23.4.	Continuation and Investigation	93
23.5.	Governing Law; Consent to Jurisdiction	94
23.6.	Invalid Provisions	94
23.7.	Successors and Assigns; Third Party Beneficiaries	94
23.8.	Amendment	95
23.9.	Counterparts; Effectiveness; Facsimile	95
23.10.	Lender Not Fiduciary	95
23.11.	Total Agreement	95
23.12.	Consents, Approvals and Discretion	96
23.13.	Litigation	96
23.14.	Submissions	96
23.15.	Incorporation of Exhibits	97
23.16.	Consent to Advertising and Publicity of Documents	97
23.17.	Control of Applicable Association	97
23.18.	Directly or Indirectly	97
23.19.	Savings Clause	97
23.20.	Reimbursement for Taxes	98
23.21.	Headings	98
23.22.	Gender	98
23.23.	Time of the Essence	98
23.24.	Conflict	98
23.25.	Joinder and Consent	98

LIST OF EXHIBITS

EXHIBIT “A”	-	Form of Request For Advance

EXHIBIT “B”	-	Form of Officer’s Certificate

EXHIBIT “C”	-	List of Sub-Loans

EXHIBIT “D”	-	Form of Request for Construction Advance

EXHIBIT “E”	-	Form of TFC’s Inspector Sub-Loan Construction Cost Certificate

EXHIBIT “F”	-	Form of Sub-Loan Draw Certificate of the General Contractor

LIST OF SCHEDULES

Schedule 9.10	-	Litigation

Schedule 9.23	-	Names and Addresses of Borrower

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MASTER ACQUISITION, DEVELOPMENT AND CONSTRUCTION FACILITY
LOAN AGREEMENT

          THIS MASTER ACQUISITION, DEVELOPMENT AND CONSTRUCTION FACILITY LOAN AND SECURITY AGREEMENT (the “Agreement”) is made effective as of April 9, 2008 by and among TEXTRON FINANCIAL CORPORATION, a Delaware corporation (“Lender”), BLUEGREEN VACATIONS UNLIMITED, INC., a Florida corporation (collectively, “Borrower”), and BLUEGREEN CORPORATION, a Massachusetts corporation (“Guarantor” or “Bluegreen”).

          A.          Borrower, Lender and Guarantor have entered into a credit facility evidenced by that certain Acquisition and Construction Loan and Security Agreement dated as of November 14, 2006 in connection with Odyssey Dells, a timeshare resort located in Sauk County, Wisconsin (“Odyssey Dells Loan”);

          B.          Borrower, Lender and Guarantor have entered into a credit facility evidenced by that certain Construction Loan and Security Agreement dated as of March 23, 2007 in connection with World Golf Village a timeshare resort located in St. Johns County, Florida (“World Golf Village Loan”);

          C.          Borrower, Lender and Guarantor desire to establish a master facility pursuant to when Lender can advance funds in connection with existing and future Sub-Loans under the master facility made by Lender to Borrower for acquisition, development and/or construction purposes in connection with approved timeshare resorts owned and developed by Borrower (the “Master Facility”);

          D.          Borrower, Lender and Guarantor agree that both the Odyssey Dells Loan and the World Golf Village Loan will be included as part of the Master Facility.

          E.          This Agreement will establish the uniform terms and conditions pursuant to which all such Sub-Loans shall be made by Borrower to Lender, subject to the terms of any Sub-Loan Agreement and Sub-Loan Documents.

          NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

SECTION 1.   DEFINITIONS AND CONSTRUCTION.

          1.1         Definitions. The following words and phrases as used in capitalized form in this Agreement, whether in the singular or plural, shall have the meanings indicated:

                        Acquired Assets means the assets acquired by Borrower pursuant to the Acquisition Agreement and Acquisition Documents.

                    Acquisition Agreement means that certain acquisition or purchase and sale agreement between Borrower and the seller of the Acquired Assets as more particularly described in the Applicable Sub-Loan Agreement.

                    Acquisition Component means the acquisition component (including existing inventory) or portion of any Sub-Loan.

                    Acquisition Documents has the meaning set forth in Section 12.26.

                    Advance means an advance of the proceeds of any Sub-Loan by Lender to or on behalf of Borrower in accordance with the terms of this Agreement and any Applicable Sub-Loan Agreement, and any Sub-Loan Documents, including, without limitation, any Construction Advance.

                    Affiliate means any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with such Person; (b) which directly or indirectly beneficially owns or holds five percent (5%) or more of the voting stock of such Person; or (c) for which five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person; provided, however, that under no circumstances shall Borrower or Guarantor be deemed an Affiliate of any 5% or greater shareholder of Guarantor or any Affiliate of such shareholder who is not a Direct Affiliate (as defined herein) of Guarantor, nor shall any such shareholder be deemed to be an Affiliate of Borrower or Guarantor. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, any entity included in the same GAAP consolidated financial statements as Guarantor shall be an Affiliate of Guarantor (a “Direct Affiliate”).

                    Affiliate Indebtedness means all present and future indebtedness or obligations owed by Borrower to Guarantor or to any Direct Affiliate of Borrower or Guarantor.

                    Agreement means this Master Acquisition, Development and Construction Facility Loan and Security Agreement (including the exhibits and schedules hereto), as amended, restated, extended or supplemented from time to time.

                    Agreement to Provide Insurance means the applicable Agreement to Provide Insurance with respect to any Sub-Loan between Borrower and Lender, as it may be amended, restated, extended or supplemented from time to time.

                    Amenities means the recreational, access and utility facilities to be included as part of or to benefit the Applicable Resort, including, without limitation, such amenities as may be further described in the Applicable Declaration and Public Report.

                    Applicable Approved Construction Budget means in connection with each Sub-Loan, the budget relating to the cost of the Work to be undertaken and completed at a particular Applicable Phase or Applicable Resort in form and substance acceptable to Lender, in its sole discretion which shall be attached as an exhibit to any Sub-Loan Agreement pursuant to which Lender is making a Construction Advance.

                    Applicable Approved Construction Schedule means in connection with each Sub-Loan, the schedule relating to the time frame for completion of the Work at a particular Applicable Phase or Applicable Resort in form and substance acceptable to Lender, in its sole discretion which shall be attached as an exhibit to any Sub-Loan Agreement pursuant to which Lender is making a Construction Advance.

                    Applicable Association means the non-profit timeshare and/or condominium association for each Applicable Resort pursuant to the terms of the Applicable Declaration, together with its successors or assigns.

                    Applicable Completion Date means, with respect to the Work, the date of Completion of the Work for the Applicable Phase or Applicable Resort as set forth in this Agreement, any Sub-Loan Agreement, or the applicable Sub-Loan Documents.

                    Applicable Declaration means with respect to an Applicable Resort, the declaration or declarations of condominium or timesharing, declaration or declarations of covenants, conditions, and restrictions, master deed, or similar document or documents, together with any amendments, restatements or supplements thereto, that establishes the underlying form of ownership of such Applicable Resort and is recorded in the appropriate public records of the Applicable Jurisdiction.

                    Applicable Jurisdiction means with respect to an Applicable Phase or an Applicable Resort, the state, county, municipality, and/or other governmental jurisdiction in which such Applicable Resort is located.

                    Applicable Mechanics Lien Law means any statute, ordinance, rule or other law of the state or any Governmental Agency thereof, pertaining to the perfection and/or priority of the rights of mechanics’, materialmen’s or other contractors’ claimants.

                    Applicable Phase means Units, buildings, facilities, Common Elements, common areas, and Amenities or similarly situated improvements constructed or to be constructed during a specified time period and dedicated to the Applicable Resort by addition to the Applicable Declaration.

                    Applicable Resort means an interval ownership, condominium, timeshare project, and/or vacation ownership project approved by Lender in its sole and absolute discretion consisting of, among other things, certain Land, Units, Common Elements, common areas or similarly situated improvements and Timeshare Interests, whether now existing or hereafter added, in one (1) or more buildings or phases, and all related Common Furnishings, easements, licenses, rights, interests, and other appurtenances, as more fully described in the Applicable Declaration and the other Applicable Timeshare Documents, as the same may be amended or supplemented from time to time and as shall be set forth in the Applicable Sub-Loan Agreement.

                    Applicable Resort Contract means each of the existing and future agreements relating to the acquisition, development, operation, common areas, management, marketing, sales and maintenance of the Applicable Resort only and to the extent within Borrower’s control, to the extent the amount to be performed after the date hereof exceeds $100,000 per contract or agreement, a list of which shall be attached as an exhibit to the applicable Sub-Loan Agreement and to the extent Lender is funding the acquisition or development pursuant to such contract.

                    Applicable Timeshare Documents means each Applicable Declaration and other documents and instruments relating to an Applicable Resort only and/or the Units, Common Elements, Common Furnishings, and Timeshare Interests thereat. Each Applicable Timeshare Document shall be in form and content reasonably acceptable to Lender. Except as provided in any Sub-Loan Agreement, Lender shall have received from Borrower true, correct, and complete copies of the Applicable Timeshare Documents as a condition precedent to any Advances under any Sub-Loan Agreement in respect of the Applicable Resort to which such Applicable Timeshare Documents pertain.

                    Architect means, with respect to each Sub-Loan, a licensed architect or consultant in an Applicable Jurisdiction who is acceptable to Lender.

                    As-Built Survey has the meaning set forth in Section 8.5(f).

                    Assignment of Construction Contract means that certain first-priority Assignment of Construction Contract with respect to a Sub-Loan made by Borrower in favor of Lender, pursuant to which Borrower collaterally assigns its rights but not its obligations under the Applicable Sub-Loan to Lender in the event Lender is making Construction Advances to fund all or a portion of the Work to be completed under such Construction Contract.

                    Assignment of Property Rights means that certain first priority Assignment of Property Rights with respect to a Sub-Loan made by Borrower in favor of Lender evidencing the direct, first and exclusive collateral assignment to Lender of all right, title and interest of Borrower in Applicable Resort Contracts, licenses, permits and other property rights related to the Mortgaged Property and Sub-Loan Collateral under the Sub-Loan, and any amendment, restatement, renewal or supplement thereto.

                    Borrower means Bluegreen Vacations Unlimited, Inc., a Florida corporation, and any wholly-owned subsidiary of Bluegreen Vacations Unlimited, Inc., or of Guarantor which is referenced as a “Borrower” in any Applicable Sub-Loan Agreement, together with its successors and assigns.

                    Business Day means each day that is not a Saturday, Sunday, or a legal holiday under the laws of the States of Rhode Island, Connecticut, Florida or the United States.

                    Closing Date means the effective date of this Agreement set forth in the heading of this Agreement.

                    Club means the Bluegreen Vacation Club Multi-Site Timeshare Plan and its component site resorts; the Club is not a legal entity or association of any kind.

                    Club Documents means the Bluegreen Vacation Club multi-site public offering statement and its exhibits as amended from time to time as filed in Florida with the Division of Florida Land Sales, Florida Vacation Plan and Timesharing Acts and Mobile Homes of the Department of Business and Professional Regulation for the State of Florida.

                    Club Management Contract has the meaning set forth in Section 14.20.

                    Club Trustee has the meaning set forth in Section 14.20.

                    Commencement Date means the date the Work begins on any Applicable Resort in connection with a Sub-Loan.

                    Commercial Leases has the meaning set forth in Section 7.1(f).

                    Common Elements means the common areas and facilities and similarly situated improvements for each Applicable Resort, as defined or provided for in the Applicable Declaration or other Applicable Timeshare Documents, including, without limitation, the Land and all improvements thereto except for the Units that have been dedicated to the condominium or comparable form of ownership, as well as any limited common elements, as those terms are defined and used in the Applicable Declaration.

                    Common Furnishings means all furniture, furnishings, fixtures, appliances, carpeting, and equipment located in a Unit or elsewhere within an Applicable Resort to the extent owned by Borrower.

                    Completion of the Work means one hundred percent (100%) finished construction of the Work being funded by Lender (not Substantial Completion) for each Applicable Resort or Applicable Phase thereof as more fully described in the applicable Sub-Loan Agreement in accordance with the Specifications for such Applicable Resort, certified to Lender by the Inspector, Borrower and Contractor.

                    Construction Advance means any Advance for construction purposes with respect to any Sub-Loan Agreement.

                    Construction Component means the construction component or portion of any Sub-Loan.

                    Construction Contract means a contract for construction of improvements being funded by Lender as provided in a Sub-Loan Agreement.

                    Construction Mortgage means a mortgage or deed of trust that creates a valid and enforceable first priority Lien against the Mortgaged Property identified therein and secures in part the payment of all principal, interest, and other amounts owed by Borrower to Lender, pursuant to a Sub-Loan Note and all related Sub-Loan Documents.

                    Contract means a written document executed by Purchaser and Borrower, pursuant to which Purchaser agrees to purchase, and Borrower agrees to sell, a Timeshare Interest or any Club membership interest in the Club.

                    Contractor means with respect to each Sub-Loan, at an Applicable Resort, the general contractor(s) selected by Borrower and approved by Lender for any of the Work in connection with any Sub-Loan for which Construction Advances are to be made by Lender and any replacement general contractor approved by Lender.

                    Debtor Relief Laws means any applicable liquidation, conservatorship, receivership, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar law, proceeding, or device providing for the relief of debtors from time to time in effect and generally affecting the rights of creditors.

                    Declarant means the “Declarant” or any successor or assign thereof under any Applicable Declaration to the extent Borrower is a Declarant or a successor or assign of a Declarant pursuant to the Applicable Declaration.

                    Default means an event or condition, the occurrence of which immediately is or, with the lapse of time or the giving or notice or both, would become, an Event of Default hereunder or under any Sub-Loan Agreement or other Sub-Loan Documents.

                    Default Rate has the meaning set forth in Section 4.2.

                    Disbursement Agent has the meaning set forth in Section 8.2.

                    Environmental Laws means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), the Superfund Amendments and Reauthorization Act of 1986, as amended, the federal Clean Air Act, the federal Clean Water Act, the federal Safe Drinking Water Act, the federal Toxic Substances Control Act, the federal Hazardous Materials Transportation Act, the federal Emergency Planning and Community Right to Know Act of 1986, the federal Endangered Species Act, the federal Occupational Safety and Health Act of 1970, the federal Water Pollution Control Act, and any and all comparable statutes or ordinances enacted in an Applicable Jurisdiction, as all of the foregoing laws may be amended from time to time, and any rules or regulations promulgated pursuant to the foregoing; together with any similar local, state or federal statutes, ordinances, rules, or regulations, either in existence as of the date hereof or enacted or promulgated after the date of this Agreement, that concern the management, control, storage, discharge, treatment, containment, removal, and/or transport of Hazardous Materials or other substances that are or may become a threat to public health or the environment; together with any common law theory involving Hazardous Materials or substances that are (or alleged to be) hazardous to human health or the environment, based on nuisance, trespass, negligence, strict liability, or other tortious conduct, or any other federal, state, or local statute, ordinance, regulation, rule, policy, or determination pertaining to health, hygiene, the environment, or environmental conditions.

                    Event of Default has the meaning set forth in Section 19 of this Agreement.

                    Financial Statements means the tax returns, balance sheets, and statements of income and expense of Guarantor and the related notes and schedules delivered prior to the Closing Date and any Sub-Loan Closing Date, together with the financial statements and reports of Guarantor delivered to Lender prior to the Closing Date and any Sub-Loan Closing Date; and the monthly and annual financial statements and reports required to be provided to Lender pursuant to Section 9.7 hereof.

                    GAAP means generally accepted accounting principles, applied on a consistent basis, as described in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable under the circumstances as of the date in question.

                    Governing Documents means the certificate or articles of incorporation or formation, by-laws, partnership agreement, joint venture agreement, trust agreement, operating agreement or other organizational or governing documents of any Person.

                    Governmental Agency has the meaning set forth in Section 12.18.

                    Guarantor means Bluegreen Corporation, a Massachusetts corporation, together with its successors and assigns, as the Guarantor of each and every Sub-Loan.

                    Hazardous Materials means “hazardous substances,” “hazardous waste,” “hazardous constituents,” “toxic substances,” or “solid waste,” as defined in the Environmental Laws, and any other contaminant or any material, waste, or substance that is petroleum or petroleum based, asbestos, polychlorinated biphenyls, flammable explosives, or radioactive materials.

                    Incipient Default means any condition or event which, after notice or lapse of time or both, would constitute an Event of Default under this Agreement or any Sub-Loan Agreement.

                    Initial Sub-Loan Advance means as to a particular Sub-Loan, the first Advance by Lender under any Sub-Loan Agreement in connection therewith.

                    Inspector has the meaning set forth in Section 12.21.

                    Interest Rate means a variable rate per annum equal to the WSJ Prime Rate plus one and one-half percent (1.50%) per annum. The Interest Rate charged for each calendar month shall be fixed based upon the WSJ Prime Rate published or otherwise determined prior to and in effect as of the first Business Day of such calendar month. The Interest Rate shall be calculated based on a 360-day year and charged for the actual number of days elapsed. Lender also reserves the right to charge an interest rate based at a margin over the London InterBank Offered Rate (“LIBOR”) which, if applicable will be expressly set forth in any Applicable Sub-Loan Agreement and shall be reasonably equivalent to and no greater than the WSJ Prime Rate plus one and one-half percent (1.50%) per annum.

                    Inventory Mortgage means a mortgage or deed of trust that creates a valid and enforceable first-priority Lien against the encumbered Timeshare Interests, Units, and Borrower’s interests (if any) in Common Elements, and Amenities which are part of an Applicable Resort and encumbered by the Lien and secures in part the payment of all principal, interest, and other amounts owed by Borrower to Lender, pursuant to a Sub-Loan Note and all related Sub-Loan Documents.

                    Land means the real property upon which any of the improvements or portions of an Applicable Resort are situated.

                    Lease Income has the meaning set forth in Section 7.1(g).

                    Legal Requirements means, with respect to an Applicable Resort, any and all federal, state, and local statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements of any and every conceivable type to which Borrower, Guarantor, such Applicable Resort or any portion thereof, or all or any portion of any Sub-Loan Collateral is or becomes subject from time to time.

                    Lender means Textron Financial Corporation, a Delaware corporation, its successors and assigns.

                    Lien means any mortgage, security interest, or other interest in property securing an obligation owed to, or valid claim by, a Person other than the owner of such property, whether such interest arises in equity or is based on common law, statute, or contract.

                    Management Agreement means the Management Agreement between the Applicable Association and the Manager or the applicable manager affiliated with Borrower for the management of the Applicable Phase or Applicable Resort, as amended, restated, extended or supplemented from time to time, and any new management or sub-management agreement executed in its place, all of which agreements (other than non-material revisions) must be in form and content reasonably approved by Lender.

                    Manager means Bluegreen Resorts Management, Inc., a Delaware corporation, its successors and assigns.

                    Mandatory Prepayment means any prepayment of any Sub-Loan required by Section 6.3(b) of this Agreement or any Sub-Loan Agreement.

                    Master Facility means a credit facility consisting of one or more Sub-Loans in the aggregate maximum principal amount of $75,000,000 (inclusive of the existing loans for Odyssey Dells and World Golf Village) as described in this Agreement and evidenced and secured by each Sub-Loan Agreement and the related Sub-Loan Documents.

                    Maximum Master Facility Amount means $75,000,000, as further described in Sections 2.3(d) and 2.5.

                    Maximum TFC Relationship Amount means $100,000,000, as further described in Section 2.8.

                    Mortgaged Property has the meaning set forth in Section 7.1(a).

                    Obligations means all present and future indebtedness, liabilities, obligations, and responsibilities, both financial and otherwise, to which Borrower is subject under this Agreement, any Sub-Loan Agreement or any of the Sub-Loan Documents, whether direct or indirect, absolute or contingent, including but not limited to all amounts due or becoming due to Lender in respect of any Sub-Loan or any of the Sub-Loan Documents, including principal, interest, prepayment premiums, contributions, taxes, insurance premiums, loan charges, custodial fees, reasonable attorneys’ and paralegals’ fees and expenses and other fees or expenses incurred by Lender or advanced to or on behalf of Borrower by Lender, pursuant to this Agreement, any Sub-Loan Agreement or the other Sub-Loan Documents or in connection with Lender’s enforcement of the prompt and complete payment and performance by Borrower and Guarantor of all indebtedness, liabilities, obligations, and responsibilities owed by Borrower, pursuant to this Agreement, any Sub-Loan Agreement, any of the other Sub-Loan Documents, or otherwise.

                    Obligor means Borrower and Guarantor, individually.

                    Obligors means Borrower and Guarantor, collectively.

                    One to One Ratio shall have the meaning set forth in Section 10.23.

                    Owner or Owners means a Purchaser or Purchasers of a Timeshare Interest, the successive owner or owners of each Timeshare Interest so conveyed, and the Borrower with respect to Timeshare Interests not so conveyed.

                    Permitted Liens and Encumbrances means those liens and encumbrances affecting all or a portion of the Sub-Loan Collateral which are set forth in the applicable Title Policy.

                    Person means a natural person, corporation, partnership, limited liability company, joint venture, association, estate, trust, government, governmental subdivision or agency, other legal entity, or any combination thereof.

                    Phase I Environmental Inspection [confirm changes] means a Phase I Environmental Site Assessment (done per ASTM Standard E1527-05) of an Applicable Resort, including, without limitation, the relevant Land and all improvements thereto which may be ordered by Borrower (if from a Lender pre-approved Person) which shall cause the report’s preparer to provide a reliance letter in favor of Lender or directly by Lender.

                    Points has the meaning assigned to such term in the Club Documents.

                    POS has the meaning set forth in Section 14.20.

                    Property means any interest in any kind of property or asset of Borrower, whether real, personal or mixed, or tangible or intangible.

                    Public Report means collectively, the public offering statement for an Applicable Resort and the approvals or registrations for an Applicable Resort, in the jurisdiction in which an Applicable Resort is located and in each other jurisdiction in which sales of Timeshare Interests are made or an Applicable Resort is otherwise required to be registered.

                    Purchaser means a bona fide third-party purchaser for value (whether one or more persons) who has purchased one or more Timeshare Interests from Borrower.

                    Release Payment means, individually and collectively, with respect to a Sub-Loan, any fee or amount required to be paid by Borrower to Lender in consideration for the release of all or a portion of any Sub-Loan Collateral from the Lien of a Sub-Loan Mortgage or any other Lien in favor of Borrower. For purposes of this Agreement and any Sub-Loan Agreement or Sub-Loan Mortgage, the term “Release Payment” shall include any other payments, however denominated, required to be made by Borrower to Lender upon the sale of a Timeshare Interest at an Applicable Resort, pursuant to any of the Sub-Loan Documents.

                    Released Property has the meaning set forth in Section 21.

                    Request for Sub-Loan Advance means a Request for Sub-Loan Advance as described in Section 2.4.

                    Reservation System means collectively, the method, arrangement or procedure including any computer network and software employed for the purpose of enabling or facilitating the operation of the system which enables each Purchaser or Club member to utilize his or her right to reserve a use period in a Club resort including any Applicable Resort in accordance with the provisions and conditions set forth in the Club Documents and a Unit at any Applicable Resort in accordance with the Applicable Timeshare Documents in the event the Reservation System for the Club is not operational at any time for whatever reason.

                    Retainage Disbursement Requirements has the meaning set forth in Section 8.5.

                    Securitization Bonds has the meaning set forth in Section 7.2.

                    Site Plan has the meaning set forth in Section 10.20.

                    Specifications means collectively, in connection with any Sub-Loan, the final plans and specifications for the Work to be performed on an Applicable Phase or Applicable Resort for which Lender has made or will make a Construction Advance as submitted to and approved by Lender, and all amendments, modifications and supplements thereto and all new plans and specifications with respect thereto, all of which are subject to the prior written approval of Lender.

                    Subcontractor has the meaning set forth in Section 11.5.

                    Sub-Loan or Applicable Sub-Loan means, individually and collectively, an acquisition, development, construction, inventory, or working capital loan made by Lender to Borrower in connection with an Applicable Resort or Applicable Phase. Each Sub-Loan must be approved by Lender in writing in its sole and absolute discretion. Attached hereto as Exhibit C is a current list of all Sub-Loans which exhibit shall be amended if and when additional Sub-Loans are added under this Master Facility.

                    Sub-Loan Account has the meaning set forth in Section 3.2.

                    Sub-Loan Advance Period means a period of time from the Initial Sub-Loan Advance, determined with respect to each Sub-Loan and set forth in each Sub-Loan Agreement.

                    Sub-Loan Agreement or Applicable Sub-Loan Agreement means, individually and collectively, the loan and security agreement (including all exhibits and schedules thereto) for each and every Sub-Loan, entered into by Lender and Borrower with respect to such Sub-Loan as it may be amended, restated, extended or supplemented from time to time.

                    Sub-Loan Approved Costs means the final, verifiable costs to purchase the Acquired Assets and/or to be financed pursuant to any Applicable Sub-Loan as disclosed in the final Sub-Loan Cost Certificate for any Applicable Sub-Loan, final approval of which has been granted by Lender.

                    Sub-Loan Architect’s Contract has the meaning set forth in Section 11.4.

                    Sub-Loan Borrowing Base means as to a particular Sub-Loan eighty-five percent (85%) of the Sub-Loan Approved Costs, but not in excess of $30,000,000 for each Sub-Loan.

                    Sub-Loan Closing Date means the effective date of any Sub-Loan Agreement as set forth in the heading of such Sub-Loan Agreement.

                    Sub-Loan Collateral means, individually and collectively, any and all collateral granted or available to Borrower to secure the payment by Borrower of all principal, interest, and other amounts owed to Lender by Borrower in connection with each Sub-Loan as such term is generally defined in Section 7.1 hereof and may be more particularly defined in the Applicable Sub-Loan Agreement.

                    Sub-Loan Construction Contract has the meaning set forth in Section 11.3.

                    Sub-Loan Cost Certificate has the meaning set forth in Section 11.2.

                    Sub-Loan Costs means all reasonable costs, expenses and fees incurred by Lender in connection with any Sub-Loan, including without limitation, those related to negotiating, preparing, documenting, closing and enforcing this Agreement, the Sub-Loan Agreement and all other Sub-Loan Documents including, but not limited to:

                    (a)          the cost of preparing, reproducing and binding this Agreement, any Sub-Loan Agreement, the Sub-Loan Documents and all exhibits and schedules thereto;

                    (b)          the legal fees, expenses and disbursements of Lender’s counsel;

                    (c)          Lender’s out-of-pocket expenses (including fees and expenses of the Lender’s counsel) relating to any Advances, amendments, waivers or consents;

                    (d)          all other fees and expenses (including fees and expenses of the Lender’s counsel) relating to any Advances, amendments, waivers or consents;

                    (e)          all costs, outlays, reasonable legal fees and expenses of every kind and character had or incurred in (1) the interpretation or enforcement of any of the provisions of, or the creation, preservation or exercise of rights and remedies under, any of the Sub-Loan Documents including the costs of appeal; (2) the preparation for, negotiations regarding, consultations concerning, or the defense or prosecution of legal proceedings involving any claim or claims made or threatened against the Lender arising out of this transaction or the protection of the Sub-Loan Collateral securing the Sub-Loan or Advances made hereunder, expressly including, without limitation, the defense by Lender of any legal proceedings instituted or threatened by any Person to seek to recover or set aside any payment or setoff theretofore, received or applied by the Lender with respect to the Obligations, and any and all appeals thereof; and (3) the advancement of any expenses provided for under any of the Sub-Loan Documents;

                    (f)          all fees and expenses relating to any escrow by the Title Company or any other escrow agent;

                    (g)          all costs and expenses incurred by Lender under the Sub-Loan;

                    (h)          all real and personal property taxes and assessments, documentary stamp and intangible taxes, sales taxes, recording fees, title insurance premiums and other title charges, document copying, transmittal and binding costs, appraisal fees, lien, judgment and litigation search costs, fees of architects, engineers, environmental consultants, surveyors and any special consultants, construction inspection fees, brokers fees, escrow fees, wire transfer fees, and all out-of-pocket expenses of Lender to conduct inspections or audits. Without limitation of the foregoing, Borrower shall pay the costs of UCC and other searches, UCC and other applicable Sub-Loan Document recording fees and applicable taxes, and premiums on each title insurance policy delivered to Lender pursuant to this Agreement and any Sub-Loan Agreement; and

                    (i)          all reasonable costs and expenses of Lender related to any meetings with Obligors or other Persons related to the transactions contemplated hereunder, audits or inspections of Obligors or the Applicable Resort including without limitation travel expenses.

                    Sub-Loan Documents means, individually and collectively, all documents and instruments that evidence or secure each Sub-Loan, including but not limited to any Sub-Loan Note, Sub-Loan Guaranty, Sub-Loan Agreement and Sub-Loan Mortgage executed and delivered to Lender in connection therewith, together with the Applicable Approved Construction Schedule and Applicable Approved Construction Budget. The form and content of each Sub-Loan Document shall be satisfactory to Lender, in its sole and absolute discretion, and approved by Lender in writing prior to any Advances made in respect of the Sub-Loan to which such Sub-Loan Document pertains. Borrower agrees not to amend, restate, or otherwise modify any Sub-Loan Documents in a material manner without Lender’s prior written consent, which consent may be granted or withheld, in Lender’s sole and absolute discretion. Copies of any such amended, restated, or otherwise modified Sub-Loan Document, as so approved by Lender, shall be provided to Lender promptly following the effective date thereof.

                    Sub-Loan Guaranty means, individually and collectively, a document or instrument executed by Guarantor and delivered to Lender, pursuant to which Guarantor guarantees the absolute and unconditional payment and performance of all of the Obligations pursuant to each and every Sub-Loan and all amounts secured by or under the Sub-Loan Documents; the term “Sub-Loan Guaranty” shall further include any document or instrument executed by Guarantor and delivered to Lender, pursuant to which the completion of construction of Work in accordance with the relevant Specifications and all Legal Requirements is guaranteed; and any amendment, restatement, extension or supplement thereto and any new guaranty or similar agreement given in substitution or replacement therefor and any new guaranty or surety agreement by any other Person with respect to all or any part of the Obligations.

                    Sub-Loan Maturity Date means the maturity date for each Sub-Loan as set forth in the Sub-Loan Documents.

                    Sub-Loan Mortgage means, individually and collectively, an Inventory Mortgage or a Construction Mortgage, which at any time encumbers an Applicable Phase or Applicable Resort and is security for a Sub-Loan Note.

                    Sub-Loan Note means, individually and collectively, any promissory note executed and delivered by Borrower to Lender in connection with any Sub-Loan that satisfies each of the following criteria:

                    (a)          The Sub-Loan that it evidences was originated by Lender in the ordinary course of its business;

                    (b)          Advances by Lender under such Sub-Loan Note may be used by the Borrower solely for purposes of acquiring, developing, constructing, improving, or providing working capital in connection with the Applicable Resort or Applicable Phase;

                    (c)          The applicable Sub-Loan Documents have been approved in writing by Lender;

                    (d)          Lender is the sole payee;

                    (e)          It is secured by a Sub-Loan Mortgage;

                    (f)          Principal and interest payments on it are payable to Lender in legal tender of the United States;

                    (g)          It provides for the payment to Lender of interest at the Interest Rate;

                    (h)          It requires such minimum amortization of principal as agreed to in writing in the Applicable Sub-Loan Agreement;

                    Notwithstanding a particular Sub-Loan Note’s satisfaction of all of the foregoing criteria or any terms, provisions, or conditions hereof to the contrary:

                    In no event shall Lender be required to make Advances hereunder if Advances in connection therewith, when added to all other Advances made by Lender under all of the Sub-Loans at such date of determination, would exceed the Maximum Master Facility Amount or the Maximum TFC Relationship Amount.

                    Sub-Loan Subcontract has the meaning set forth in Section 11.5.

                    Subordination Agreement means any agreement subordinating the obligations owed by an Obligor to a creditor to the Obligations owed by such Obligor to Lender.

                    Substantial Completion has the meaning set forth in Section 11.16.

                    Tenant Leases has the meaning set forth in Section 7.1(g).

                    Timeshare Interest means an undivided fee-simple interest or timeshare interval in a particular Unit or in an Applicable Phase or Applicable Resort as a whole, as a tenant in common with other owners of undivided interests in such Unit, Applicable Phase or Applicable Resort, or a lease, license, Club membership interest or other form of “right-to-use” timeshare interest, together with all rights, benefits, privileges, and interests appurtenant thereto, including but not limited to the right to use and occupy a Unit within the Applicable Phase, Applicable Resort and the Common Elements and Common Furnishings appurtenant to such Unit and/or the Applicable Resort during a reserved or assigned use period, all as more specifically described in the Applicable Declaration.

                    Title Company means an American Land Title Association company selected by Borrower and approved by Lender which is authorized and duly licensed to carry on a title insurance business in the Applicable Jurisdiction in which the Applicable Resort is located. The Title Company currently used by Borrower is First American Title Insurance Company.

                    Title Policy means ALTA extended coverage mortgagee’s loan policy of title insurance issued by the Title Company and complying with the provisions of Section 17.16 issued in connection with this Agreement and each Sub-Loan Agreement.

                    Trust Agreement means that certain Bluegreen Vacation Club Amended and Restated Trust Agreement dated as of May 18, 1994, as it may be amended or restated from time to time.

                    Unit means an apartment, condominium unit, commercial condominium unit, accommodation, assigned occupancy right, or other structure that is affixed to real property and designed and available, pursuant to applicable Legal Requirements, for use and occupancy as a vacation residence by one (1) or more individuals or for a commercial purpose pursuant to the Applicable Declaration, together with all related Common Elements, Common Furnishings, easements, and other appurtenances thereto to be included in the Sub-Loan Collateral.

                    Work means in connection with each Sub-Loan and Sub-Loan Agreement, the work being performed at an Applicable Phase or Applicable Resort all or a portion of which is to be funded by Lender as more fully described in the applicable Specifications for an Applicable Phase or Applicable Resort and in the Applicable Sub-Loan Agreement.

                    WSJ Prime Rate means the rate of interest published in the Wall Street Journal (Eastern Edition) under the designation “Money Rates” and described as “Prime Rate” or “Base Rate on Corporate Loans at Large U.S. Money Center Commercial Banks.” If the rate so published is shown as a range of rates, Lender will use the highest rate in such range as the WSJ Prime Rate. If such rate is no longer published or available, Lender will choose a comparable substitute rate based upon a national index, selected by Lender in its discretion.

          1.2.          Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender or cured and the cure accepted by Lender. Section, Subsection, clause, schedule, and exhibit references are to sections, subsections, clauses, schedules and exhibits in this Agreement unless otherwise specified. Any reference in this Agreement, any Sub-Loan Agreement or any of the Sub-Loan Documents to or any other document or agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, supplements, and restatements thereto and thereof, as applicable.

          1.3.          Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement, any Sub-Loan Agreement or any of the Sub-Loan Documents, as they may from time to time be amended or restated, shall be deemed incorporated herein by reference.

          1.4.          Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, any Sub-Loan Agreement or any of the Sub-Loan Documents, the same shall be determined or made in accordance with GAAP consistently applied at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement, any Sub-Loan Agreement or any of the Sub-Loan Documents.

SECTION 2. THE MASTER FACILITY.

          Lender hereby agrees to the Master Facility, including Advances under any Sub-Loans, in accordance with all of the terms, provisions, and conditions hereof, any Sub-Loan Agreement or under any of the Sub-Loan Documents.

          2.1.          Purposes. The proceeds of the Master Facility and each Sub-Loan shall be used exclusively to enable Lender to make acquisition, development, construction, inventory, and working capital Sub-Loans to Borrower in connection with Applicable Phases or Applicable Resorts as more particularly set forth in the Applicable Sub-Loan Agreement. A Sub-Loan may consist of an Acquisition Component and/or Construction Component as set forth in the Applicable Sub-Loan Agreement.

          2.2.          Qualified Sub-Loans. Lender shall have the right, in its sole and absolute discretion, to determine whether a particular loan constitutes a qualified Sub-Loan hereunder. Thereafter, Lender shall make such determinations in its reasonable discretion, based on its own analysis and internal recommendation and approval. Lender shall have the absolute and unconditional right to conduct its own due diligence with respect to each proposed Sub-Loan that Borrower proposes be deemed a qualified Sub-Loan hereunder, the reasonable costs of which shall be borne by Borrower. As part of such due diligence, Lender may, in its sole discretion, make or cause to be made, at Borrower’s sole cost and expense, Lender’s own physical inspection of the Applicable Resort and all contemplated Sub-Loan Collateral. No loan shall be deemed a qualified Sub-Loan hereunder unless and until Lender has so designated it in writing. Once Lender has approved a Sub-Loan, the parties will enter into a Sub-Loan Agreement and Sub-Loan Documents for the Applicable Resort or Applicable Phase which shall incorporate by reference the terms and conditions of this Agreement. All parties to any Sub-Loan Agreement will agree to become a party to this Agreement and agree to be bound by and comply with the terms hereof.

          2.3.     Advances.

                    (a)          Borrowing Term. No Advances of any Sub-Loan will be made by Lender hereunder after the last day of the Sub-Loan Advance Period. Advances for each Sub-Loan will be made to Borrower in accordance with the terms of this Agreement, any Sub-Loan Agreement and the other applicable Sub-Loan Documents. The term of this Agreement shall expire two (2) years from the Closing Date unless extended by an agreement in writing executed by the parties hereto; provided, however, each Sub-Loan will have its own Sub-Loan Advance Period as set forth in the Applicable Sub-Loan Agreement.

                    (b)          Components of Sub-Loans. A qualified Sub-Loan may contemplate the extension of credit on a revolving or non-revolving basis as set forth in the Applicable Sub-Loan Agreement. Each Sub-Loan may consist of different components including, without limitation, an acquisition, development, construction and/or inventory component.

                    (c)          Restrictions on Construction Advances. Lender shall have no obligation to make an Advance under any Sub-Loan: (i) more often than once during any calendar month, (ii) in an amount not less than $50,000 for each Advance, (iii) pursuant to a Request for Sub-Loan Advance received after the expiration of the applicable Sub-Loan Advance Period, or (iv) after the occurrence of an Incipient Default or an Event of Default.

                    (d)          Additional Restrictions on Advances. Notwithstanding anything to the contrary contained in Section 2, Lender shall have no obligation to make any Advance under the Sub-Loan which would cause the aggregate outstanding balance under the Sub-Loan to exceed (i) the maximum balance of the Sub-Loan as set forth in any Applicable Sub-Loan Agreement but in no event in excess of $30,000,000 for any Sub-Loan; (ii) 85% of the Sub-Loan Approved Costs; (iii) the Maximum Master Facility Amount; or (iv) the Maximum TFC Relationship Amount. On or prior to any Sub-Loan Closing Date, Borrower shall provide Lender with evidence in form and substance acceptable to Lender that Borrower has a minimum of fifteen percent (15%) equity in the Acquired Assets, Applicable Resort or Applicable Phase related to the Applicable Sub-Loan.

          2.4.          Requests for Advance under Sub-Loan. Except for Advances to pay Sub-Loan Costs and other Obligations of Borrower hereunder or under the Sub-Loan Documents, each Sub-Loan Advance shall be made pursuant to a Request for Sub-Loan Advance submitted to Lender in the form attached hereto as Exhibit A or Exhibit D, as applicable, with appropriate insertions and duly executed, together with all required supporting documentation. Each such Request for Advance under an Acquisition Component and/or a Construction Component thereof must be submitted to Lender at least ten (10) Business Days prior to the date the Advance is requested to be made, except in connection with the initial Advance with respect to the financing of Acquired Assets which can occur simultaneously with the closing under the Acquisition Contract through an escrow arrangement acceptable to Lender or as otherwise provided in a Sub-Loan Agreement.

          2.5.          Amounts in Excess of Maximum Master Facility Amount. With respect to any Sub-Loan, Lender shall have the right, but not the obligation, to fund amounts in excess of the Sub-Loan Borrowing Base or the Maximum Master Facility Amount from time to time to pay accrued and unpaid interest, to complete construction of the Work, or to correct or cure any Event of Default. Obligors agree that the correcting or curing by Lender of an Event of Default shall not cure the Event of Default under this Agreement or any Sub-Loan Agreement. Such excess amounts funded shall be deemed evidenced by the applicable Sub-Loan Note to the fullest extent possible and then by this Agreement and the Applicable Sub-Loan Agreement, shall bear interest at the Default Rate and shall also be secured by the Sub-Loan Collateral, the Sub-Loan Mortgage, the Sub-Loan Guaranty, and all other security and collateral for the Sub-Loan. Borrower hereby agrees to execute additional notes, mortgages, and other additional Sub-Loan Documents, and modifications thereto, promptly upon request by Lender, in favor of Lender, evidencing and securing amounts funded in excess of the Maximum Master Facility Amount.

          2.6.          Use of Proceeds. Advances under each Sub-Loan will be used by Borrower solely for the purposes described in Section 2.3 hereof and/or under the Applicable Sub-Loan Agreement.

          2.7.          Closing. The closing under this Agreement shall take place effective as of the Closing Date at such place as Lender may require, provided that all conditions for closing have been satisfied. Each Sub-Loan Agreement shall have its own Sub-Loan Closing Date as set forth therein.

          2.8.          Maximum TFC Relationship Amount. The aggregate maximum amount outstanding under all Sub-Loans, combined with the aggregate maximum amount outstanding under all loans, purchase or credit facilities to Borrower, Guarantor and Affiliates of Borrower and Guarantor from Lender or any Affiliate of Lender including, without limitation, all bonds or other securities or certificates purchased by Lender in connection with any Bluegreen securitization now or in the future shall not in the aggregate exceed the Maximum TFC Relationship Amount. As of the date hereof, Lender has purchased certain bonds in connection with Bluegreen’s 2007-A and 2008-A securitizations. The outstanding balance of such bonds shall be calculated as part of the Maximum TFC Relationship Amount.

SECTION 3. SUB-LOAN DOCUMENTS AND SUB-LOAN ACCOUNT.

          3.1.    Sub-Loan Documents. All Sub-Loan Documents shall be satisfactory in form and substance to Lender and Lender’s counsel. Borrower’s obligation to repay each Sub-Loan shall be evidenced by the Sub-Loan Note, and the Sub-Loan Note shall be payable with interest as provided herein and in the applicable Sub-Loan Documents. The Sub-Loan Mortgage shall be a first-priority lien upon the Mortgaged Property, subject only to the Permitted Liens and Encumbrances.

          3.2.    Sub-Loan Account. Lender will open and maintain on its books a Sub-Loan account (the “Sub-Loan Account”) with respect to Sub-Loan Advances made, repayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to Lender under the Applicable Sub-Loan Agreement and the other Sub-Loan Documents. Lender shall deliver monthly statements regarding the Sub-Loan Account to Borrower. Except in the case of manifest error in computation, the Sub-Loan Account will be conclusive and binding on Borrower as to the amount at any time due to Lender from Borrower under the Applicable Sub-Loan Agreement and the Sub-Loan Note as an account stated, except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date the applicable Sub-Loan Account statement has been received by Obligor.

SECTION 4. INTEREST RATE.

          4.1.    Interest Rate. Subject to the terms of any Sub-Loan Agreement to the contrary, until the occurrence of an Event of Default and after same is cured (if applicable) and the cure accepted by Lender, interest shall accrue and be payable on the average monthly outstanding principal balance of the Applicable Sub-Loan as follows:

                    (a)          From the Sub-Loan Closing Date until the first day of the month following the month during which the Sub-Loan Closing Date occurs, at a yearly rate which is equal to the Interest Rate in effect on the Sub-Loan Closing Date, and

                    (b)          On the first day of the second month following the month during which the Sub-Loan Closing Date occurs and on the first day of each month thereafter, the yearly rate at which interest shall be payable on the unpaid principal balance of the Applicable Sub-Loan Loan which is equal to the Interest Rate in effect on such date.

                    (c)          Notwithstanding anything herein to the contrary the interest rate accruing and payable on the Sub-Loan shall not be less than the Interest Rate in effect at such time. In the event of a conflict between this Agreement and any Sub-Loan Agreement or Sub-Loan Note, the interest rate set forth in the Applicable Sub-Loan Agreement or Sub-Loan Note shall control.

          4.2.          Default Rate. Subject to the terms of any Sub-Loan Agreement to the contrary, from and after the occurrence of an Event of Default (with respect to any Sub-Loan Agreement or Sub-Loan Document) until cured (if applicable) and the cure accepted by Lender, interest shall accrue and be payable on the unpaid principal balance of the Applicable Sub-Loan and all other Obligations under the Sub-Loan Documents at a rate (the “Default Rate”) which is four (4) percentage points higher than the rate provided in Section 4.1 or in any Applicable Sub-Loan Agreement if the interest rate is different therein. Any judgment obtained for sums due under the Sub-Loan Note or other Obligations under the applicable Sub-Loan Documents will accrue interest at the Default Rate until paid. Obligors acknowledge and agree that the Default Rate is reasonable in light of the increased risk of collection after occurrence of an Event of Default under any Sub-Loan.

          4.3.          Calculation of Interest. Interest will accrue as of Lender’s wiring of funds through Lender’s receipt of repayment of each Sub-Loan. Payment received by Lender after noon Eastern Time shall not be credited until the next succeeding Business Day. Interest will be calculated on the basis of a year of three hundred sixty (360) days and charged upon the actual number of days elapsed.

          4.4.          Limitation of Interest to Maximum Lawful Rate. Lender expressly disclaims any intent to contract for, charge or receive interest in an amount which exceeds the highest lawful rate. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the indebtedness incurred by Borrower hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such indebtedness until payment in full, so that the rate or amount of interest on account of such indebtedness does not exceed the usury ceiling from time to time in effect and applicable to the Sub-Loan.

SECTION 5. FEES.

          5.1.          Sub-Loan Funding Fee. Borrower agrees to pay to Lender a fee equal to one percent (1%) of each Sub-Loan Advance, payable at the time of each such Sub-Loan Advance unless otherwise provided in the Applicable Sub-Loan Agreement. Such fee shall not be refundable in whole or in part.

          5.2.          Late Charge. In the event that any payment required under any Sub-Loan (other than the sum due upon maturity or earlier acceleration of the Sub-Loan) is not received by Lender within ten (10) days after the due date, Obligors shall pay a late charge equal to five percent (5%) of the total amount of such payment to defray the expenses incident to handling such delinquent payments, and to compensate Lender for the harm and damages related to such late payments. Obligors hereby acknowledge and agree that such late charges are reasonable in light of the anticipated and the actual harm caused by the late payments, the difficulties of proof of loss, harm and damages, and the inconvenience and non-feasibility of Lender otherwise obtaining an adequate remedy.

          5.3.     General. All of the fees described above are not refundable in whole or in part even if the full amount of any Sub-Loan or the Master Facility is not advanced. Lender is irrevocably authorized to advance the sums necessary to pay all or any portion of such fees when due and payable to itself from the proceeds of an Advance or as an Advance under the Applicable Sub-Loan.

SECTION 6. PAYMENTS.

          6.1.     General. Borrower agrees punctually to pay or cause to be paid to the Lender all principal and interest due under any Sub-Loan or in respect of the Sub-Loan. Borrower shall make the following payments on each Sub-Loan:

                    (a)          Interest. Subject to the terms of any Sub-Loan Agreement or Sub-Loan Note to the contrary, interest only on the outstanding principal balance of the Sub-Loan Note or in respect to the Sub-Loan owed during the prior calendar month shall be payable monthly on the twentieth (20th) day of each calendar month, commencing on the 20th day of the month following the month in which any Sub-Loan is closed. The first interest payment shall include interest accrued between the Sub-Loan Closing Date and the last day of the month in which the Sub-Loan is closed. At Lender’s discretion interest not paid when due may be added to the principal balance of any Sub-Loan.

                    (b)          Principal.

                                  (i)          The entire outstanding principal balance of each Sub-Loan, all accrued and unpaid interest thereon and all other sums due in connection therewith shall be payable in full, if not earlier paid pursuant to the terms of this Agreement, the Sub-Loan Agreement and of the Sub-Loan Documents, on the Sub-Loan Maturity Date.

                                  (ii)          In addition to all other payments required, upon the sale (and expiration of any applicable rescission period) of each Timeshare Interest planned in the Applicable Phase which is subject to the Lien of Lender’s Sub-Loan Mortgage as of the Sub-Loan Closing Date, Borrower shall make a Release Payment consisting of a principal reduction payment on the Applicable Sub-Loan in an amount equal to an agreed upon percentage of the sales price per sale of each Timeshare Interest sold and released from the Lien of the Sub-Loan Mortgage and other Sub-Loan Documents at the Applicable Resort which percentage shall be specifically provided in the Applicable Sub-Loan Agreement. Each Release Payment shall be made by the 20th day of the calendar month following the month of the sale (and expiration of any applicable rescission period) of the applicable Timeshare Interest. The Release Payment shall be redetermined and adjusted either to increase or decrease the amount of the Release Payment, as appropriate, no more often than once at the end of each consecutive three (3) month period following the execution of each Sub-Loan Agreement, as reasonably determined by Lender, so that upon the sale of 85% of the Timeshare Interests subject to the Lien of Lender’s Sub-Loan Mortgage as of the Sub-Loan Closing Date, the Sub-Loan will be repaid in full. In the event of any conflict between this provision (including without limitation the percentages and dates set forth herein) and the applicable Release Payment provision in any Sub-Loan Agreement or Sub-Loan Mortgage, the terms of the Sub-Loan Agreement or Sub-Loan Mortgage shall control.

                                  (iii)          Notwithstanding anything herein to the contrary, the Sub-Loan Agreement may provide for Release Payments which differ from those set forth in (ii) above or for cumulative minimum annual or semi-annual principal repayments to be made by Borrower by certain dates prescribed therein.

          To the extent such payments have not been made as a result of Release Payments, Borrower shall make such payments from other funds on the applicable date set forth above.

                    (c)          Partial Releases. Under no circumstances shall Lender execute and deliver any partial releases from the Lien of a Sub-Loan Mortgage (i) unless and until the Release Payment that corresponds to the Unit or Timeshare Interest in question, pursuant to the Sub-Loan Documents, has been paid to and received by Lender or (ii) if a Default or Event of Default has occurred under such Sub-Loan Documents. Lender shall not be responsible for any of the costs incident to the preparation and recording of partial releases.

                    (d)          Final Payment. Notwithstanding any term, provision, or condition hereof to the contrary, the entire outstanding principal balance of the Sub-Loan, together with any and all accrued but unpaid interest thereon and all other Obligations under each Sub-Loan Agreement or Sub-Loan Documents, shall immediately be paid via wire transfer by Borrower to Lender and otherwise be satisfied in full on or before the earlier to occur of (i) the occurrence of an Event of Default hereunder or under the Applicable Sub-Loan Agreement; or (ii) the Sub-Loan Maturity Date.

          6.2.     Reinstatement of Obligations. Obligors agree that, to the extent any payment or payments are made on any Obligations and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

          6.3.     Prepayment.

                    (a)          Voluntary. Any Sub-Loan may be prepaid at any time by Borrower without penalty or premium.

                    (b)          Mandatory. If at any time and for any reason, the outstanding unpaid principal balance of the Sub-Note exceeds the aggregate amount of the applicable Sub-Loan Borrowing Base, then, within five (5) days following Borrower’s receipt of telecopied notice from Lender of the occurrence of such excess over the applicable Sub-Loan Borrowing Base or, absent such telecopied notice, within fifteen (15) days after the end of the calendar month in which such excess first occurred,

Borrower shall prepay the outstanding principal balance of the Sub-Loan Note in an amount equal to the difference between the outstanding principal balance of the applicable Sub-Loan Note and the aggregate amount of the applicable Sub-Loan Borrowing Base. Additionally, Borrower will be obligated to make cumulative minimum annual or semi-annual principal prepayments as required under each Applicable Sub-Loan Agreement.

          No prepayment premium or penalty shall be due Lender in connection with any voluntary or mandatory prepayment of any Sub-Loan.

          6.4.    Indemnity. Obligors agree to indemnify Lender against any loss or expense which Lender sustains or incurs as a consequence of an Event of Default in respect to any Sub-Loan, including, without limitation, any failure of Obligors to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement, the Applicable Sub-Loan Agreement or the other Sub-Loan Documents. If Lender sustains or incurs any such loss or expense it will notify Obligors in writing of the amount determined in good faith by Lender to be necessary to indemnify it for the loss or expense. Such amount will be due and payable by Obligors to Lender within five (5) Business Days after receipt by Obligor of a statement setting forth a brief explanation of and its calculation of such amount, which statement shall be conclusively deemed correct absent manifest error. Any amount payable by Obligors under this Section in connection with any Sub-Loan will bear interest at the Default Rate from the due date until paid, both before and after judgment.

SECTION 7. SECURITY; GUARANTY.

          7.1.    Security. The Obligations shall be secured by, and Borrower hereby unconditionally grants to Lender a first priority Lien upon and security interest in (unless otherwise agreed to in the Sub-Loan Agreement), all of the following Property whether now owned or hereafter acquired of whatever character to the extent of any Borrower’s (under any Applicable Sub-Loan Agreement) right, title and interest therein (collectively, the “Sub-Loan Collateral”):

                    (a)          The Applicable Phase or Applicable Resort Land, the Units and the Timeshare Interests thereon, together with all improvements, Amenities, fixtures, leases, rents, common areas and Common Elements, all easements, rights-of-way, privileges and appurtenances belonging or in any way appertaining thereto or which are encumbered by any applicable Sub-Loan Mortgage securing a Sub-Loan Note in connection with a Sub-Loan (individually as to a single Sub-Loan and collectively as to all Sub-Loans, the “Mortgaged Property”).

                    (b)          All existing and future equipment, furnishings, inventory, supplies, apparatus, appliances, furnishings, machinery, plumbing, heating, ventilation, air conditioning system, and fixtures, accounts, accounts receivable, chattel paper, contract rights, documents, instruments, and general intangibles at any time located at, arising out of the use of, and/or used in connection with the operation of the Mortgaged

Property, with appropriate non-disturbance language relating to common area equipment, fixtures and furniture.

                    (c)          All Contracts that remain encumbered by the Lien of Lender’s Sub-Mortgage, together with all downpayments, deposits and proceeds thereof in connection with such Contracts until the payment of the agreed upon Release Payments to Lender and the partial release of Lender’s Lien as evidenced by the applicable Sub-Loan Mortgage.

                    (d)          All existing and future payment and performance bonds (if any) of the Contractor with respect to the Work.

                    (e)          All existing and future leases, occupancy or rental agreements, subleases, licenses, concessions, entry fees, or other agreements which grant a possessory interest in and to, or the right to use the Mortgaged Property, or any portion thereof (collectively, the “Tenant Leases”).

                    (f)          All existing and future leases, subleases, licenses, concessions, entry fees or other agreements which grant a possessory interest in and to, or the right to use, the commercial space or any portion of the Mortgaged Property thereof (the “Commercial Leases”).

                    (g)          All of the existing and future rents (excluding rents payable to the Applicable Association in its capacity as lessor of any Property), revenues, income, proceeds, royalties, profits and other benefits payable for using, leasing, licensing, possessing, operating from or in, or otherwise enjoying the Mortgaged Property pursuant to the Tenant Leases and the Commercial Leases, including, without limitation, damages received upon the occurrence of a default under any of the Tenant Leases and the Commercial Leases and all proceeds payable under any policy of insurance covering loss of rents with respect thereto (collectively, the “Lease Income”). Borrower shall be entitled to all Lease Income for working capital purposes unless an Event of Default has occurred.

                    (h)          All other existing and future agreements to which Borrower is or becomes a party or holds any interest therein and which in any way relate to the use, occupancy, maintenance or enjoyment of the Mortgaged Property, including, but not limited to, all escrow and reserve accounts, Applicable Resort Contracts, Applicable Timeshare Documents, utility contracts, maintenance agreements, Management Agreements, sub-management agreements and service contracts, the Applicable Declarations (and Declarant’s rights, privileges, entitlements and interests thereunder to the extent Borrower is Declarant or a successor or assign of Declarant), any voting rights and rights and interests in the Applicable Association of Borrower or assigned to Borrower, and any agreement guaranteeing the performance of the obligations contained in any of the foregoing agreements, all as they relate to the Mortgaged Property.

                    (i)          All proceeds arising from the rental of any Timeshare Interest or Unit, subject to the Lien of Lender’s applicable Sub-Loan Mortgage.

                    (j)          All books, records, ledger cards, files, correspondence, computer tapes and disks, as all of the foregoing pertain to the Mortgaged Property.

                    (k)          All hardware used in the management, sales, construction, servicing or operation of the Mortgaged Property.

                    (l)          All Points with respect to the Mortgaged Property and all rights arising on account of such Points under the Club Documents.

                    (m)         All intellectual property, software and other personal property related to the Mortgaged Property to the extent solely owned by Borrower including, without limitation to the extent assignable, the naming rights to “the Applicable Resort”, and specifically excluding, without limitation, any such intellectual property, software and personal property owned by Guarantor or any Affiliate.

                    (n)         To the extent permissible by law, any existing or future development agreements for the Mortgaged Property.

                    (o)          All existing and future development, construction, engineering, design services and other agreements for the timesharing of labor and/or materials in connection with the development and construction work related to the Mortgaged Property, contracts between Borrower, Guarantor, and any architect, planner, contractor, engineer, inspector or sub-contractor together with payment and performance bonds related to the Work and all plans, Specifications, drawings, books and records related to the Work.

                    (p)          All of Borrower’s rights in and to any and all easements, contracts, leasehold interests (whether as lessor or lessee), permits, licenses, and approvals in respect of all or any portion of the Mortgaged Property;

                    (q)          Extensions, additions, improvements, betterments, renewals, substitutions, and replacements of, for, or to any of the foregoing, wherever located, together with the products, proceeds, issues, rents, and profits thereof and any replacements, additions, or accessions thereto or substitutions thereof, and all rights in or under insurance policies, judgments, claims, settlements, awards and to the proceeds of any of the foregoing, all rights to unearned or refunded insurance premiums, and the proceeds of any condemnation awards or any claims regarding any of the foregoing;

                    (r)          All now owned or hereafter acquired right, title, and interest of Lender in and to any and all of the collateral for any Sub-Loan and any other credit facility now or in the future between Lender and Borrower or an Affiliate of Borrower; and

                    (s)          Any and all cash and non-cash proceeds of the foregoing.

          All liens and security interests shall be first priority liens and security interests. Borrower and Lender hereby agree that this Agreement shall be deemed to be a security agreement under the Uniform Commercial Codes of the States of Rhode Island and any other Applicable Jurisdiction. Accordingly, in addition to any other rights and remedies available to the Lender hereunder, Lender shall have all the rights of a secured party under the Rhode Island and Uniform Commercial Codes of any other Applicable Jurisdiction.

          Borrower consents and agrees that Lender shall not be under any Obligation to marshal any assets in favor of Borrower or against or in payment of any or all of the Obligations.

          The above-described liens and security interests shall not be rendered void by the fact that no Obligations exist as of any particular date, but shall continue in full force and effect until all Obligations have been fully and finally paid, performed and satisfied, Lender has no agreement or commitment outstanding pursuant to which Lender may extend credit to or on behalf of Borrower and Lender has executed termination statements or releases with respect thereto.

          Notwithstanding the foregoing the Mortgaged Property and Sub-Loan Collateral shall not include the Released Property, the Reservation System, the Club Management Contract or any rights to the name “Bluegreen” or “Bluegreen Vacation Club” or any variation thereof.

          7.2.          Cross-Default and Cross-Collateral. An Event of Default hereunder or under any Sub-Loan Agreement or Sub-Loan Documents shall constitute a default under any other loan documents between Borrower or Guarantor and Lender and vice versa, including, without limitation, any other Sub-Loan Agreements or Sub-Loan Documents. At all times hereunder, all Sub-Loan Collateral with respect to any Sub-Loan Agreement or Sub-Loan Documents shall secure and collateralize the Applicable Sub-Loan and each and every Sub-Loan covered by the terms hereof and under any Sub-Loan Agreement. The Sub-Loan Collateral for any Applicable Sub-Loan shall be released upon payment in full of the Applicable Sub-Loan for which it serves as primary security so long as there is no Event of Default under the Applicable Sub-Loan Agreement or any other Sub-Loan Agreement for which there is any amount outstanding and unpaid at the time of the occurrence of such Event of Default. If an Event of Default hereunder or under any Sub-Loan Document exists at the time of such requested release and during the time such Event of Default is continuing, Lender shall not be obligated to release any existing Sub-Loan Collateral. Notwithstanding the foregoing to the contrary, a default under any of the existing or future bonds or other securities or certificates purchased by Lender in connection with any securitization undertaken by a Bluegreen entity or Affiliate now or in the future (collectively, “Securitization Bonds”) will not constitute a Default or Event of Default hereunder or under any Sub-Loan Agreement or other Sub-Loan Documents and a Default or Event of Default under any Sub-Loan Agreement or other Sub-Loan Documents will not constitute a default under any of the Securitization Bonds.

          7.3.          Sub-Loan Guaranty. With respect to any Sub-Loan, the lien free Completion of the Work with respect to any Sub-Loan Collateral in an Applicable Resort for which Lender has or will make Construction Advances, and the prompt payment and performance of all Obligations shall be unconditionally and irrevocably guaranteed by Guarantor.

          7.4.          Additional Documents and Future Actions. Borrower will, at its sole cost, take such actions and provide Lender from time to time with such agreements, financing statements and additional instruments, documents or information as Lender may in its discretion deem necessary or advisable to perfect, protect, maintain or enforce the security interests in the Sub-Loan Collateral, to permit Lender to protect or enforce its interest in the Sub-Loan Collateral, or to carry out the terms of the Loan Documents. Borrower hereby authorizes and appoints Lender and any officer of Lender as its attorney-in-fact, with full power of substitution, to take such actions as Lender may deem advisable to protect the Sub-Loan Collateral and its interests thereon and its rights hereunder, to execute on Borrower’s behalf and file at Borrower’s expense financing statements, and amendments thereto, in those public offices deemed necessary or appropriate by Lender to establish, maintain and protect a continuously perfected security interest in the Sub-Loan Collateral, and to execute on Borrower’s behalf such other documents and notices as Lender may deem advisable to protect the Sub-Loan Collateral and its interests therein and its rights hereunder. Such power being coupled with an interest is irrevocable.

          7.5.          Location of Sub-Loan Collateral. Borrower agrees that all tangible Sub-Loan Collateral which is not delivered to Lender pursuant to this Agreement or any Sub-Loan Agreement or Sub-Loan Documents will remain, at all times, at Borrower’s business location at the Applicable Resort or at Borrower’s principal place of business, and Borrower may not transfer such Sub-Loan Collateral from such premises other than in connection with the ordinary course of business without the prior written approval of Lender.

          7.6.          Insurance and Protection of Collateral. Borrower agrees it and/or the Applicable Association shall maintain and pay for insurance upon the Mortgaged Property as contemplated by the Applicable Declaration as evidenced by the Agreement to Provide Insurance during the construction of Work at the Applicable Phase or Applicable Resort.

SECTION 8. CONSTRUCTION ADVANCE PROCEDURES.

          8.1.          General. Except as otherwise provided in the Sub-Loan Agreement, the funding of Construction Advances shall be in accordance with such procedures as Lender may require, including without limitation, disbursement through the Title Company or an escrow agent acceptable to Lender if Lender so requires.

          8.2.          Disbursement Agent. In the event Lender is funding Construction Advances under an Applicable Sub-Loan Agreement, a disbursement agent for each Sub-Loan acceptable to Lender (the “Disbursement Agent”) shall be retained by Lender at Borrower’s reasonable cost and expense. The Disbursement Agent shall review and verify all requests for Construction Advances and all other information required under Section 18 for a Construction Advance, any additional information required by the applicable Sub-Loan Agreement and all other information deemed necessary by Lender related to the progress of the Work. Lender and Borrower agree that the Disbursement Agent at Lender’s request shall disburse Construction Advances directly to Title Company, Contractor or Subcontractors. The Disbursement Agent may be the Title Company or other person or entity acceptable to Lender or Lender’s personnel. If Lender’s personnel act as Disbursement Agent, Borrower shall still be responsible for all reasonable costs and expenses related thereto.

          8.3.    Payment of Bills. Lender shall be under no duty or obligation to ascertain whether Borrower or the Disbursement Agent has used or will use the Sub-Loan proceeds for the payment of bills incurred by Borrower in connection with the Work. Payment of all bills for labor and materials in connection with the Work shall be Borrower’s responsibility, and Lender’s sole obligation shall be to advance the proceeds of any Sub-Loan subject to, and in accordance with this Agreement and the Applicable Sub-Loan Agreement. At no time shall Lender be obligated to disburse funds in excess of amounts recommended by the Inspector. Borrower is solely responsible for obtaining any permanent financing, bridge financing, or other financing which may be necessary to repay any Sub-Loan on or prior to the applicable Sub-Loan Maturity Date.

          8.4.    Construction Sub-Loan Portion. Loan proceeds for the items and in the maximum amounts listed on the Sub-Loan Cost Certificate shall only be disbursed at such time as Lender (or the Disbursement Agent, as applicable) has received a Request for Sub-Loan Advance and documents required pursuant to Section 18 for a Construction Advance, any additional information required by the applicable Sub-Loan Agreement and Borrower has provided Lender (or the Disbursement Agent, as applicable) with such other information that Lender (or the Disbursement Agent, as applicable) shall require to evidence that all Work covered by each such Request for Sub-Loan Advance has been completed.

          8.5.    Retainage; Conditions Precedent to Final Disbursements for Each Sub-Loan. Funds for each Sub-Loan held by Lender as retainage for construction costs with respect to such Sub-Loan shall be disbursed by Lender upon compliance with the requirements set forth in this Subsection 8.5 and the requirements for all other disbursements as set forth above and in any applicable Sub-Loan Agreement (collectively, the “Retainage Disbursement Requirements”). The Retainage Disbursement Requirements for the Work shall include:

                    (a)          Occupancy Permits. Receipt by Lender of a copy of the final permits and approvals necessary or required from all authorities whose approval is required for the lawful use, occupancy and operation of the Applicable Phase or the Applicable Resort after Completion of the Work.

                    (b)          Final Releases of Lien: Contractor’s Affidavit. Receipt by Lender of a “Conditional Waiver and Release Upon Final Payment” executed by the Contractor and all applicable Subcontractors performing work or supplying materials and paid for by such retainage Advance in form and content acceptable to Lender and in conformance with the Applicable Mechanics Lien Law, together with any and all additional affidavits of all such parties sufficient in the opinion of Lender’s counsel to comply with the Applicable Mechanics Lien Law, and to remove any and all mechanics’ and materialmen’s liens (inchoate or otherwise) affecting title to the Applicable Phase or Applicable Resort, which might arise related to such work or materials.

                    (c)          Certificates of Completion. Certificates of Substantial Completion for the hard cost of the Work utilizing customary AIA forms or the equivalent thereof signed by the Architect, Contractor and Borrower with respect to each Sub-Loan. Borrower’s certificate shall confirm that all furniture, fixtures and equipment which are part of the Work funded by Lender have been delivered, installed and paid for in full or the retainage for such furniture, fixtures and equipment which has not been delivered, installed or fully paid for shall not be funded by Lender until delivered, installed and fully paid for.

                    (d)          Other Evidence. Such other evidence as Lender may require to establish that the Work to be paid with such retainage Advance has been completed in compliance with all applicable zoning and other requirements of the public authorities having jurisdiction, including but not limited to, compliance with all applicable Legal Requirements.

                    (e)          As-Built Plans. One set of one-half size (11x17) detailed as-built plans related to the Work must be submitted to Lender promptly after such Work is completed, but in no event later than two (2) months from the issuance of the Certificates of Substantial Completion for the Work, which plans must be approved and identified as such in writing by Borrower, the Architect, and the Contractor with respect to each Sub-Loan, and must include plans for architectural, structural, mechanical, plumbing, electrical and all site development (including storm drainage, utility lines and landscaping) work.

                    (f)          As-Built Survey. As to the final Advance with respect to any Sub-Loan in which Lender has funded Construction Advances, receipt by Lender of one original set of one-half size (11x17) satisfactory As-Built Survey prepared by a licensed surveyor satisfactory to Lender and the Title Company, in accordance with the plans and showing all of the applicable Units and each applicable building in place, including, without limitation, striping of parking areas, a statement as to the number of parking spaces and such other matters as Lender shall require (“As-Built Survey”). The survey shall be prepared in accordance with the Standards set forth by ALTA/ACSM 1988 Minimum Survey Requirements, shall be certified to Lender and the Title Company and shall include a narrative metes and bounds or platted description of the boundaries of the Mortgaged Property, the area of the Mortgaged Property and of each of the applicable Units and buildings (then completed) and the location and dimensions of all easements and improvements. The surveyor must include on the As-Built Survey a signed statement certifying the existence or a narrative statement certifying the existence or nonexistence of any encroachment from or onto the Mortgaged Property and must include the date of the As-Built Survey and the surveyor’s registration number and seal and such other matters as the Title Company may require, in form and substance satisfactory to Lender and the Title Company.

                    (g)          Insurance. Insurance coverage shall have been broadened to include all forms of insurance related to the Mortgaged Property, and as reasonably required by Lender in form satisfactory to Lender, subject to the terms of the Applicable Declaration and the applicable Agreement to Provide Insurance for the subject Sub-Loan.

                    (h)          Exception. Notwithstanding the foregoing restrictions, Lender may at its discretion release the specific 10% retainage amounts for individual line items set forth in the applicable Sub-Loan Cost Certificate prior to the satisfaction of all of the Retainage Disbursement Requirements with respect to a Sub-Loan, provided that, (i) no Incipient Default or Event of Default has occurred, (ii) each of the Subcontractors being paid such retainage amounts executes and delivers to Lender a “Conditional Waiver and Release Upon Final Payment” and (iii) all of the Work described in such line item has been completed and Lender has received certifications from Borrower, Contractor, Inspector (or Lender’s construction consultant) and Architect confirming such completion, all in form and content acceptable to Lender.

          8.6.    Deposit of Funds Advanced/Advances to Disbursement Agent, Architect, Contractor and Subcontractors. Lender, at its option, may make any or all Construction Advances with respect to any Sub-Loan directly to the Disbursement Agent (for disbursement to Borrower, Contractor, Architect or any Subcontractor) or to the Contractor and any Subcontractor. The execution of this Agreement by Borrower shall and hereby does constitute an irrevocable direction and authorization to Lender to so advance the funds. No further direction or authorization from Borrower shall be necessary to warrant such direct advances to the Disbursement Agent, the Contractor, the Architect or any Subcontractor and all such Construction Advances shall satisfy completely Lender’s obligations hereunder and shall be secured by the Sub-Loan Collateral as fully as if made to Borrower, regardless of the disposition thereof by the Disbursement Agent, the Contractor, the Architect or any Subcontractor. Lender shall assume no liability under the Architect’s Contract, Construction Contract or any Sub-Loan Subcontract by virtue of directly paying the Architect, Contractor or any Subcontractor.

          8.7.    Advances Do Not Constitute a Waiver. No Sub-Loan Advance for construction purposes shall constitute a waiver of any condition of Lender’s obligation to make further Sub-Loan Advances for construction purposes.

SECTION 9. REPRESENTATIONS AND WARRANTIES.

          As an inducement to Lender to advance funds to any Borrower under any Sub-Loan Agreement, Borrower (and each Borrower under any Sub-Loan Agreement) and Guarantor hereby, jointly and severally, represent and warrant to Lender as follows as of the date hereof and as of any Sub-Loan Closing Date (unless as otherwise expressly set forth in the Applicable Sub-Loan Agreement).

          9.1.    Organization; Power.

                    (a)          Borrower. Borrower (i) is a corporation (or other entity) duly incorporated, validly existing in good standing under the laws of the State of Florida in the case of Bluegreen Vacations Unlimited, Inc. or the jurisdiction in which it is organized or incorporated in connection with any other Sub-Loan Borrower; (ii) is duly qualified to do business as a foreign corporation (or other entity) and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under this Agreement or any Sub-Loan Agreement makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on its business or its ability to perform its obligations under this Agreement, any Sub-Loan Agreement or any other Sub-Loan Documents to which it is a party or under the transactions contemplated hereunder or thereunder; and (iii) has all requisite corporate (or other requisite) power and authority to own its properties, to conduct its business, to execute and deliver this Agreement, any Sub-Loan Agreement or any other Sub-Loan Documents and all documents and transactions contemplated hereunder or thereunder and to perform all of its Obligations under this Agreement, any Sub-Loan Agreement and any other Sub-Loan Document to which it is a party or under the transactions contemplated hereunder or thereunder.

                    (b)          Guarantor. Guarantor (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts; (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under this Agreement, or any Sub-Loan Agreement makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on its business or its ability to perform its obligations under this Agreement, any Sub-Loan Agreement or the Sub-Loan Guaranty; and (iii) has all requisite corporate power and authority to own its properties, to conduct its business, to execute and deliver this Agreement, any Sub-Loan Agreement and the Sub-Loan Guaranty and to perform all of its obligations under this Agreement, the Sub-Loan Agreement and Sub-Loan Guaranty.

                    (c)          Association. The Applicable Association is a non-profit corporation duly organized, validly existing and in good standing under the laws of the Applicable Jurisdiction, having full power and lawful authority to perform its obligations under the Applicable Declaration and carry on its business as now being conducted or as proposed to be conducted.

                    (d)          Manager. Manager is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, duly licensed in any Applicable Jurisdiction as required, and having full power and lawful authority to act as the Manager of the Applicable Resort, to perform its obligations under the

Management Agreement and to carry on its business as now being conducted and as proposed to be conducted.

          9.2.          Authorization; No Legal Restrictions; No Breach of Other Agreements. The execution, delivery and performance by Borrower of this Agreement, any Sub-Loan Agreement and the other Sub-Loan Documents has been duly authorized by all necessary corporate action by Borrower and does not and will not: (i) violate any provision of the Governing Documents of Borrower, or any agreement, law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect to which Borrower is a party or is subject; (ii) result in, or require the creation or imposition of any Lien upon or with respect to any asset of Borrower other than Liens in favor of Lender; or (iii) result in a breach of or constitute a default by Borrower under, any indenture, loan or credit agreement or any other agreement, document, instrument or certificate to which Borrower is a party or by which it or any of its assets are bound or affected.

          9.3.          Approvals; Licenses, Etc. No approval, authorization, order, license, permit, franchise or consent of or registration, declaration, qualification or filing with, any governmental authority or other Person, including without limitation, any Governmental Agency or Applicable Association is required in connection with the execution and delivery by Borrower of this Agreement, any Sub-Loan Agreement or any of the Sub-Loan Documents.

          9.4.          Enforceability. This Agreement, the Applicable Sub-Loan Agreement and the other Sub-Loan Documents constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

          9.5.          Title. Borrower has and will have good and marketable title to the Sub-Loan Collateral, free and clear of any Lien, security interest, charge or encumbrance except for the Liens created by this Agreement, any Sub-Loan Agreement or any Sub-Loan Document or otherwise created in favor of Lender, subject to the applicable Permitted Liens and Encumbrances. Borrower has good and marketable title to the Units and Timeshare Interests comprising a portion of the Mortgaged Property, and all rights, properties and benefits appurtenant to or benefiting them, subject to the Permitted Liens and Encumbrances and the Applicable Timeshare Documents established by Borrower, subject to Lender’s approval.

          9.6.          Liens. The execution and delivery of the Sub-Loan Documents, the filing of the applicable UCC-1 Financing Statements with the applicable Secretary of State’s or other recording office and the recording of the applicable Sub-Loan Mortgage, the applicable Assignment of Property Rights and a UCC-1 Financing Statement in the public records of the Applicable Jurisdiction will constitute in favor of Lender a valid and perfected continuing first-priority Lien and security interest in the Sub-Loan Collateral. Lender is not and shall not be required to take, and Borrower has taken any and all required steps to protect Lender’s Liens and security interests in the Sub-Loan Collateral and Lender is not and shall not be required to collect or realize upon the Sub-

Loan Collateral or any distribution of interest or principal, nor shall loss of or damage to, the Sub-Loan Collateral release Borrower or Guarantor from any of the Obligations.

          9.7.          Financial Statements and Financial Condition. The financial statements of Obligors fairly present the respective financial conditions and results of operations of Borrower and Guarantor as of the date or dates thereof and for the periods covered thereby. There were no material liabilities, direct or indirect, fixed or contingent, of Borrower or Guarantor as of the dates of such financial statements which were not reflected therein or in the notes thereto, which have not otherwise been disclosed to Lender in writing or otherwise set forth in Guarantor’s SEC filings. Except for any such changes heretofore expressly disclosed in writing to Lender, there has been no material adverse change in the respective financial conditions of Borrower or Guarantor from the financial conditions shown in their respective financial statements, nor has Borrower or Guarantor incurred any material liabilities, direct or indirect, fixed or contingent, which are not shown in their respective financial statements or reflected in the notes thereto.

          Borrower is able to pay all of its debts as they become due. Borrower shall maintain such solvent financial condition, giving effect to the Obligations, as long as Borrower is obligated to Lender under this Agreement, any Sub-Loan Agreement, or Sub-Loan Documents, or in any other manner whatsoever. Borrower’s obligations under this Agreement, any Sub-Loan Agreement or Sub-Loan Documents will not render Borrower unable to pay its debts as they become due. The fair market value (as of any applicable Sub-Loan Closing Date) of Borrower’s assets is greater than the amount required to pay its respective total liabilities.

          9.8.          Taxes. Except as set forth in any applicable exhibit or schedule to any Applicable Sub-Loan Agreement: (a) Borrower has paid and will pay in full all real property, personal property, income, sales, ad valorem and other taxes and assessments against the Mortgaged Property and the Sub-Loan Collateral or otherwise payable by Borrower, (b) Borrower knows of no basis for any additional taxes or assessments against the Mortgaged Property, the Sub-Loan Collateral or Borrower; (c) Borrower has filed all tax returns required to have been filed by then and has caused Applicable Association to file all tax returns required to have been filed by then, and (d) has paid or caused Applicable Association to pay all taxes shown to be due and payable on such returns, including interest and penalties, and all other taxes which are payable by it or Applicable Association, as the case may be, to the extent the same have become due and payable.

          With respect to real estate taxes against the Mortgaged Property and Sub-Loan Collateral, each whole Unit (if it is a condominium Unit) will have a separate tax lot number and each such Unit is separately billed by the applicable governmental entity for real estate taxes. Such bills are received by the Applicable Association. The Applicable Association sends bills to each Owner of a Timeshare Interest or Vacation Trust, Inc., a Florida corporation in its capacity as trustee under the Club’s Trust Agreement for such Owner’s pro-rata share of the real estate taxes assessed and billed to the applicable Unit.

          To the extent that the Applicable Association holds insufficient funds to pay any real estate taxes for the Mortgaged Property and Sub-Loan Collateral then due and payable, Borrower (during the time it is maintaining direct or indirect control of the Applicable Association) will pay the amount of such deficiency to the Applicable Association to enable the Applicable Association to pay all real estate taxes related to the Mortgaged Property and Sub-Loan Collateral when due and prior to the incurrence of any penalties. Borrower will comply with the above-described procedures and will not amend, modify or terminate such procedures without the prior written consent of Lender.

          9.9.          Subsidiaries; Affiliates and Capital Structure. Except as referenced or as set forth in any exhibit or schedule to any Applicable Sub-Loan Agreement, Borrower has no subsidiaries or Affiliates other than Manager which have any involvement or interest in the Sub-Loan Collateral in any way. Borrower is a wholly-owned subsidiary of Guarantor. None of the owners of any interests in Borrower are parties to any proxies, voting trusts, shareholders agreements or similar arrangements pursuant to which voting authority, rights or discretion with respect to Borrower is vested in any other Person.

          9.10.        Litigation Proceedings, Etc. Except as described on Schedule 9.10 attached hereto or as updated from time to time in any exhibit or schedule to any Applicable Sub-Loan Agreement, (1) there are no actions, suits, proceedings, orders or injunctions pending or threatened against or affecting Borrower, the Guarantor, the Mortgaged Property, the Sub-Loan Collateral or the Applicable Association at law or in equity, or before or by any governmental authority or other tribunal which if adversely determined would have a material adverse effect on their ability to perform hereunder with respect to the Applicable Resort, and (2) Borrower has not received any notice from any court, governmental authority or other tribunal alleging that Borrower or the Applicable Resort has violated the Legal Requirements, agreements or arrangements in a manner which would have a Material Adverse Effect on Borrower’s or Guarantor’s ability to perform its Obligations hereunder or under any Sub-Loan Agreement or Sub-Loan Documents.

          9.11.        Licenses; Permits; Etc. Borrower, the Sub-Loan Collateral, Borrower’s Affiliates involved in the operations of the Applicable Resort, and, to the best of Borrower’s knowledge after diligent inquiry, the Applicable Association involved in the operations of the portion of the Sub-Loan Collateral owned by Borrower, possess and will at all times continue to possess, all requisite material franchises, certificates of convenience and necessity, operating rights, approvals, licenses, permits, consents, authorizations, exemptions and orders as are necessary to carry on its or their business including without limitation, operation of the Sub-Loan Collateral, without any known conflict with the rights of others and, with respect to Borrower, the Sub-Loan Collateral and the Applicable Association, in each case subject to no mortgage, pledge, Lien, lease, encumbrance, charge, security interest, title retention agreement or option other than Liens in favor of Lender and the applicable Permitted Liens and Encumbrances.

          9.12.          Environmental Matters. The Mortgaged Property and to the best of Borrower’s knowledge, the Applicable Resort does not and will not contain any Hazardous Materials, except for certain Hazardous Materials used in the operation of Borrower’s business which are properly stored and maintained. No Hazardous Materials are or will be used or stored at or transported to or from the Applicable Resort, except for certain Hazardous Materials used in the operation of Borrower’s business which are properly stored and maintained. Neither Borrower, Manager nor to Borrower’s knowledge the Applicable Association has ever used all or any portion of the Applicable Resort as a facility for the storage, treatment or disposition of any Hazardous Materials or has received notice from any governmental agency, entity or other Person with regard to Hazardous Materials on, under or affecting all or any portion of the Applicable Resort. Neither Borrower as to the Mortgaged Property nor to the best of Borrower’s knowledge the Applicable Resort, nor any portion thereof, nor the Applicable Association, are in violation of any Environmental Laws.

          9.13.          Full Disclosure. No information, exhibit or written report or the content of any schedule furnished by or on behalf of Borrower to Lender in connection with any Sub-Loan, the Sub-Loan Collateral or the Mortgaged Property, and no representation or statement made by Borrower in any Sub-Loan Document contains any material misstatement of fact or omits the statement of a material fact necessary to make the statement contained herein or therein not misleading, subject to obtaining the permits and approvals to construct the Work and the creating of the condominium and timeshare documents which have not been prepared at this time. Borrower does not know of any fact or condition which will prevent the sale of Timeshare Interests to Purchasers or prevent the operation of the Applicable Resort in accordance with the Applicable Declaration and related Public Report, and in accordance with all Legal Requirements, or prevent Borrower’s performance of its Obligations pursuant to the Sub-Loan Documents.

          9.14.          Use of Proceeds/Margin Stock. None of the proceeds of any Sub-Loan will be used to purchase or carry any “margin stock” (as defined under Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time), and no portion of the proceeds of the Sub-Loan will be extended to others for the purpose of purchasing or carrying margin stock. None of the transactions contemplated in this Agreement or any Sub-Loan Agreement (including, without limitation, the use of the proceeds from any Sub-Loan) will violate or result in the violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter 11. Borrower is not an investment company as defined by the Investment Company Act of 1940, as amended, and Borrower is not required to register under said Act.

          9.15.          No Defaults. No Incipient Default or Event of Default exists as of the Closing Date or any Sub-Loan Closing Date, and there is no violation in any material respect of any term of any agreement, bylaw or other instrument to which Borrower is a party or by which it may be bound which violation materially and adversely affects Borrower’s ability to repay any Sub-Loan.

          9.16.          Compliance with Law.

                             (a)           Borrower is not in violation, nor is the Mortgaged Property or any Sub-Loan Collateral, or the business operations in respect of the Mortgaged Property or Sub-Loan Collateral, or to Borrower’s knowledge after diligent inquiry, the Applicable Association, in violation of any Legal Requirements, which violation materially and adversely affects the Borrower, the Mortgaged Property, the business operations of the Mortgaged Property, Sub-Loan Collateral or the Applicable Association.

                             (b)           As to any Applicable Phase or Applicable Resort, Borrower has not failed as to its Property, nor, to the best of Borrower’s knowledge, has the Applicable Resort or Applicable Association failed, to obtain any consents or joinders, or any approvals, licenses, permits, franchises or other governmental authorizations, or to make or cause to be made any filings, submissions, registrations or declarations with any government or agency or department thereof necessary to the establishment, ownership or operation of the Mortgaged Property or any of Borrower’s other assets, or to the conduct of Borrower’s business, which violation or failure to obtain or register materially and adversely affects Borrower, the Sub-Loan Collateral or the business, prospects, profits, properties or condition (financial or otherwise) of Borrower or the Sub-Loan Collateral.

                             (c)           The Applicable Declaration was duly adopted in compliance with all Legal Requirements and governs the condominium (if applicable) and timeshare regimes established pursuant to the Applicable Declaration.

          9.17.          Restrictions of Borrower or Guarantor. None of Borrower, Guarantor, or, to Borrower’s knowledge, the Applicable Association, is a party to any contract or agreement with respect to the Mortgaged Property or Sub-Loan Collateral, or subject to any Lien, charge or corporate restriction with respect to the Mortgaged Property or Sub-Loan Collateral, which materially and adversely affects its or their business other than the applicable Permitted Liens and Encumbrances for any Sub-Loan. Borrower and Guarantor will not be, on or after the Closing Date hereof or any Sub-Loan Closing Date, a party to any contract or agreement which prohibits Borrower’s or Guarantor’s execution of, or compliance with the terms of this Agreement, any Sub-Loan Agreement or the other Sub-Loan Documents. Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of the Sub-Loan Collateral, whether now owned or hereafter acquired, to be subject to a Lien, except the Liens in favor of Lender as provided hereunder and except for the applicable Permitted Liens and Encumbrances for any Sub-Loan.

          9.18.          Broker’s Fees. Borrower has not made any commitment or taken any action which will result in a claim for any brokers’, finders’ or other similar fees or commitments with respect to the transactions described in this Agreement or any Sub-Loan Agreement.

          9.19.           Deferred Compensation Plans. Borrower has no pension, profit sharing or other compensatory or similar plan providing for a program of deferred compensation for any employee or officer.

          9.20.           Labor Relations. Except as disclosed in the Sub-Loan Agreement, the employees of Borrower for the Applicable Resort are not a party to any collective bargaining agreement with Borrower, and, to the best knowledge of Borrower, with respect to the Applicable Resort, there are no material grievances, disputes or controversies with any union or any other organization of Borrower’s employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

          9.21.          Tax Identification Numbers. Borrower’s federal taxpayer’s identification number and State organization numbers are as follows:

Tax I.D.	State Organization Number

65-0433722	P9300051653

          9.22.          Insurance. All the insurance required by the Applicable Declaration, and the Agreement to Provide Insurance for any Sub-Loan has been obtained, is presently in full force and effect and all premiums thereon have been or will be fully paid when due. To the best of Borrower’s knowledge, none of the policies for property insurance may be canceled or materially modified, except after at least thirty (30) days written notice by the insurance carrier to Lender and none of the policies for liability insurance may be canceled or materially modified, except after endeavoring to provide at least ten (10) days written notice by the insurance carrier to Lender. As of the applicable Sub-Loan Closing Date, Lender has been named as an additional insured, insured mortgagee (with a standard mortgagee’s endorsement) and loss payee (with a lender’s loss payable endorsement) on such policies.

          9.23.          Names and Addresses. During the past five (5) years, Borrower has not been known by any names (including trade names) and has not been located at any addresses, other than those set forth on Schedule 9.23. The portions of any Sub-Loan Collateral which are tangible property and have not been delivered to Lender (or a custodian for Lender) and the books and records pertaining thereto will at all times be located at the address for Borrower set forth on Schedule 9.23, at the Applicable Resort or at such other location determined by Borrower after prior notice to Lender and delivery to Lender of any items requested by Lender to maintain perfection and priority of Lender’s security interests and access to such books and records. Schedule 9.23 identifies the chief executive office and principal place of business of Borrower.

          9.24.          Solvency. Borrower is solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement, any Sub-Loan Agreement or the other Sub-Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

          9.25.          Common Enterprise. The successful operation and condition of Obligors are dependent on the continued successful performance of the functions of the Obligors as a whole and the successful operation of each Obligor is dependent on the successful performance and operation of the other Obligor. Each Obligor expects to derive benefit (and the boards of directors or other governing body of each such Obligor has determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by Lender hereunder, both in its separate capacity and as a member with the other Obligor of an interrelated group of companies. Each Obligor has determined that execution, delivery and performance of this Agreement, any Sub-Loan Agreement and any other Sub-Loan Documents to be executed by such Obligor is within its corporate or company purpose, will be of direct and indirect benefit to such Obligor and is in its best interest.

          9.26.          Restrictive Contracts. None of Obligor, the Applicable Resort or the Applicable Association is a party to any contract or agreement, or subject to any lien, charge or restrictions, which materially and adversely affects its or their business. No Obligor will be a party to any other contract or agreement which prohibits its compliance with the terms of this Agreement, any Sub-Loan Agreement or the other Sub-Loan Documents. No Obligor has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of the Sub-Loan Collateral, whether now owned or hereafter acquired, to be subject to a Lien, except the Lien in favor of Lender other than the applicable Permitted Liens and Encumbrances or new taxes or Assessments imposed by Governmental Authority.

          9.27.          Completeness of Representations. Neither this Agreement, any Sub-Loan Agreement or other Sub-Loan Document nor any exhibit attached hereto or thereto nor any certificate, financial statement, correspondence or other document delivered or furnished to Lender hereunder or in connection with the transactions contemplated hereby and thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. Except as set forth on Schedule 9.10 attached hereto or to the applicable Sub-Loan Agreement, there is no fact (a) which will materially and adversely affects, or in the future may, so far as any Obligor can now foresee, materially and adversely affects any Obligor’s ability to perform its obligations under this Agreement, any Sub-Loan Agreement or other Sub-Loan Document, or the condition, financial or otherwise, business or prospects of any Obligor, the Applicable Association or the Applicable Resort, (b) which may result in any liability on the part of any Obligor reflected on the financial statements described in Section 9.7, (c) which questions or denies the right of any Obligor to conduct its business or operate the Applicable Resort, or (d) which prevents or restricts the granting of Liens or security interests to Lender in the Sub-Loan Collateral.

          9.28.          No Violation of Right of First Refusal. The execution of this Agreement and any Advances made hereunder shall not violate any right of first refusal of any Person to provide such financing.

SECTION 10. REPRESENTATIONS, WARRANTIES AND COVENANTS WITH RESPECT TO THE APPLICABLE RESORT.

          As of the date of any Sub-Loan Closing Date, Obligors, jointly and severally, represent and warrant to and covenant with Lender as follows, with respect to the Sub-Loan Collateral and each Unit to be included in the applicable Mortgaged Property and Sub-Loan Collateral with respect to any Sub-Loan:

          10.1.          Access and Utilities. Each Unit will have adequate access from a publicly dedicated street over easement areas when constructed, will be served by adequate utilities and will have adequate or legally sufficient parking facilities.

          10.2.          Compliance. Obligors and the Sub-Loan Collateral are in compliance with and will comply in all material respects with all Legal Requirements.

          10.3.          Applicable Declaration. On or before the first closing of a Timeshare Interest sale to a Purchaser by Borrower in an Applicable Phase or Applicable Resort, all Units, all material improvements as represented to Purchasers for such Applicable Phase, all equipment, furnishings and appliances available for use in connection therewith pertaining to such Timeshare Interest in such Applicable Phase will have been and thereafter will continue to be duly submitted to the provisions of the Applicable Declaration, as amended to include the Applicable Phase(s) as part of the timeshare regime, which Applicable Declaration and any amendment will have been recorded in the public records of the Applicable Jurisdiction. Obligors will not amend the Applicable Declaration in any way which would materially alter the Applicable Resort, the rights of Purchasers, the rights of lenders foreclosing on a Timeshare Interest or any priority of past due assessment claims over the lien of any mortgage encumbering a Timeshare Interest without the prior written consent of Lender. Obligors shall not require Lender’s written consent to amend the rules and regulations of any Applicable Resort or the bylaws of the Applicable Association unless such amendment is likely to materially and adversely affect Obligor’s ability to repay the Obligations hereunder.

          10.4.          Zoning Laws, Building Codes, Etc. The Mortgaged Property, all the buildings and other improvements in which the Units are situated and all Amenities will when constructed be completed in all material respects in compliance with all applicable zoning codes, building codes, health codes, fire and safety codes, and other Legal Requirements. All material inspections, licenses and permits required to be made or issued in respect of such buildings and Amenities will be made or issued by the applicable Governmental Agency as are required to approve such development at the time same is developed. The use and occupancy of such buildings for their intended purposes is and will be lawful under all Legal Requirements. On or before the date of closing under the Acquisition Documents or the Applicable Completion Date, as applicable, final certificates of occupancy or equivalent certificates from engineers, architects or such other certificates as a local Governmental Agency may require, and if a local Governmental Agency requires, will be issued and in effect for all Units in the Applicable Phase or Applicable Resort. The timeshare use and occupancy of Units does not and will not violate any private covenant or restriction or any zoning, use or similar law, ordinance or regulation affecting the use or occupancy of the Mortgaged Property.

          10.5.          Units Ready for Use. All of the Units will be fully furnished and ready for use by Owners by the date of closing under the Acquisition Documents or on or before the Applicable Completion Date, as applicable. On or before the date of closing under the Acquisition Documents or by Completion of Work for the Applicable Resort, as applicable, unless provided otherwise in the Applicable Sub-Loan Agreement, all Common Furnishings (including appliances) within such Units are or will be owned by Borrower or the Applicable Association, have been or will be fully paid for, and are and will be free and clear of any Liens or other interests of any third party including any lessor. The Sub-Loan Collateral is owned by Borrower free and clear of all liens and encumbrances, except those in favor of Lender and the applicable Permitted Liens and Encumbrances.

          10.6.          Sub-Loan Collateral Taxes and Fees. All real property taxes, and similar maintenance fees, rents, assessments and like charges affecting any applicable Sub-Loan Collateral have been fully paid to date, to the extent such items are due and payable.

          10.7.          No Defaults. No default or condition which, with the giving of notice or passage of time, or both, would constitute a default, exists with respect to any mortgage, deed of trust or other encumbrance against any of the Sub-Loan Collateral or any personal property therein or used in connection therewith or with respect to any other agreement affecting or related to the Sub-Loan Collateral.

          10.8.          Timeshare Plan. Borrower shall amend the applicable Public Report and the Applicable Declaration to add the Units which make up the Applicable Phase or Applicable Resort upon their completion or promptly after the closing under the Acquisition Documents. Further Borrower shall file with any applicable Governmental Agency in the Applicable Jurisdiction the required documentation for approval of the Applicable Phase or Applicable Resort as a timeshare project. Borrower will provide a copy of the Public Report as required by the Applicable Jurisdiction and all amendments and supplements thereto to Lender and Lender’s counsel at the time it is finalized for distribution to Purchasers. Unless provided otherwise in connection with the closing of a Sub-Loan, Borrower will provide Lender and Lender’s counsel with copies of all correspondence and other responses received from the applicable Governmental Agency within fourteen (14) Business Days after receipt by Borrower or Borrower’s counsel if such notice would materially affect the Applicable Declaration or Applicable Resort or Borrower’s ability to repay any Sub-Loan. On or before any applicable Sub-Loan Closing Date, the Applicable Phase or Applicable Resort shall be established and dedicated as a timeshare plan and project in full compliance with all Legal Requirements. On or before any applicable Sub-Loan Closing Date, hereof, Borrower will deliver to Lender:

                             (a)          a copy of the Applicable Declaration, as amended, to add the Applicable Phase to the timeshare regime, as recorded in the public records of the

Applicable Jurisdiction; and a copy of the assignment of Declarant rights in favor of Borrower as recorded in the public records of the Applicable Jurisdiction if applicable; and

                               (b)           copies of any and all endorsements to the Title Policy required by Lender, related to the establishment of the timeshare regime with respect to the Applicable Phase or Applicable Resort.

          10.9.            Sale of Timeshare Interests. All sales and marketing activities will be made in compliance in all material respects with all Legal Requirements and utilizing then current and approved applicable Public Report obtained by Borrower. The marketing, sale, offering for sale, rental, solicitation of purchasers and financing of Timeshare Interests: (a) will not constitute the sale, or the offering for sale of securities subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law applicable to such sale or offer for sale or such sale will comply with such securities laws; (b) will not materially violate the Legal Requirements in any Applicable Jurisdiction in which sales or solicitation activities occur; and (c) will not materially violate any consumer credit or usury statute of the Applicable Jurisdiction in which sales or solicitation activities occur.

          10.10.          Brokers. All marketing and sales activities will be performed by independent contractors, agents, representatives or employees of Borrower, all of whom are and will be properly licensed in accordance with all Legal Requirements of Borrower’s sales activities at the Applicable Jurisdiction. Borrower will retain a duly licensed broker of record for the Applicable Resort to the extent required by the Applicable Jurisdiction and will forward to Lender and Lender’s counsel written evidence of such brokerage arrangement.

          10.11.          Tangible Property. The machinery, equipment, fixtures, tools and supplies used or to be used in connection with the Applicable Resort, including without limitation, with respect to the operation and maintenance of the Common Elements, will be owned or leased either by Borrower, the Applicable Association, Contractor or any Subcontractor.

          10.12.          Condition of Applicable Resort. The Mortgaged Property under any Sub-Loan is not as of any applicable Sub-Loan Closing Date for such Mortgaged Property damaged or injured in any material respect as a result of any fire, explosion, accident, flood or other casualty unless such Mortgaged Property is then insured and Borrower is then in compliance with the provisions of the Sub-Loan Documents with regard to such casualty.

          10.13.          Assessments and Developer Subsidy. To the best of Borrower’s knowledge, the assessments levied with respect to the Applicable Resort together with any subsidies to be paid by Borrower or others are sufficient to cover all expenses of the Applicable Association for the Applicable Resort. Each Owner of a Timeshare Interest or Vacation Trust, Inc., a Florida corporation, in its capacity as trustee under the Club’s Trust Agreement is a member of the Applicable Association. The Applicable

Association has the power and authority to levy assessments to cover the expenses of the Applicable Resort. Any Lien for unpaid assessments related to the Mortgaged Property is subject to the Lien of Lender’s Sub-Loan Mortgage.

          10.14.          Amenities. All Amenities for the Applicable Resort are located on the Land or such use is provided in offsite facilities which constitutes the Applicable Resort.

          10.15.          Permits and Licenses. All material licenses, permits and approvals required for the use, occupancy and operation of the Units upon completion have been or will be properly obtained.

          10.16.          Wetlands. Except as disclosed to Lender in writing prior to the applicable Sub-Loan Closing Date, none of the Mortgaged Property is located on any “wetlands” as designated by the U.S. Army Corps Of Engineers.

          10.17.          Mechanic’s Lien Claims. With respect to any Sub-Loan at any time during the term of the Applicable Sub-Loan Agreement (unless such a potential claim is disclosed in such Sub-Loan Agreement and permitted by Lender), Borrower has not received any written notice of a potential claim, from any contractor, laborer or materialman in connection with any work, labor or materials furnished in connection with the Applicable Phase or Applicable Resort under Applicable Mechanics Lien Law.

          10.18.          Applicable Resort Contracts. The contract, agreements and arrangements listed and described in any Applicable Sub-Loan Agreement for amounts to be performed after the date hereof exceeds $100,000, comprise all of the material agreements, or arrangements relating to the operation, management, marketing, sales and maintenance and of the Mortgaged Property for each Applicable Resort. Subject to the terms of Section 12.23 and Section 14.2, all of the Applicable Resort Contracts are and shall (unless Lender shall otherwise consent in advance in writing) remain unmodified and free and clear of any lien or encumbrance.

          10.19.          Intentionally Omitted.

          10.20.          Site Plan Approval. Borrower represents that with respect to any Acquired Assets or the construction of new Units or improvements in connection with any Sub-Loan that the Applicable Jurisdiction has approved the Site Plan for development of the Units consisting of the Applicable Phase or Applicable Resort pursuant to the terms of the Applicable Sub-Loan Agreement to the extent required under Legal Requirements (“Site Plan”) unless otherwise provided in the Sub-Loan Agreement. The approved Site Plan shall be attached as exhibit or schedule to the Applicable Sub-Loan Agreement. Any material deviation from the Site Plan will require written consent of Lender.

          10.21.          Club Plan. The Club has been established and to Borrower’s actual knowledge there are no existing material violations of the applicable Legal Requirements in connection with all of the Borrower’s accommodations, facilities and resorts which comprise the Club and Borrower shall use its best efforts to cause the foregoing to remain in full compliance in all material respects with all Legal Requirements. Borrower shall use its best efforts to cause the Club to remain a multi-

site timeshare plan registered under applicable state registration laws and in full compliance with the Club Documents.

          10.22.          Reservation System. To the best of Borrower’s knowledge, the Reservation System for the Club is fully operational for its intended purpose. Guarantor represents that the Reservation System for the Club including the computer software is licensed to the Guarantor by the software’s owner. Guarantor shall use all reasonable commercial efforts to assure that the Reservation System shall continue in operation and shall be available to the Club. Guarantor acknowledges the significance of the Reservation System to the ability of the Applicable Resort and the Club to operate properly and to allow Purchasers to exercise use rights as set forth in Applicable Timeshare Documents and Club Documents. Guarantor agrees to cause the appropriate party to prepare reports and provide information on the Reservation System, consistent with information provided to state regulators or other lenders, promptly upon request from Lender.

          10.23.          One to One Ratio Compliance. Borrower represents and warrants that to the best of Borrower’s knowledge, the Club will in all material respects be in compliance with the one to one Owner Beneficiary to Accommodation Ratio as defined in the Club’s Trust Agreement (“One to One Ratio”).

          10.24.          Club Documents. The Borrower has furnished to the Lender and Lender has reviewed true and correct copies of the Club Documents. To the best of Borrower’s knowledge, all such filings and/or recordations, and all joinders and consents, necessary in order to establish the timeshare plan in respect of each Club resort, including without limitation, the Applicable Phases, the Units, the Common Elements, Common Furnishings, Amenities and all related use and access rights, have been done or obtained, all statutes, ordinances, rules, and regulations, and all agreements or arrangements, in connection therewith have been complied with in all material respects.

SECTION 11. CONSTRUCTION REPRESENTATIONS, WARRANTIES AND COVENANTS.

          As of any applicable Sub-Closing Date, Obligors, jointly and severally, represent and warrant to and covenant with Lender as follows with respect to any Sub-Loan pursuant to which Lender has agreed to make Construction Advances:

          11.1.            Construction. All costs arising from and owed by Borrower in connection with the Work and the purchase of any fixtures or equipment, inventory, furnishings or other personalty located in, at or on the applicable Mortgaged Property will be paid when due.

          11.2.            Sub-Loan Cost Certificate. Attached as an exhibit or schedule to the Applicable Sub-Loan Agreement is a line item breakdown for the Applicable Phase or Applicable Resort (the “ Sub-Loan Cost Certificate”) setting forth the cost of each class of work included in the Work and all incidental costs related to the Work, specifying which items are to be funded from the Sub-Loan and which items are to be funded from other sources. The Sub-Loan Cost Certificate shall constitute a budget based upon which Construction Advances shall be made for each of the applicable line items. The Sub-Loan Cost Certificate shall include a line item of at least five percent (5%) of the total budgeted amount for Work (from the Sub-Loan) for contingencies which may only be disbursed with the prior written consent of Lender, based on a percentage completion of the total costs, which consent shall not be unreasonably withheld, provided the request is less than or equal to the percentage required for disbursement of the contingency. Notwithstanding the foregoing and subsequent to the Sub-Loan Closing Date, up to $50,000 of the total amount budgeted for contingences for Work may be disbursed without Lender’s consent but shall be disclosed on a revised Sub-Loan Cost Certificate. The Sub-Loan Cost Certificate as attached to any Sub-Loan Agreement is accurate and complete as of the date provided to Lender. If Borrower determines that the Sub-Loan Cost Certificate needs to be revised for any reason, including delays in construction, Borrower will immediately notify Lender of the requested change. No change to the Sub-Loan Cost Certificate shall be effective without the prior written consent of Lender. Borrower shall prepare a Sub-Loan Cost Certificate for each Sub-Loan. The Sub-Loan Cost Certificate shall be accompanied by the Applicable Approved Construction Schedule which reflects a timetable and schedule for completion of the Work required for Applicable Phase or Applicable Resort.

          11.3.          Sub-Loan Construction Contract. The contract to be executed by and between Borrower and the Contractor for the Applicable Phase or Applicable Resort for Work to be funded by Lender pursuant to the Applicable Sub-Loan (the “Sub-Loan Construction Contract”), shall be in a form and content reasonably satisfactory to Lender, in its sole discretion. Without limiting the foregoing, such Sub-Loan Construction Contract shall require the Contractor to construct the Work in accordance with the Specifications and for a “fixed price” or “guaranteed maximum price.” Subsequent to any Sub-Loan Closing Date, Borrower shall not permit any default under the terms of the Sub-Loan Construction Contract; waive any of Contractor’s obligations thereunder; do any act which would relieve Contractor from its obligations to construct the Work according to the Specifications; or make any amendment, other than change orders as may be permitted hereunder and under the Applicable Sub-Loan Agreement, without Lender’s prior written consent. Borrower shall furnish Lender with a written agreement from the Contractor consenting to the assignment of the Sub-Loan Construction Contract to Lender and covering such other matters as Lender may reasonably require. The Contractor shall be duly licensed to act as a contractor in the Applicable Jurisdiction and shall have as of the Sub-Loan Closing Date in force liability insurance in amounts reasonably acceptable to Lender and workers’ compensation in amounts required by applicable law. The Sub-Loan Construction Contract shall contain, among other things, the following provisions:

                            (a)           A provision that prior to final payment to the Contractor, the Contractor shall deliver to Borrower and Lender (i) a final and complete release of liens signed by the Contractor and all Subcontractors, and (ii) a Certificate of Occupancy issued by Applicable Jurisdiction for the Work.

                    (b)          A provision that (i) no change order involving an increase or decrease in the cost of the Work of more than one-percent (1%) for any one change order or five-percent (5%) in the aggregate with all other change orders (except as approved prior to the Sub-Loan Closing Date), and (ii) no change order subsequent to the Sub-Loan Closing Date which involves any material change in the architectural, mechanical or structural design of any portion of the Work or any material change in the quality of workmanship or materials or any delay in completion of the Work beyond the Applicable Completion Date, shall be effective without in all cases the prior written notification to Lender and the prior written consent of Lender. Any cost saving in a line item of the Sub-Loan Cost Certificate may not be automatically applied to any line item which is in excess of the budgeted amount for that line item.

                    (c)          A provision that the applicable Sub-Loan Construction Contract may not be terminated by the Contractor until thirty (30) days after delivery of a notice of Borrower’s default and opportunity to cure to Lender (or such longer period after said delivery as may be reasonably necessary to cure a default thereunder) and may not be terminated by the Contractor by reason of the bankruptcy or insolvency of Borrower.

                    (d)          A provision that the Contractor shall comply with the requirements of the Title Company necessary to date-down the Title Policy, free and clear of the claims of Subcontractors, mechanics and materialmen.

                    (e)          A provision that there will be no amendment, modification, waiver or other material change to the Construction Contract without the prior written consent of Lender; for purposes hereof, “material” shall mean any action which would cause an increase of more than 5% to the Applicable Approved Construction Budget or a termination of the Construction Contract.

                    (f)          The consent and agreement of the Contractor in form and content acceptable to Lender including a provision that, upon the occurrence of an Event of Default hereunder or any Sub-Loan Agreement or other Sub-Loan Documents or upon the occurrence of a default by Borrower under the Construction Contract, Contractor will, at the request of Lender, continue performance pursuant to the Construction Contract until completion of the Work.

                    (g)          A provision for retainage equal to 10% holdback from each Construction Advance as set forth in the applicable Sub-Loan Cost Certificate other than as provided in Section 8.5, which retainage shall be released in the manner set forth in Section 8.5 of this Agreement or as set forth in the Sub-Loan Agreement.

                    (h)          A provision that prior to any progress payment for any portion of construction of any Work being funded by Lender in any Applicable Phase or Applicable Resort, the Contractor shall deliver to Borrower for itself and each Subcontractor a conditional waiver and release upon progress payment (in arrears) in conformance with Applicable Mechanics Lien Law, a copy of which shall be provided to Inspector to be followed by an unconditional waiver at the time of the next Request for Advance for the Applicable Sub-Loan.

           11.4. Sub-Loan Architect’s Contract. With respect to any Sub-Loan, the contract, by and between Borrower and the Architect for the Work being funded by Lender (the “Sub-Loan Architect’s Contract”) shall provide that subsequent to the Sub-Loan Closing Date, Borrower shall not agree to nor permit any material amendment, modification, waiver or other material change to or of any of the foregoing without the prior written consent of Lender. Borrower shall furnish Lender with a written agreement from Architect (a) certifying that the Specifications comply with all Legal Requirements relating to the Work, occupancy and use of the Applicable Phase of the Applicable Resort, (b) consenting to the assignment of the Sub-Loan Architect’s Contract to Lender, (c) agreeing that the Architect will continue performance under the Sub-Loan Architect’s Contract at Lender’s request after any Event of Default hereunder or under the Applicable Sub-Loan Agreement or after a default thereunder by Borrower (other than a monetary default not cured), (d) agreeing that Lender may use the Specifications without additional cost to complete the Work after a Default or an Event of Default, and (e) covering such other matters relating to the Work as Lender may reasonably request. All costs of the Architect shall be paid by Borrower.

          11.5. Sub-Loan Subcontracts. Each contract (each a “Sub-Loan Subcontract”) which has been executed by and between Borrower or the Contractor and each subcontractor, materialman and supplier who is to provide labor or materials at a value equal to or in excess of two and one-half percent (2.5%) necessary to achieve completion of the Work (each a “Subcontractor”) shall contain (a) the agreement of the Subcontractor to perform the Sub-Loan Subcontract for Lender following the occurrence of an Event of Default hereunder or under the Applicable Sub-Loan Agreement, (b) a provision that the Subcontractor shall comply with the provisions of the Applicable Mechanic’s Lien Law, (c) a provision for a ten percent (10%) retainage, to be released as set forth in Section 8.5 of this Agreement or as set forth in the Sub-Loan Agreement, (d) a provision that prior to final payment to the Subcontractor, the Subcontractor shall deliver to Borrower and Lender a final release of liens signed by the Subcontractor, and (e) a provision that there will be no termination, amendment, waiver or material change of the Sub-Loan Subcontract subsequent to the Sub-Loan Closing Date without the prior written consent of Lender. If requested by Lender, Borrower shall furnish statements from each Subcontractor and supplier of labor or materials, stating the amount of its contract and the amount paid to date, and acknowledging full payment (less retainage for all work done and/or materials supplied to date). Subsequent to the Sub-Loan Closing Date, Borrower shall not: (i) permit any material default by Borrower under the terms of the Subcontracts; (ii) waive any of Subcontractors’ obligations thereunder; (iii) do any act which would relieve any of the Subcontractors of their respective obligations to complete the Work according to the Specifications; (iv) or make any amendments, other than change orders permitted hereunder or as Lender may approve in writing, to any of the Sub-Loan Subcontracts without Lender’s prior written consent. Borrower shall cause Contractor in connection with each Sub-Loan to prepare and maintain a list of all Subcontractors whose contracts with the Contractor each have a value equal to or in excess of two and one-half percent (2.5%) for Work, together with copies of their contracts, and showing the name, address and telephone number of each Subcontractor, the work or material performed or supplied by each Subcontractor, and the total amount of each contract and Sub-Loan Subcontract and amounts paid through the date upon which such list was completed, and shall keep the list current until each of the Applicable Phases or Applicable Resort have been completed. Borrower shall cause Contractor to provide to Lender and Inspector such current list on a quarterly basis or more frequently if reasonably requested. All Sub-Loan Subcontracts entered into by Contractor or directly by Borrower shall cover completion of all of the Work for the Applicable Phase or Applicable Resort. Upon the occurrence of an Event of Default which is continuing, Lender shall have the right, in its sole discretion, to approve in writing the identity of all Subcontractors that provide or are contemplated to provide labor and/or materials in connection with the development and construction of the Applicable Phase or Applicable Resort, each of whom has entered into a contract with the Contractor.

          11.6. Specifications. The Specifications for the Applicable Phase or Applicable Resort and construction pursuant thereto shall prior to construction have been approved by any applicable Governmental Agency or quasi-governmental authorities. Such Specifications comply and will continue at all times to comply in all material respects with all applicable Legal Requirements and all other quasi-governmental laws, regulations, and standard requirements, including but not limited to the Fair Housing Act of 1968 as amended, and the Americans with Disabilities Act as amended, and that provisions have been made for the handicapped in accordance with Legal Requirements (including any variances or grandfather provisions). No material change shall be made hereafter in the Specifications without the prior written consent of the Lender.

          11.7. Permits. All renovation or building permits required for the Work at the Applicable Phase or Applicable Resort, will be properly obtained and will be obtained prior to commencing such Work. All other licenses, permits and approvals required for the Work at Applicable Phase will be properly obtained prior to commencing the Work.

          11.8. Commencement of Construction. Borrower shall commence the Work on or before the applicable Commencement Date for the Applicable Phase or Applicable Resort and shall diligently pursue such Work to completion utilizing good workmanship and quality materials. Quality of construction is of the essence and each Advance under the Sub-Loan shall be subject to satisfactory quality and completion of work in place. Borrower shall supply such sums of money and perform such duties as may be necessary for Completion of the Work in compliance in all material respects with all terms and conditions of the Sub-Loan Agreement and other Sub-Loan Documents on or prior to the Applicable Completion Date, and without any lien, claim or assessment (actual or contingent) asserted against the Applicable Phase or Applicable Resort for any material, labor or other items furnished in connection therewith and further in compliance with all construction, use, building, zoning and other similar requirements of any pertinent governmental authority. Borrower will provide to Lender evidence of satisfactory compliance with all of such requirements upon request by Lender and shall provide Lender with true and correct copies of all certificates of occupancy issued by all applicable governmental entities immediately upon issuance thereof.

          11.9. Zoning and Land Use. The Applicable Resort is located in a zone, under which timeshare is an allowed use in the Applicable Jurisdiction.

          11.10. Additional Equity. Lender reserves the right to require, at any time and from time to time, at Borrower’s expense, a construction cost analysis by the Inspector or by an expert in the construction cost field designated by Lender. If Lender reasonably estimates, at any time and from time to time, that the amount necessary to assure final Completion of the Work for the Applicable Phase or Applicable Resort, including but not limited to, interest and other soft or non-construction budget items (the “Applicable Approved Construction Budget”) shall exceed the amount of the (a) remaining Advances under the Applicable Sub-Loan which are to be used to fund Sub-Loan Approved Costs for the Work, plus (b) the total amount of all equity investments made or scheduled to be made by Borrower or Guarantor in connection with the Work for such Applicable Phase or Applicable Resort, then Borrower, at the request of Lender, shall (i) immediately deposit with Lender, to be held by Lender in a non-interest bearing, non-escrow account, the amount of any such difference, in cash, which amount shall be disbursed toward Applicable Approved Construction Budget costs prior to any further advance by Lender under the Sub-Loan, (ii) provide other financial assurances acceptable to Lender that additional construction funds will be available to Borrower and Guarantor to fund Completion of the Work, or (iii) pay from other sources the amount of any such difference for items included in the Applicable Approved Construction Budget with satisfactory evidence of such expenditure being provided to Lender prior to any further Advances under the Sub-Loan. Lender shall be assured at all times, to its satisfaction, that the estimated Advances to be made under the Sub-Loan which are to be used to fund Sub-Loan Approved Costs for the Work are sufficient to complete the Work for the Applicable Phase or Applicable Resort in accordance with the Applicable Approved Construction Budget, the applicable Specifications and the Sub-Loan Agreement. Obligors hereby agree that payment for any cost overruns related to the Work shall be the sole responsibility of Obligors. Lender reserves the right of continual verification of adequate equity investments made by Borrower as required in this Section.

          11.11. No Developer’s Fee. The Applicable Approved Construction Budget does not include, directly or indirectly, any developer’s fee and the line item identified as “construction overhead” shall be used for actual out-of-pocket costs and expenses of Borrower and shall not include any hidden fee or developer’s profit.

          11.12. Right of Lender to Inspect Applicable Resort and Review Specifications. Borrower shall permit Lender, its representatives and agents and the Inspector at any reasonable time and from time to time at Borrower’s expense to enter upon the Applicable Resort and to inspect the Work and all materials to be used in the construction thereof and to cooperate and cause Contractor to cooperate with Lender and its representatives and agents and the Inspector during such inspections (including making available to Lender working copies of the Specifications together with all related supplementary materials); provided that this provision shall not be deemed to impose upon Lender any obligation to undertake such inspections.

          11.13. Correction of Defects. Borrower shall promptly correct any defect in the Work or any departure from the Specifications not permitted under this Agreement, the Sub-Loan Agreement or the Sub-Loan Documents which has not been approved previously by Lender. The making of any Construction Advance shall not constitute a waiver of Lender’s right to require compliance with this covenant.

          11.14. Notification of Mechanics Lien Claims. Borrower and Guarantor shall advise Lender promptly in writing if Borrower receives any notice, written or oral, from any Contractor, laborer, Subcontractor or materialman in connection with any work, labor or materials furnished in connection with the Work. Borrower shall furnish, and shall cause Contractor to furnish, such information, affidavit(s), cash deposits and/or bond(s) as may be required by the Title Company to issue and continue to date down the Title Policy from time to time free and clear of the claims of contractors, subcontractors, mechanics and/or materialmen.

          11.15. Construction Tests. If requested by Lender, Borrower shall furnish to Lender in connection with any Sub-Loan, (a) all field tests and laboratory tests performed by local building departments or any independent parties, complete construction schedules, certificates, plans and specifications, appraisals, title insurance and other insurance, reports and agreements, (b) the names of all persons with whom Borrower has contracted or intends to contract for the Work or the furnishing of labor or materials therefor, (c) copies and/or lists of all paid and/or unpaid bills for labor and materials with respect to the Work; and (d) construction budgets of Borrower and revisions thereof showing the estimated cost of completion of the Work and the total funds required at any given time to complete and pay for such construction.

          11.16. Substantial Completion. At the time the Work with respect to any Mortgaged Property is deemed by Borrower, Inspector and the applicable Governmental Agency to be substantially complete (“Substantial Completion”), Borrower shall deliver to Lender the following with respect to such Work:

                    (a)          Permits. A copy of the final permits and approvals necessary or required from all authorities whose approval is required for the lawful use, occupancy and operation of any Units or buildings in the Applicable Phase or Applicable Resort covered by such Work.

                    (b)          Final Releases of Lien; Contractor’s Affidavit. Final mechanics’ lien releases executed by the Contractor, in form and content acceptable to Lender and in conformance with all Legal Requirements of the Applicable Jurisdiction, together with any and all additional affidavits of all such parties sufficient in the opinion of Lender’s counsel to comply with all applicable Legal Requirements to enable the Title Company to remove any and all mechanic’s and materialmen’s liens (inchoate or otherwise) affecting title to the applicable Mortgaged Property.

                    (c)          Certificates of Substantial Completion. Certificates of Substantial Completion signed by the Contractor, Inspector and Borrower.

                    (d)          As-Built Survey. As to the final Advance under any Sub-Loan, receipt by Lender of one original set of one-half size (11x17) satisfactory As-Built Survey for the Applicable Phase or Applicable Resort.

                    (e)          As-Built Plans. One original set of one-half size (11x17) detailed as-built plans must be submitted to Lender promptly after they are completed but in no event later than two (2) months following the issuance of the certificate(s) of occupancy (or the equivalent) with respect to the Applicable Phase or Applicable Resort.

                    (f)          Insurance. Insurance coverage shall be expanded to include all forms of insurance reasonably required by Lender in form satisfactory to Lender to the extent provided in the Applicable Declaration and the applicable Agreement to Provide Insurance.

                    (g)          Other Evidence of Compliance. Such other evidence as Lender may require to establish that the Work, and any portion thereof, and its intended use complies with all applicable zoning, use and other requirements of the public authorities having jurisdiction and any other applicable Legal Requirements.

          11.17. Intentionally Omitted.

          11.18. Notice of Completion. As soon as practicable, but no later than ten (10) days after Completion of the Work with respect to any Sub-Loan, Borrower shall record or cause to be recorded in the public records of the Applicable Jurisdiction, a “Notice of Completion” pursuant to the Applicable Mechanic’s Lien Law (if required by such lien law) and shall forward to Lender and Lender’s counsel evidence of such recordation.

          11.19. Compliance with Inspector’s Standards. The Work (including without limitation work which is not financed with proceeds of the Sub-Loan) shall comply with standards and specifications acceptable to the Inspector.

          11.20. Bonding Requirements. In the event, Borrower and Lender agree with respect to any Sub-Loan in which Lender is making Construction Advances, Borrower shall provide to Lender prior to the initial Construction Advance thereunder (excluding soft costs): (a) a payment bond or bonds, issued by a surety satisfactory to Lender and in a form satisfactory to Lender for the aggregate amount of the Work and adequate to cause all persons providing labor, materials, equipment or services with respect thereto to look solely to such bond or bonds, rather than the Project or the Collateral, in the event of nonpayment, and naming Lender as co-obligee, and (b) a performance bond or bonds, issued by a surety satisfactory to Lender and in a form satisfactory to Lender, covering each Construction Contract and, as required by Lender, any or all Subcontracts relating to the Work, and naming Lender as co-obligee.

          11.21. Force Majeure. The Applicable Completion Date and the time for performance by Borrower of any of its construction-related obligations under the Sub-Loan Documents prior to the Applicable Completion Date (excluding any obligations for payments of money, taxes or insurance premiums) may be extended for the period of time during which such performance is delayed or hindered by reason of the occurrence of an event of Force Majeure. “Force Majeure” shall mean any delay or hindrance caused by any events or causes beyond Borrower’s reasonable control, including, without limitation, fire, flood, earthquake, casualty, inclement weather, other acts of God, acts of a public enemy including terrorism, riot, insurrection, governmental regulation of the sale of materials or supplies or the transportation thereof, lack of transportation, strikes or boycotts, temporary restraining orders for injunctions prohibiting or restraining all or any portion of the Work if initiated by a third party and not reasonably preventable by Borrower, governmental actions and shortages of material or labor.

          11.22. Lien Waivers. Borrower shall provide an indemnity and/or lien waivers or releases from any party with a right to file a lien against the Applicable Phase or Applicable Resort in connection with the Work as the Title Company may require with respect to insuring (and continuing to insure) the first Lien priority of the applicable Sub-Loan Mortgage without and except for any mechanic’s or materialmen’s liens.

          11.23. Specifications. One (1) half-size (11x17) set of the approved Site Plan and the complete and detailed Specifications which Borrower shall have approved in writing and which shall be satisfactory to Lender and Inspector, in their sole discretion, including any changes or modifications thereto and including Specifications for architectural, structural, mechanical, plumbing, electrical work. All Specifications must be stamped with all required approvals from all Governmental Agencies, certified under seal by Architect and signed by Borrower and Contractor to be true copies of the Specifications architecturally and structurally approved by all authorities and agencies having jurisdiction thereover. They must also incorporate the recommendations made in the soil testing report, if any. No material change shall be made thereafter in the Specifications without the prior written consent of Lender.

SECTION 12. GENERAL AFFIRMATIVE COVENANTS.

          As of the date hereof and as of any Sub-Loan Closing Date, Obligors covenant and agree with Lender as follows in connection with any Sub-Loan:

          12.1. Payment and Performance of Obligations. Borrower shall pay all of the Obligations, Sub-Loan Costs and related expenses when and as the same become due and payable, and Borrower shall strictly observe and perform all of the Obligations including without limitation, all covenants, agreements, terms, conditions and limitations contained in this Agreement, the Sub-Loan Agreement and other Sub-Loan Documents, and all documents collateral thereto and will do all things necessary which are not prohibited by law to prevent the occurrence of any Event of Default hereunder or thereunder.

          12.2. Business Office. Borrower will maintain an office or agency in Florida where notices, presentations and demands in respect of the Loan Documents may be made upon Borrower. Such office or agency and the books and records of Borrower shall be maintained at 4960 Conference Way, Suite 100, Boca Raton, Florida 33431 and Borrower shall notify Lender in writing of any change of location of such office or agency. To the extent the Borrower under any Sub-Loan shall have a different address such address shall be referenced in the Applicable Sub-Loan Agreement.

          12.3. Maintenance of Existence, Qualification and Assets. The applicable Borrower shall at all times (i) maintain its legal existence, (ii) maintain its qualification to transact business and good standing in the Applicable Jurisdiction where it conducts business in connection with the Applicable Resort, and (iii) comply or cause compliance in all material respects with all Legal Requirements applicable to the Applicable Resort, Borrower, the Sub-Loan Collateral or its business, including, without limitation, all Legal Requirements as they relate to the Applicable Phase or Applicable Resort.

          12.4. Consolidation and Merger. Unless Borrower shall have first obtained Lender’s prior written approval, which may be granted, withheld or conditioned in Lender’s sole discretion, Borrower will not consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into it. Notwithstanding the foregoing Borrower is permitted to merge or consolidate into any Affiliate of Borrower or Guarantor or with Levitt Corporation or an Affiliate of Levitt Corporation, and such Affiliate may merge into or consolidate with Borrower, subject to the provisions of Section 14.8.

          12.5. Maintenance of Insurance. Borrower shall comply with the terms and conditions of any applicable Agreement to Provide Insurance with respect to any Sub-Loan.

          12.6. Maintenance of Security. Borrower shall execute and deliver (or cause to be executed and delivered) to Lender all security agreements, financing statements, assignments and such other agreements, documents, instruments and certificates, and supplements and amendments thereto, and take such other actions, as Lender deems necessary or appropriate in order to maintain as valid, enforceable and perfected first priority liens and security interests, all Liens and security interests in the Sub-Loan Collateral granted to Lender to secure the Obligations. Except with the prior written consent of Lender, Borrower shall not grant extensions of time for the payment of, compromise for less than the full face value or release in whole or in part, any Purchaser or other Person liable for the payment of or allow any credit whatsoever except for the amount of cash paid upon, any Sub-Loan Collateral or any instrument, chattel paper or document representing the Sub-Loan Collateral.

          12.7. Payment of Taxes and Claims. Borrower will pay when due, during the time Borrower maintains direct or indirect control of the Applicable Association, all taxes imposed upon the Applicable Resort, the Sub-Loan Collateral, Borrower, or any of its property, or with respect to any of its franchises, businesses, income or profits, or with respect to any Sub-Loan or any of the Sub-Loan Documents and all other charges and assessments against Borrower, the Sub-Loan Collateral and the Applicable Resort which Borrower is legally obligated to pay and if it controls such Applicable Association shall cause or if it does not control the Applicable Association shall use its best efforts to cause the Applicable Association to pay when due, all taxes imposed upon the Applicable Resort, the Sub-Loan Collateral, the Applicable Association, or any of its

property, or with respect to any of its franchises, businesses, income or profits, or with respect to the Sub-Loan or any of the Sub-Loan Documents which the Applicable Association is legally obligated to pay, before any claim (including, without limitation, claims for labor, services, materials and supplies) arises for sums which have become due and payable. Borrower may contest such taxes in good faith as long as the Applicable Resort is not subject to being delinquent as a result of such challenge. If the Applicable Association fails to make such payments, during the time Borrower maintains direct or indirect control of the Applicable Association, Borrower shall promptly pay such amounts. Borrower acknowledges and agrees that Lender may require the establishment of an escrow account or a tax escrow agent be retained to collect and pay any taxes payable by Borrower or the Applicable Association. Except for (a) the Liens in favor of Lender granted pursuant to the Sub-Loan Documents, (b) the applicable Permitted Liens and Encumbrances, (c) Liens as are expressly provided for pursuant to the Applicable Declaration related to unpaid assessments by a Purchaser with respect to such Purchaser’s Timeshare Interest, which shall, in any event, be subordinate to the Lien of Lender, Borrower covenants that no statutory or other Liens whatsoever (including, without limitation, mechanic’s, materialmen’s, judgment or tax liens) shall attach to any of the Sub-Loan Collateral.

          12.8. Inspections. Subject to scheduling a reasonably convenient date and time for both parties, Borrower shall, at any time and from time to time and at the expense of Borrower, permit Lender or its agents or representatives (including the Inspector) to inspect the Mortgaged Property, the Sub-Loan Collateral and Borrower’s assets or property, and to examine and make copies of and abstracts from its and, to the extent it has access thereto or possession thereof, the Applicable Association’s, books, accounts, records, original correspondence, computer tapes, disks, software, and other papers as it may desire to the extent permitted to do so; and to discuss its affairs, finances and accounts with any of its officers, certain designated employees, Affiliates, Contractors or independent public accountants (and by this provision Borrower authorize said accountants to discuss with Lender, its agents or representatives, the affairs, finances and accounts of Borrower). With the exception of the Construction Component of any Sub-Loan which will require multiple inspections during the construction period, all audits and inspections which shall not be more than one time per year unless and until an Event of Default has occurred and is continuing hereunder or under any Applicable Sub-Loan Agreement or Sub-Loan Documents (including without limitation, those occurring before and after the Closing Date or any applicable Sub-Loan Closing Date) shall be at Borrower’s expense, including all reasonable travel expenses of Lender’s employees.

          12.9. Records. Borrower shall keep adequate records and books of account reflecting all financial transactions of Borrower and with respect to the Mortgaged Property and Sub-Loan Collateral in which complete entries will be made in accordance with GAAP. Borrower will maintain to the satisfaction of Lender accurate and complete books, records and files relating to the Mortgaged Property, the Sub-Loan Collateral and the Work. Borrower shall permit Lender to audit and inspect at any time, and shall promptly deliver to Lender upon Lender’s request therefor, all such books, records and files.

          12.10. Management. To the extent within its control, Borrower shall cause the Applicable Resort to be managed at all times by Manager or a Person or Persons who have substantial experience, background and demonstrated ability to perform, in accordance with a Management Agreement satisfactory to Lender, and who are in all other respects satisfactory to Lender.

          12.11. Maintenance. Borrower shall maintain, or shall cause to be maintained, or to the extent provided for pursuant to the Applicable Declaration, shall, to the extent within its control, cause the Applicable Association to maintain the Applicable Resort in good repair, working order and condition and shall make all necessary replacements and improvements to the Applicable Resort so that the value and operating efficiency of the Applicable Resort will be maintained at all times and so that the Applicable Resort remains in compliance in all material respects with all applicable Legal Requirements and the Applicable Timeshare Documents.

          12.12. Local Legal Compliance. Borrower will comply, and to the extent within its control will cause the Mortgaged Property to comply, in all material respects with all applicable restrictive covenants, applicable planning, zoning or land use ordinances and building codes, all applicable health and Environmental Laws and regulations, and in all material respects with all other applicable Legal Requirements.

          12.13. Registration Compliance. Borrower will maintain, or cause to be maintained, all necessary registrations, current filings, consents, franchises, approvals, and exemption certificates, and Borrower will make or pay, or cause to be made or paid, all registrations, declarations or fees with any applicable Governmental Agency, in any Applicable Jurisdiction which may be required in connection with the Mortgaged Property and Sub-Loan Collateral and the occupancy, use and operation thereof, the incorporation of Units into the timeshare plan established pursuant to the Applicable Declaration and the Applicable Timeshare Documents, the Club Documents, and the sale, advertising, marketing, and offering for sale of Timeshare Interests to the extent same is within the control of Borrower. All such registrations, filings and reports will be truthfully completed, if completed by Borrower or its Affiliates; and true and complete copies of such registrations, applications, consents, licenses, permits, franchises, approvals, exemption certificates, filings and reports will be delivered to Lender. Borrower shall advise Lender of any material changes with respect to their sales programs for the Applicable Resort.

          12.14. Other Compliance. Borrower will comply in all material respects with all Legal Requirements applicable to Borrower, including to the extent applicable, but not limited to: any applicable timeshare acts, condominium acts, the Consumer Credit Protection Act; Regulation Z of the Federal Reserve Board; the Equal Credit Opportunity Act; Regulation B of the Federal Reserve Board; the Federal Trade Commission’s 3-day cooling-off Rule for Door-to-Door Sales; ILSA; Section 5 of the Federal Trade Commission Act; the Gramm-Leach-Bliley Act; federal postal laws; applicable state and federal securities laws; applicable usury laws; applicable trade practices, home and telephone solicitation, sweepstakes, anti-lottery and consumer credit and protection laws; applicable real estate sales licensing, disclosure, reporting and escrow laws; the ADA; RESPA (if applicable); all amendments to and rules and regulations promulgated under the foregoing acts or laws; and other applicable federal statutes and the rules and regulations promulgated thereunder; and any state law or law of any state (and the rules and regulations promulgated thereunder) relating to ownership, establishment or operation of the Mortgaged Property and Sub-Loan Collateral, or the sale, offering for sale, or financing of Timeshare Interests.

          12.15. Further Assurances. Borrower will execute and deliver, or cause to be executed and delivered, such other and further agreements, documents, instruments, certificates and assurances as, in the judgment of Lender exercised in good faith may be necessary or appropriate to more effectively evidence or secure, and to ensure the performance of, the Obligations.

          12.16. Maintenance and Amenities. Borrower will maintain, or, to the extent within its control, will cause the Applicable Association to maintain, during the time Borrower maintains direct or indirect control of the Applicable Association, the Applicable Resort in good condition and repair, and in accordance with the provisions of the Applicable Resort Contract, Applicable Declarations and other Applicable Timeshare Documents, and Borrower will cause each Purchaser of a Timeshare Interest at the Applicable Resort to have continuing access to, and the use of to the extent of such Purchaser’s use periods, all of the common area, Amenities, and related or appurtenant services, rights and benefits, all as provided in the Applicable Declarations, Applicable Resort Documents and the Club Documents.

          12.17. Sub-Loan Costs. Borrower agrees to pay all existing and future Sub-Loan Costs. The provisions of this Section shall survive repayment of the Obligations or termination of this Agreement and any applicable Sub-Loan Agreement.

          12.18. Indemnification of Lender. In addition to (and not in lieu of) any other provisions of any Sub-Loan Document providing for indemnification in favor of Lender, Borrower, in connection with this Agreement and any Sub-Loan Agreement, agrees to defend, indemnify and hold harmless Lender and its participants and their subsidiaries, affiliates, officers, directors, agents, employees, representatives, consultants, contractors, servants, and attorneys, as well as the respective heirs, personal representatives, successors or assigns of any or all of them (hereafter collectively the “Indemnified Lender Parties”), from and against, and promptly pay on demand or reimburse each of them with respect to, any and all liabilities, claims, demands, losses, damages, costs and expenses (including without limitation, reasonable attorneys’ and paralegals’ fees and costs), actions or causes of action of any and every kind or nature whatsoever asserted against or incurred by any of them by reason of or arising out of or in any way related or attributable to: (a) any failure or alleged failure of Borrower to perform any of its covenants or obligations with respect to the Mortgaged Property or Sub-Loan Collateral; (b) the development of the Mortgaged Property to the extent financed by a Sub-Loan; (c) the debtor-creditor relationships between Borrower on the one hand, and the Purchasers or Lender or its participants, as the case may be, on the other; (d) the operation of the Mortgaged Property or sale of Timeshare Interests that are part of the Sub-Loan Collateral; (e) Borrower’s performance under or related to this

Agreement, any Sub-Loan Agreement, the Sub-Loan Documents or the Sub-Loan Collateral; (f) the transactions contemplated under any of the Sub-Loan Documents or any of the Applicable Timeshare Documents or Club Documents to be performed by Borrower, including without limitation, those in any way relating to or arising out of the violation of any Legal Requirements, including any condominium act or timeshare act; (g) any breach of any covenant or agreement or the incorrectness or inaccuracy of any representation and warranty of Borrower contained in this Agreement, any Sub-Loan Agreement or any of the Sub-Loan Documents (including without limitation any certification of Borrower delivered to Lender); (h) any and all taxes, including real estate, personal property, sales, mortgage, excise, intangible or transfer taxes, and any and all fees or charges to be paid by Borrower including, without limitation under the applicable timeshare act, which may at any time arise or become due prior to the payment, performance and discharge in full of the Obligations; (i) the breach of any representation or warranty of Borrower as set forth herein regarding any Environmental Laws; (j) the failure of Borrower to perform any obligation or covenant herein required to be performed pursuant to any Environmental Laws; (k) the use, generation, storage, release, threatened release, discharge, disposal or presence on, under or about the Mortgaged Property of any Hazardous Materials; (l) the removal or remediation of any Hazardous Materials from the Mortgaged Property required to be performed pursuant to any Environmental Laws or as a result of recommendations of any environmental consultant or as required by Lender; (m) claims asserted by any Person (including without limitation any governmental or quasi-governmental agency, commission, department, instrumentality or body, court, arbitrator or administrative board (collectively, a “Governmental Agency”), in connection with or any in any way arising out of the presence, use, storage, disposal, generation, transportation, release, or treatment of any Hazardous Materials on, in, under or affecting the Mortgaged Property; (n) the violation or claimed violation of any Environmental Laws in regard to the Mortgaged Property; (o) the preparation of an environmental audit or report on the Mortgaged Property, whether conducted by Lender, Borrower, or a third-party, or the implementation of environmental audit recommendations or (p) any broker fees or commissions or similar compensation. Such indemnification shall not give Borrower any right to participate in the selection of counsel for Lender or the conduct or settlement of any dispute or proceeding for which indemnification may be claimed. Lender agrees to give Borrower written notice of the assertion of any claim or the commencement of any action or lawsuit described in this Section.

          It is the express intention of the parties hereto that the indemnity provided for in this Section, as well as the disclaimers of liability referred to in this Agreement, any Sub-Loan Agreement or any Sub-Loan Document, are intended to and shall protect and indemnify Lender from the consequences of Lender’s own negligence (but not Lender’s gross negligence or intentional tortious conduct) whether or not that negligence is the sole or concurring cause of any liability, obligation, loss, damage, penalty, action, judgment, suit, claim, cost, expense or disbursement. The provisions of this Section shall survive the full payment, performance and discharge of the Obligations and the termination of this Agreement, any Sub-Loan Agreement or any Sub-Loan Document, and shall continue thereafter in full force and effect.

          12.19. Use of Borrower’s Names. Lender may use the name of Borrower and the Applicable Resort, to the extent permitted by the owner of such name, in any press release, advertisement or other promotional materials issued in respect to the Sub-Loan. Lender will provide notice and a copy of any such advertisement materials to Borrower.

          12.20. Right to Provide Future Financing. Borrower hereby agrees that Lender shall have the right to provide the acquisition, construction, renovation and development financing for all future phases of timeshare Units to be constructed by Borrower in connection with any Applicable Resort. Borrower hereby grants to Lender a first opportunity at Lender’s sole discretion, to provide all acquisition, construction, renovation and development financing for the Applicable Resort being financed by Borrower (to the extent within Borrower’s or Guarantor’s control), upon the same financial terms or terms more favorable to Borrower, for acquisition, construction, renovation or development financing as contained in this Agreement or any Sub-Loan Agreement to be secured by all of the Sub-Loan Collateral and such other collateral as may be requested by Lender.

          Borrower shall not enter into any financing agreement with any other Person relating to the acquisition, construction, renovation or development financing for any Applicable Resort unless and until Borrower has provided written notice to Lender via certified mail (return receipt requested) that Borrower intends to obtain such financing and Lender has waived in writing the option and rights as set forth in this section. Notwithstanding the foregoing, Lender shall be deemed to have waived the option and rights as set forth in this Section if Lender fails to provide Borrower with a signed letter of intent on terms acceptable to Borrower regarding such financing within thirty (30) days from the date on which Borrower has provided Lender with all information required by Lender related to such financing. The provisions of this Section shall survive payment, performance and discharge of the Obligations and the termination of this Agreement, and shall continue thereafter in full force and effect, and shall be secured by all the Sub-Loan Collateral pledged by Obligors to Lender under the Sub-Loan Documents.

          12.21. Inspector. An applicable architectural or engineering firm or firms acceptable to Lender with respect to any Sub-Loan (the “Inspector”) may be retained by Lender at Borrower’s expense for the purpose of performing inspections as the Work progresses and certifying that each Advance of any Sub-Loan is not in excess of the Work completed, less retainage, and that proceeds of such Applicable Sub-Loan are sufficient to complete the Work and covering such other matters as Lender shall require. Any such inspections shall be for Lender’s sole benefit and will not be relied upon by Borrower. Borrower shall pay all reasonable expenses of the Inspector in connection with periodic inspections of the progress of the Work and any pre-closing or post-closing meeting, audits or inspections.

          12.22. Sales and Marketing. Sales and marketing activities at the Mortgaged Property will be conducted by Borrower or a sales and marketing representative organization affiliated with, contracted with or employed by Borrower.

          12.23. Applicable Resort Contracts. Subject to the rights of the Applicable Association, Lender shall have the right to review and approve all present and future Applicable Resort Contracts to which Borrower or Manager is a party which affect the Mortgaged Property for amounts equal to or greater than $100,000 per year per Applicable Resort Contract and all modifications, extensions or terminations thereof, all of which shall be acceptable to Lender in its reasonable discretion, which approval shall not be unreasonably withheld or delayed.

          12.24. Consents. Borrower shall obtain all consents, approvals and authorizations for the transactions contemplated under this Agreement or any Sub-Loan Agreement applicable to Borrower or the Mortgaged Property, which consents, approvals and authorizations must be in form and content acceptable to Lender in its reasonable discretion.

          12.25. Engineering Survey. At any time upon the request of Lender, to the extent Lender has a reasonable basis to believe a problem exists, Borrower shall obtain, at Borrower’s cost, an engineering report or reports, by an engineering firm acceptable to Lender, covering the Mortgaged Property and/or Units confirming that the Units are mechanically and structurally sound. If such report or reports discloses any defects or inadequacies, Borrower shall promptly take all corrective actions, at Borrower’s expense to the extent Borrower has the authority to do so.

          12.26. Agreements Related to the Acquisition of the Acquired Assets. With respect to any Applicable Resort which Lender has made an Applicable Sub-Loan, Borrower will deliver to Lender prior to the date of the Initial Sub-Loan Advance, final executed copies of all documents executed and delivered in connection with Borrower’s acquisition of the Acquired Assets, including without limitation, the Acquisition Agreement and all amendments thereto, the Applicable Declaration, the Bill of Sale and Assignments and any other documents executed by Borrower in connection with the acquisition of the Applicable Phase or Applicable Resort (collectively, the “Acquisition Documents”). All of such Acquisition Documents must be in form and content acceptable to Lender and shall not be amended, modified, terminated or renewed after Lender advances a Sub-Loan on any Sub-Loan Collateral which is the subject of such Acquisition Documents without the prior written consent of Lender. Borrower shall comply with all terms and conditions of the Acquisition Documents with respect to any Applicable Sub-Loan to which such Acquisition Documents pertain.

          12.27. Exchange Company. Prior to the date of the Initial Sub-Loan Advance, Lender shall have received evidence satisfactory to Lender that the Timeshare Interests subject to the Lien of Lender’s Sub-Mortgage have been accepted by Resort Condominiums International LLC (“RCI”) or Interval International (“II”) into one of their respective reciprocal exchange programs and continues along with Borrower (or Guarantor) to remain affiliated therewith as of the applicable Sub-Loan Closing Date. Borrower agrees that such Timeshare Interests to the extent within the Borrower’s control, shall at all times be affiliated with either RCI or II. Borrower agrees to pay the applicable external exchange company any and all fees which are properly assessed by the exchange company in connection with Borrower’s or the Applicable Resort’s affiliation therewith. Borrower shall continue to sell memberships in the applicable exchange company for so long as it is authorized to do so.

          12.28. One to One Ratio Compliance. Borrower covenants that it will use its best efforts to cause the Club manager to maintain the One to One Ratio in a manner consistent with the Club Documents and applicable state timeshare registrations. Borrower shall use its best efforts to cause Club manager to provide Lender with a report on an annual basis which indicates and documents compliance with the One to One Ratio.

SECTION 13. REPORTING REQUIREMENTS.

          So long as any portion of the Obligations remains unsatisfied or this Agreement or any Sub-Loan Agreement has not been terminated, Borrower and Guarantor shall furnish (or cause to be furnished, as the case may be) to Lender the following:

          13.1. Intentionally Omitted.

          13.2. Quarterly Financial Reports. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, if applicable, of Guarantor, a Form 10-Q of Guarantor for such fiscal quarter. Lender will accept electronic notification of the filing of Guarantor’s Form 10-Q with the SEC as delivery of Guarantor’s financial statements required under this Agreement or any Sub-Loan Agreement.

          13.3. Annual Financial Reports of Guarantor. As soon as available and in any event within ninety (90) days after the end of each of calendar year, the financial statements of Guarantor, all in such detail and scope as may be reasonably required and certified by Guarantor to be true, correct and complete, and otherwise acceptable to Lender. Lender will accept electronic notification of the filing of Guarantor’s Form 10-K with the SEC as delivery of Guarantor’s financial statements required under this Agreement or any Sub-Loan Agreement.

          13.4. Officer’s Certificate. Each set of annual financial statements and quarterly financial statements delivered to Lender pursuant to Sections 13.2 and 13.3 of this Agreement will be accompanied by a certificate of Borrower in the form of Exhibit B attached hereto setting forth that the signer has reviewed the relevant terms of this Agreement and any applicable Sub-Loan Agreement (and all other agreements and exhibits between the parties) and have made, or caused to be made, under his/her supervision, a review of the transactions and conditions of Borrower and the Mortgaged Property from the beginning of the period covered by the financial statements or reports being delivered therewith to the date of the certificate and that such review has not disclosed the existence during such period of any condition or event which constitutes an Incipient Default or Event of Default or, if any such condition or event existed or exists or will exist, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

          13.5. Audit Reports. Promptly upon receipt thereof, one copy of each other report submitted to Borrower by independent public accountants or other Persons in connection with any annual, interim or special audit made by them of the books of Guarantor or the Mortgaged Property.

          13.6. Inventory Report and Sales Reports. For each Sub-Loan, within twenty (20) days after the end of each month, Borrower shall deliver to Lender an inventory report as of the prior month end, detailing the status (available, restricted, trades, write off, sold (separating deeded sold and pre-sale sold) and model) of all Timeshare Interests in the Applicable Phase or Applicable Resort. For each Sub-Loan, within twenty (20) days after the end of each month, Borrower shall deliver to Lender a sales report as of the prior month end, detailing sales, cancellations and closings for the previous month of Timeshare Interests in the Applicable Phase or Applicable Resort. Such monthly reports shall be certified by Borrower to be true, correct, and complete and otherwise in a form approved by Lender. Borrower shall also provide Club reports if requested by Lender.

          13.7. Applicable Association Reports. For each Sub-Loan, as soon as available and in any event within one hundred and eighty (180) days after the end of each fiscal year for each Applicable Association a balance sheet and income statement for the Applicable Association prepared in accordance with GAAP and on a basis consistent with prior accounting periods. The annual financial statements of the Applicable Association shall be certified by the President of the Applicable Association to be true, correct and complete and otherwise acceptable to Lender.

          13.8. Notice of Default or Event of Default. Immediately upon becoming aware of the existence of any condition or event which constitutes an Incipient Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action Borrower are taking or propose to take with respect thereto.

          13.9. Notice of Claimed Default. Immediately upon becoming aware that the holder of any material obligation or of any evidence of material indebtedness of Borrower has given notice or taken any other action with respect to a claimed default or event of default thereunder which default or claimed default would in Lender’s reasonable judgment have an effect on Borrower’s or Guarantor’s ability to perform each of their obligations hereunder or any Sub-Loan Agreement, a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default and what action Borrower is taking or proposes to take with respect thereto.

          13.10. Material Adverse Developments. Immediately upon becoming aware of any litigation, claim, action, proceeding, development or other information which is expected to materially and adversely affect Borrower, Guarantor, any of the Sub-Loan Collateral, the Mortgaged Property, or the business, prospects, profits or condition (financial or otherwise) of Borrower, Guarantor or the ability of Borrower or Guarantor to perform its Obligations under this Agreement, any Sub-Loan Agreement or any of the Sub-Loan Documents, or of the existence of any dispute between Borrower and any governmental or regulatory body or any other party which dispute is expected to materially delay or interfere with Borrower’s normal business operations or the Work, Borrower shall provide Lender with telephonic or telegraphic notice, followed by telecopied and mailed written confirmation, specifying the nature of such litigation, development, information or dispute and such anticipated effect. At the request of Lender, Borrower shall appear in and defend in favor of Lender, at Borrower’s sole expense, with regard to any such claim, action or proceeding.

          13.11. Other Information. In connection with any Sub-Loan, Borrower will promptly deliver to Lender any other information related to the Work, the Sub-Loan Collateral, the Applicable Resort, Borrower or Guarantor, as Lender may in good faith request.

SECTION 14. NEGATIVE COVENANTS.

          As of the date hereof and as to each Sub-Loan Closing Date, Obligors hereby covenant and agree with Lender as follows:

          14.1. Organization. Obligors will not amend, modify or supplement their Governing Documents in any material respect.

          14.2. Applicable Resort Contracts. No Applicable Resort Contract to which Borrower is a party and which has been pledged to Lender equal to or greater than $100,000 per year shall be modified, extended, terminated or entered into, without the prior written approval of Lender, which approval shall not be unreasonably withheld or delayed.

          14.3. Limitation on Other Debt/Further Encumbrances. Borrower will not obtain financing or grant Liens with respect to the Mortgaged Property, the Applicable Resort Contracts, the Sub-Loan Collateral, any Units or Timeshare Interests, other than loans from and Liens in favor of Lender and other than any applicable Permitted Liens and Encumbrances.

          14.4. Sale of Assets. Obligors will not sell or otherwise dispose of any interest in any of the Sub-Collateral, except the assignment of such interest to Lender or sales to Purchasers in the ordinary course of business or if disposed in the ordinary course of business.

          14.5. Amendment of Applicable Declaration. To the extent within the direct or indirect control of Obligors, Obligors will not without the prior written consent of Lender, which consent shall not be unreasonably withheld, record, file or permit any amendment of the Applicable Declaration or assign any of their rights under the Applicable Declaration. Borrower shall not assign any of its rights under the Applicable Declaration to any Person other than Lender.

          14.6. Ownership. Obligors will not permit any change in the ownership interests in Borrower or any change, direct or indirect, in the management or control of Borrower as a result of which Guarantor will cease to own 100% (directly or indirectly) of all outstanding and issued stock of Borrower.

          14.7. Other Liens or Assignments. Obligors will not sell, convey, transfer, pledge, hypothecate, encumber, grant or permit to exist a lien or security interest in any of the Sub-Loan Collateral or in any of the Applicable Resort Contracts, other than applicable Permitted Liens and Encumbrances with respect to a particular Sub-Loan as identified as an Exhibit to the Applicable Sub-Loan Agreement. Notwithstanding the foregoing, Obligors may sell Timeshare Interests to Purchasers in the ordinary course of Obligors’ business, provided that Obligors pay to Lender the required Release Payments related to such sales.

          14.8. Merger, Etc. Obligors will not change their respective names, enter into any merger, consolidation or reorganization or reclassify their ownership interests without the prior written consent of Lender, except Borrower may merge or consolidate into an Affiliate of Borrower or Guarantor or Guarantor may merge or consolidate or be acquired by Levitt Corporation or an Affiliate thereof. If Guarantor merges or consolidates into Levitt Corporation or any Affiliate thereof, Borrower or Guarantor shall (subject to compliance with applicable Legal Requirements) provide Lender with at least fifteen (15) Business Days written notice prior to the public announcement of such merger or consolidation.

          14.9. Use of Lender’s Name. Without the prior written consent of Lender, Borrower will not, and will not permit any Affiliate of any Borrower to use the name of Lender or the name of any affiliate of Lender in connection with any of their respective businesses or activities, except in connection with internal business matters and as required in dealings with governmental agencies. Guarantor shall be permitted to use Lender’s name in its investor relations presentations.

          14.10. Transactions with Affiliates. Without the prior written consent of Lender, Borrower will not enter into any transaction with any Affiliate of Borrower in connection with the Mortgaged Property (except for the Management Agreement), including, without limitation, relating to the purchase, sale or exchange any assets or properties or the rendering of any service other than have the Manager be retained in connection with the Mortgaged Property, if applicable.

          14.11. Name or Address Change. Borrower will not change its name and will not change its chief executive office or the location at which they do business without at least fifteen (15) days prior written notice to Lender and delivery to Lender of such UCC amendments or other financing statement and access agreement as Lender may require to maintain Lender’s Lien against any of the Sub-Loan Collateral and Lender’s ability to obtain access to such Sub-Loan Collateral and Borrower’s books and records.

          14.12. Distributions. Obligors will not declare or pay any dividends or distributions if any Event of Default then exists or if such dividend or distribution would result in an Incipient Default or an Event of Default, except Borrower may make dividends or distributions to Guarantor and Guarantor may make dividends and distributions to its shareholders at any time.

          14.13. Restrictions on Transfers. Without the prior written consent of Lender, Obligors shall not, whether voluntarily or involuntarily, by operation of law or otherwise: (a) transfer, sell, pledge, convey, hypothecate, factor or assign all or any portion of the Mortgaged Property or the Sub-Loan Collateral, or contract to do any of the foregoing, including, without limitation, pursuant to options to purchase, and so-called “installment sales contracts,” “land contracts” or “contracts for deed” (except that Borrower shall have the right to sell Timeshare Interests to Purchasers in arms-length transactions and as provided in Section 14.4); (b) lease or license the Mortgaged Property or any portion of the Mortgaged Property, or change the legal or actual possession or use thereof; or (c) cause or permit the assignment, pledge or other encumbrance of any of the Applicable Resort Contracts or all or any portion of Borrower’s right, title or interest in the Applicable Declaration.

          14.14. Restrictive Covenants. Without the prior written consent of Lender, Borrower will not consent to, or otherwise acquiesce in, any change in any private restrictive covenant, planning or zoning law or other public or private restriction, which would limit or alter the use of the Mortgaged Property, except Borrower may record documents in connection with development of the Applicable Resort provided same are consented to by Lender.

          14.15. Timeshare Regime. Without the prior written consent of Lender, Borrower will not amend, modify or terminate the Applicable Declaration; nor shall Borrower assign its rights as “developer” under the Applicable Declaration to any Person other than Lender.

          14.16. Chief Executive Office. Obligors will not change their chief executive office or the location at which they do business without at least fifteen (15) days prior written notice to Lender and delivery to Lender of such UCC amendments or other financing statement and access agreement as Lender may require to maintain Lender’s lien against any of the Sub-Loan Collateral and Lender’s ability to obtain access to such Sub-Loan Collateral and Obligors’ books and records.

          14.17. Marketing/Sales. Without the prior written consent of Lender, Borrower will not market, attempt to sell or sell or permit or justify any sales or attempted sales of any Timeshare Interests in the Applicable Phase or Applicable Resort except in compliance in all material respects with the applicable timeshare act and all applicable Legal Requirements in each Applicable Jurisdiction where marketing, sales or solicitation activities occur.

          14.18. Amenities. Borrower will not make any promises of or representations regarding any applicable Amenities and their availability for use by Purchasers, unless such Amenities are fully completed or such use as otherwise permitted by applicable Legal Requirements (Timeshare Interest are otherwise permitted to be sold in accordance with applicable legal requirements) and the right of the Purchasers to use such Amenities is set forth in a legally binding agreement approved by Lender in writing or such potential use is accurately disclosed.

          14.19. Changes in Accounting. Borrower and Guarantor shall not change their method of accounting unless such change is permitted by GAAP and provides such change does not have the effect of curing or preventing what would otherwise be an Event of Default if such change had not taken place unless such change is required by GAAP.

          14.20. Club Reservation System. Should the Reservation System become otherwise unavailable to the Club as a result of termination of the Club management contract by and between the Vacation Club Managing Entity, Vacation Trust, Inc., a Florida corporation, as Trustee pursuant to the terms of the Trust Agreement (as defined in the POS) (the “Club Trustee”) and Bluegreen Vacation Club, Inc. (“Club Management Contract”) or as a result of termination of the existence of the Vacation Club Managing Entity, then Borrower or Guarantor shall use their best efforts to cause the appropriate persons or entities to comply in all material respects with the F.S. Ch. 721 - the Florida Vacation Plan and Timesharing Act (specifically Florida Statutes Chapter 721.56 (5), as may be applicable, together with the then-current Bluegreen Vacation Club Multi-Site Public Offering Statement approved by the Division (“POS”), which presently provides that in the event of termination of the Vacation Club Managing Entity, a trust arrangement meeting the criteria of 721.56(5)(b) shall be established to provide for an adequate period of continued operation of the Reservation System for the Club until a substitute reservation system can be acquired.

SECTION 15. AFFILIATE INDEBTEDNESS.

          Borrower agrees that all Affiliate Indebtedness at any time owing by any Borrower under any Sub-Loan Agreement shall be unsecured and shall be absolutely subordinated to the Obligations except payments of Affiliate indebtedness may be made so long as no Event of Default exists and is continuing. Except as set forth above, Borrower will not, directly or indirectly: (a) permit any payment to be made in respect of any indebtedness, liabilities or obligations, direct or contingent, to any Direct Affiliate which are subordinated by the terms thereof or by separate instrument to the payment of the Obligations, except in accordance with the terms of such subordination; (b) permit the amendment, rescission or other modification of any such subordination provisions of any of Borrower’s subordinated obligations in such a manner as to affect adversely Lender’s Lien in and to the Sub-Loan Collateral or Lender’s senior priority position and entitlement as to payment and rights with respect to the Obligations; or (c) permit the prepayment or redemption, of all or any part of Borrower’s obligations to any Affiliate, or of any subordinated obligations of Borrower, except in accordance with the terms of such subordination provisions.

SECTION 16. FINANCIAL COVENANTS.

          16.1. Minimum Tangible Net Worth. Guarantor shall maintain Tangible Net Worth determined on a consolidated basis of not less than (a) $250,000,000, as of the date of this Agreement and at all times thereafter, which shall be measured and confirmed quarterly and annually to Lender’s satisfaction, until each Sub-Loan is paid in full and Lender shall have no further obligation to fund any Advances under any Sub-Loans made in connection herewith. The terms “Tangible Net Worth” and “Net Income” shall have the meanings given to them under GAAP.

          16.2. Minimum Debt to Tangible Net Worth Ratio. Guarantor shall not permit the ratio of its total debt (excluding liabilities subordinated to any Sub-Loan and non-recourse receivable backed debt), as determined in accordance with GAAP, to its Tangible Net Worth as determined in accordance with GAAP, to exceed 2.5 to 1.0, which shall be measured and confirmed annually to Lender’s satisfaction until each Sub-Loan is paid in full and Lender shall have no further obligations to fund any Advance under any Sub-Loans made in connection herewith.

SECTION 17. CONDITIONS OF AND DOCUMENTS TO BE DELIVERED ON OR BEFORE THE SUB-LOAN CLOSING DATE.

          The following are conditions of any Sub-Loan closing and must be provided prior to the Sub-Loan Closing Date for such Sub-Loan. To the extent that the conditions involve the delivery to Lender of any documents or other due diligence items, such documents and items must be in form and content acceptable to Lender in its discretion.

          17.1. Sub-Agreement and Sub-Loan Documents. Lender shall receive the Sub-Loan Agreement and all of the Sub-Loan Documents duly executed by all parties thereto.

          17.2. Opinions of Counsel. Lender shall receive an opinion of corporate counsel for Obligors and the Applicable Association in the Applicable Jurisdictions.

          17.3. Applicable Timeshare Documents. Lender shall receive a copy of each of the following and all amendments thereto, certified as to accuracy and completeness by the Borrower:

(a)	Applicable Declaration;

(b)	Condominium and/or Timeshare Plan;

(c)	the existing Public Report;

(d)	Projected cash flows for the Mortgaged Property and Sub-Loan Collateral;

(e)	Applicable Association Articles of Incorporation and By-laws;

(f)	Management Agreement, if applicable;

(g)	Rules and Regulations;

(h)	Form of owner’s purchase contract and warranty deed; and

(i)	Such other Applicable Resort-related documents as Lender may require.

          17.4. Applicable Association Documents. Lender shall receive a copy of the Governing Documents of the Applicable Association and all amendments thereto.

          17.5. Obligors’ Documents. Lender shall receive a copy of the Governing Documents of each Obligor and all amendments thereto, certified as to accuracy and completeness by either an officer of such Obligor or by the public official in whose office the same are recorded or filed.

          17.6. Good Standing Certificates. Lender shall receive current good standing certificates issued by the secretaries of the states of their respective formation and all other states in which they do business, confirming the current good standing and qualification of each Obligor in such states.

          17.7. Insurance. Lender shall receive certificates of insurance or policies of insurance evidencing that all insurance (including flood insurance, if required) required by the Applicable Declaration, the Sub-Loan Mortgage, this Agreement, the Sub-Loan Agreement or the applicable Agreement to Provide Insurance is in force and will not attempt to cancel without endeavoring to provide at least thirty (30) days written notice by the insurance carrier to Lender.

          17.8. Flood Insurance. If any portion of any of the Applicable Resort is within an area designated by the Director of the Federal Emergency Management Agency, pursuant to the Flood Disaster Protection Act of 1973, as amended, as one having special flood hazards, Obligors shall deliver to Lender evidence that the buildings and other improvements within such areas are covered by flood insurance to the maximum limit of coverage available under the Flood Disaster Protection Act of 1973, as amended. If no portion of the Applicable Resort is within such a special flood hazard area, Obligors shall provide Lender with confirmation of such fact from a surveyor, the municipality in which the Applicable Resort is located or Obligors’ counsel.

          17.9. Authorizing Resolutions. Lender shall receive a copy of the resolutions of each Obligor authorizing the transactions contemplated hereunder and the execution of the Sub-Loan Agreement and the Sub-Loan Documents and all collateral documents on behalf of each Obligor.

          17.10. Applicable UCC-1 Financing Statements. Lender shall receive confirmation that the applicable UCC-1 financing statements naming Lender as secured party and Borrower as debtor describing all Sub-Loan Collateral now or hereafter assigned by Borrower to Lender pursuant hereto have been filed with the Secretary of State of the Applicable Jurisdiction and the public records for the Applicable Jurisdiction.

          17.11. UCC-1 Search Report. Lender shall receive a current search report from a UCC search company approved by Lender setting forth all UCC-1 filings, tax liens and judgment liens made against each Obligor. Such search report must indicate that at the time of the filing of the financing statements (Form UCC-1) in favor of Lender there were on file no financing statements or liens evidencing a security interest in any Sub-Loan Collateral.

          17.12. Releases. Lender shall receive releases and satisfactions from all persons or entities holding liens, claims or encumbrances against the Mortgaged Property or any of the Sub-Loan Collateral.

          17.13. Closing Certificates. Lender shall receive the executed closing certificate of each Obligor certifying to Lender that all representations and warranties of Obligors in this Agreement and the Applicable Sub-Loan Agreement are accurate and complete and that Obligors or have complied with all covenants and conditions of closing set forth in this Agreement and the Applicable Sub-Loan Agreement.

          17.14. Compliance. Lender shall receive evidence satisfactory to Lender that Borrower, Guarantor and the Applicable Phase or Applicable Resort are in compliance in all material respects with all Legal Requirements.

          17.15. Borrower’s Certificate of Indemnity. Lender shall receive Borrower’s Certificate of Indemnity, if necessary, in form and content sufficient to permit the Title Company to delete any exception for parties in possession, matters of survey, mechanic’s or materialmen’s liens, the gap period, and taxes and assessments which are due and payable.

          17.16. Mortgagee Title Insurance Commitment and Title Policy. Lender shall receive a commitment to issue a Title Policy underwritten by the Title Company, in an amount at least equal to the amount of the applicable Sub-Loan and insuring that the Sub-Loan Mortgage creates a first lien in and to the Mortgaged Property without exception for any persons claiming a right to use or occupy the Mortgaged Property except as agreed to by Lender, filed and unfiled mechanics’ liens and claims, taxes (whether liened or not) or for matters which an accurate survey would disclose and subject only to such exceptions and conditions to title as Lender shall approve in writing. Borrower shall also cause to be delivered to Lender a pro forma lender’s policy of title insurance. The Title Policy shall be consistent with the title commitment and pro forma lender’s policy. Such Title Policy shall contain such affirmative coverage as Lender deems necessary, including but not limited to, an affirmative statement or endorsement that the Title Policy insures Lender against all mechanics’ and materialmen’s liens arising from or out of construction of the Work and shall contain endorsements in form and content reasonably acceptable to Lender to the extent obtainable: (a) insuring against matters which would be disclosed on an accurate survey; (b) insuring that no building restriction or similar exception to title disclosed on the Title Policy has been violated and that any violation thereof would not create or result in any reversion, reverter or forfeiture of title; (c) insuring compliance of the Applicable Resort with all zoning requirements; (d) insuring over any environmental superlien or similar lien; (e) a contiguity endorsement (if applicable); (f) available interest rate endorsement; and (g) any other endorsements reasonably requested by

Lender. The Title Policy shall provide that Lender shall receive an endorsement to the Title Policy on the date of each Advance under any Sub-Loan: (i) indicating that since the date of the last preceding Advance under the Applicable Sub-Loan Agreement there has been no change in the state of title and no mechanic’s or materialmen’s lien, claim or lien or similar notice has been filed against the Applicable Phase or Applicable Resort; (ii) updating the Title Policy to the date of such Advance under the Applicable Sub-Loan Agreement; and (iii) increasing the coverage of the Title Policy by an amount equal to such Advance, if the Title Policy does not by its own terms provide for such an increase. The condition of title must be satisfactory to Lender in all respects. The final Title Policy in connection with each Sub-Loan must be delivered to Lender at or promptly after the Sub-Loan Closing Date but in no event later than thirty (30) days following the Sub-Loan Closing Date consistent in all respects with the title commitment and pro forma lender’s policy.

          17.17. Taxes and Assessments. Lender shall receive evidence that all taxes and assessments related to the Applicable Resort have been paid, or will be paid out of closing proceeds, which taxes and assessments include, without limitation, real property taxes, and any assessments related to the Mortgaged Property. Except as disclosed in writing to Lender prior to any Sub-Loan Closing Date, Borrower shall have provided evidence satisfactory to Lender that the Units have been segregated from all other property on the applicable municipal tax rolls.

          17.18. Preclosing Inspections. Lender shall have conducted and approved due diligence investigations satisfactory to Lender of the Obligors, the Mortgaged Property and the Sub-Loan Collateral.

          17.19. Expenses. Obligors shall have paid all fees and expenses required to be paid to Lender prior to or at any Sub-Loan Closing pursuant to this Agreement and the applicable Sub-Loan.

          17.20. Acquisition Documents. Lender shall have received a copy of each of the following and all amendments thereto, certified as to accuracy and completeness by Borrower:

                      (a)           The Acquisition Documents; and

                      (b)           All other documents collateral to the Acquisition Documents.

          17.21. Closing on Acquisition Agreement. Lender shall have received evidence that closing under the Acquisition Agreement has been completed pursuant to the Acquisition Agreement, without any material modifications thereto or waiver by Borrower of conditions thereunder, and that all Acquisition Documents have been duly executed, delivered and recorded (if applicable) and are in form and content acceptable to Lender.

          17.22. Permits and Approvals. Lender shall have received copies of all existing building and renovation permits, all other applicable governmental permits, approvals, consents and licenses for the Mortgaged Property and satisfactory evidence that the Mortgaged Property and the intended uses of the Mortgaged Property are and will be in compliance with all Legal Requirements. Such evidence may include letters, licenses, permits, certificates and other correspondence from the appropriate governmental authorities, opinions of Borrower’s attorney or other attorneys, as Lender may determine or other confirmation acceptable to Lender. All such approvals shall continue to be legally valid and shall remain in full force and effect after issuance and until the Sub-Loan is repaid in full.

          17.23. Applicable Resort Contracts. Lender shall have received executed copies of all Applicable Resort Contracts.

          17.24. Compliance with Planning and Zoning Stipulations. Obligors shall have furnished Lender with evidence of compliance of the Applicable Resort with applicable zoning and other governmental requirements as Lender may require.

          17.25. Applicable Resort Broker. Lender shall have received evidence that Borrower has retained a broker of record for the Applicable Resort as may be required by applicable law.

          17.26. Escrow Agreements. Lender shall have received such executed escrow agreements as Lender may reasonably require.

          17.27. Credit References. Lender shall have received satisfactory credit references on the Obligors and the officers of the Obligors from such creditors as may be required by Lender.

          17.28. Acquisition and/or Construction Equity. Lender shall have received evidence that Borrower is funding from its own funds (and not with proceeds of any Sub-Loan) at least 15% of the verifiable costs to acquire the Applicable Phase or Applicable Resort and/or complete the Work for the Applicable Phase or Applicable Resort, as applicable.

          17.29. Post-Closing Requirements. If Lender agrees in its sole discretion to complete closing under this Agreement even though certain conditions or requirements have not been satisfied, Obligors agree to satisfy such conditions and requirements within the time periods set forth in any post-closing letter agreement, but is not otherwise specified in any event no later than ninety (90) days after the date of the applicable Sub-Loan Agreement.

          17.30. Other. Lender shall have received such other documents, opinions and items as Lender may reasonably request.

          Subject to the provisions of Section 18 below in connection with any Construction Advance, Lender shall require each of the above documents to be provided prior to making the Initial Sub-Loan Advance in connection with any Sub-Loan unless waived in writing by Lender. By completing the closing hereunder, or by making Advances under any Sub-Loan Agreement, Lender does not thereby waive a breach of any warranty or representation made by Borrower or Guarantor hereunder or any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower or Guarantor is specifically reserved by Lender.

SECTION 18. CONDITIONS TO LENDER’S OBLIGATION TO MAKE CONSTRUCTION ADVANCES IN CONNECTION WITH ANY SUB-LOAN.

          In addition to, but not in limitation of, any other conditions set forth in this Agreement, Lender’s obligation to make any Construction Advance in connection with any Sub-Loan Agreement shall be subject to fulfillment of the following conditions to Lender’s satisfaction. To the extent that the conditions involve the delivery to Lender of any documents or other due diligence items, such documents and items must be in form and content reasonably acceptable to Lender in its discretion.

          18.1. Documents. Lender shall have received the documents and items required under Section 17, as applicable.

          18.2. Representations and Warranties. The representations and warranties of Obligors contained in this Agreement or in any Sub-Loan Agreement or otherwise made by or on behalf of Obligors to Lender in connection with the transactions contemplated hereby shall have been true and complete when made and as of the time of each Construction Advance under any Sub-Loan Agreement.

          18.3. Covenants. Obligors shall have fully performed and complied with all agreements and conditions contained in this Agreement, any Sub-Loan Agreement or other Sub-Loan Documents.

          18.4. No Default. No Incipient Default or Event of Default shall have occurred.

          18.5. Request for Sub-Loan Advance under Construction Component of Sub-Loan. Except as otherwise provided in this Agreement, Lender shall have received in connection with the applicable Sub-Loan, a Request for Sub-Loan Advance for the subject Construction Advance duly executed on behalf of Borrower with such supporting documentation as Lender may require. Each Request for any Construction Advance, a form of which is attached as Exhibit “D” hereto, shall:

                    (a)          specify the subject Sub-Loan and Applicable Sub-Loan Agreement and the principal amount of the Construction Advance requested and the specific category and amount of costs of the Work to be paid with the proceeds thereof;

                    (b)          be submitted with a completed standard AIA requisition form or equivalent that describes the total cost budget in detail, by line item categories on the construction budget, with each line item including detail of the total amount completed and stored to date, the total amount of prior Construction Advances for the subject Sub-Loan, the amount of the current requested Construction Advance for the subject Sub-Loan, and the balance to complete the remainder of the Work on the Applicable Phase or Applicable Resort;

                    (c)          be signed by an officer of Borrower;

                    (d)          contain a certification by Borrower and/or the Inspector, to the effect that the progress of construction is in accordance with the applicable Specifications and is such that the applicable Work will be completed by the Applicable Completion Date; and

                    (e)          be accompanied by an internal cost report (including check numbers for bills paid) and if requested by Lender then such further back-up (including copies of bills and paid invoices), as reasonably requested or other documentation satisfactory to Lender that provide evidence for the costs requested to be advanced and evidence, as necessary, that Construction Advances made pursuant to prior Requests for Advance for Construction Advances for such Sub-Loan for costs that were billed and not yet paid have been expended as requisitioned.

                    (f)          state that the representations, warranties and covenants of Borrower contained in this Agreement any and the Applicable Sub-Loan Agreement and any closing or funding related certifications are true and correct as of the date of the request and, after giving effect to the making of such requested Construction Advance, will be true and correct as of the date on which the requested Construction Advance is to be made;

                    (g)          state that in connection with the Applicable Sub-Loan, no Default or Event of Default exists as of the date of the request and, after giving effect to the making of such requested Construction Advance, no Default or Event of Default would exist as of the date on which the requested Advance is to be paid.

                    (h)          the Inspector shall after inspection of the Work for each applicable Phase verify that the progress of construction claimed in the Request for Construction Component Advance and confirm that such construction is progressing in accordance with the plans, the delivery of labor, services and materials covered by the Request for Construction Component Advance and the Applicable Phase Total Budget and all Applicable Laws, that the aggregate amount of Advances on the Construction Component of the Loan does not exceed the cost of work already completed and that the applicable Phase will be completed on or before the Applicable Completion Date. A form of TFC’s Inspector Sub-Loan Construction Cost Certificate to be used for each Sub-Loan is attached as “Exhibit E” hereto.

                    (i)          The Contractor shall submit a draw certificate to Lender in the form of the Sub-Loan Draw Certificate of the General Contractor which is attached as “Exhibit F” hereto.

            18.6. Soft Costs. Lender shall have received written documentation which satisfactorily accounts to Lender for the expenditure of funds allocated to the payment of any “soft” costs set forth on the applicable Sub-Loan Cost Certificate.

            18.7. Other Agreements. Each agreement required to have been executed and delivered in connection with any prior Advance shall be consistent with the terms of this Agreement and the Applicable Sub-Loan Agreement and shall be in full force and effect.

          18.8. Construction Documents. Lender shall have received copies of the applicable fully executed Sub-Loan Construction Contract, in form and content satisfactory to Lender in its sole discretion in connection with the Work. Lender shall have received the consents and agreement of the Contractor, as required under Section 11.3.

          18.9. Contractor’s Insurance. In connection with each Sub-Loan, Lender shall have received evidence of the insurance carried by the Contractor, in coverage and amount satisfactory to Lender, in Lender’s reasonable discretion.

          18.10. Inspector’s Plan and Cost Review. Lender shall have received a written plan and cost review from the Inspector covering such matters as may be required by Lender and stating that the proposed Work can feasibly be constructed within the cost limitations set forth in the applicable Sub-Loan Cost Certificate and that the proposed Work, when completed in accordance with the Specifications, will comply with all zoning and governmental requirements.

          18.11. Inspector’s Report. Lender shall have received a report satisfactory to Lender completed by the Inspector which concludes that the construction of the Work has been in accordance with the Specifications and that the Construction Advances do not exceed the cost of the work in place.

          18.12. Certificates of Substantial Completion. In connection with each Sub-Loan, Lender shall have received payment applications from the Contractor, Inspector and Borrower for all Work performed to date.

          18.13. Compliance. Lender shall have received a certificate from the Borrower stating that the Work has been in accordance with the Specifications and that such Work, the Mortgaged Property, the Sub-Loan Collateral and Obligors have at all times been in compliance with all Legal Requirements.

          18.14. Lien Waivers, etc. Title Company and Lender, as appropriate, shall have received any and all affidavits, indemnity agreements, lien waivers, certificates and other documents that may be required by the Title Company as a condition to insuring all Construction Advances under the Title Policy in connection with any Sub-Loan. Such other documents shall include, but not be limited to, paid invoices and lien waivers from the Contractor relating to the Work.

          18.15. Title Policy Endorsements. Lender shall have received an endorsement to the Title Policy dating down the Title Policy to the date of each Advance under any Sub-Loan; indicating that since the original date of the Title Policy there has been no change in the state of title and no title exceptions not approved by Lender and such other endorsements to the Title Policy required by Lender; insuring the lien of the applicable Sub-Loan Mortgage, free and clear of any and all mechanics’ liens related to the Work; and, if necessary, increasing the insurance coverage to cover all Construction Advances related to the Work.

          18.16. Fees and Expenses. Obligors shall have paid all fees and expenses then due and payable and required to be paid by pursuant to this Agreement and any Sub-Loan Agreement in connection with any requested Construction Advance or any conditions related thereto.

          18.17. Permits and Approvals. Lender shall have received copies of all building and renovation permits and all other licenses, permits, certificates and approvals required in connection with the Work to be financed with the requested Construction Advance in connection with any Sub-Loan.

          18.18. Sub-Loan Mortgage. Lender shall have no obligation to make any Construction Advance in connection with any Sub-Loan unless: (i) the applicable Sub-Loan Mortgage shall constitute a first lien on the Mortgaged Property, subject only to the applicable Permitted Liens and Encumbrances; (ii) there shall exist no other Lien of any sort, whether prior or inferior, than the Lien of the Sub-Loan Mortgage; and (iii) Lender shall have received a date-down of the Title Policy effective as of the date of the requested Construction Advance insuring the foregoing.

          18.19. Completion of Work. Lender shall also be under no obligation to make any Construction Advance in connection with any Sub-Loan: (a) if Lender reasonably determines that construction of the Work cannot be completed by the Applicable Completion Date; (b) if Lender is not reasonably satisfied that the proceeds of the Sub-Loan remaining undisbursed plus the future required equity of Borrower will be sufficient to complete all of the Work according to the applicable Specifications and to pay for all labor, materials and costs and all other costs and disbursements required to complete the Work, including interest and other non-construction costs; (c) if the Applicable Resort or Applicable Phase, as the case may be, shall have been materially damaged by fire or other casualty; or (d) if the Work is not substantially completed by the Applicable Completion Date.

          18.20. Additional Equity. Lender shall also be under no obligation to make any Construction Advance in connection with any Sub-Loan unless Borrower shall have furnished Lender with evidence in form and substance reasonably acceptable to Lender which establishes that Borrower has paid or is paying a minimum of 15% of the verifiable costs of the Work related to such Construction Advance.

          18.21. Advances Do Not Constitute a Waiver. No Construction Advance in connection with any Sub-Loan shall constitute a waiver of any condition of Lender’s obligation to make further Construction Advances.

          18.22. No Obligation to Fund After Filed Liens. Lender shall have no obligation to advance any monies at any time (in connection with any Sub-Loan) (a) that there is a claim of lien filed of record against the Mortgaged Property which has not been paid, transferred to other security or otherwise satisfactorily discharged, or (b) that any condition precedent to such Advance has not been met, or (c) Borrower shall have failed to comply with any material provision of this Agreement or the applicable Sub-Loan Agreement, or (d) an Event of Default or Incipient Default has occurred and is continuing, or (e) there should otherwise be a material dispute, involving the Contractor and a Subcontractor with each other or with Borrower, which Lender believes in its reasonable judgment must be resolved prior to funding additional Advances under such Sub-Loan. Lender’s commitment to make Construction Advances hereunder and in connection with any Sub-Loan Agreement shall at no time be subject to or liable to attachment or levy by any creditor of Borrower or by the Contractor, or any agent, contractor, subcontractor or supplier of Borrower. No such Persons are intended to be third-party beneficiaries of this Agreement or any Sub-Loan Agreement or any documents or instrument related to the Applicable Sub-Loan or to have any claim or claims in or to any undisbursed or retained Applicable Sub-Loan proceeds.

          18.23. Stored Goods. Lender shall have the right to approve or disapprove Advances for stored or ordered goods.

          18.24. Other. Lender and its counsel shall have received copies of such documents and papers as Lender or such counsel may reasonably request in connection with such requested Construction Advance.

SECTION 19. DEFAULT.

          The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder and under any Sub-Loan Agreement or Sub-Loan Documents:

          19.1. Sub-Loan Payments. (i) Borrower shall fail to make any payment or mandatory prepayment of principal, interest, any Release Payments or Advance fees, within five (5) Business Days of the date such payment is due in connection with any Sub-Loan; and/or (ii) Borrower shall fail to make payment of any other fees or payment obligations due to Lender (other than as set forth in (i) above) within five (5) Business Days after written notice from Lender to Borrower that such a payment is due and payable in connection with any Sub-Loan.

          19.2. Covenant Defaults. Borrower shall fail to perform or observe any of Obligations, covenants, agreements or warranties contained in this Agreement, any Sub-Loan Agreement or in any of the Sub-Loan Documents, and such failure shall continue unremedied for a period of twenty (20) days after the notice from Lender to Borrower of the existence of such failure, provided that in the event that Borrower is entitled to cure such failure within such twenty (20) day period, but due to the nature of such failure, the cure cannot be completed within the twenty (20) day period notwithstanding Borrower’s diligent efforts to do so, then Borrower shall have an additional twenty (20) days to complete such cure (for a total of forty (40) days to cure), provided that Borrower is diligently seeking to cure such default within the additional twenty (20) day period.

          19.3. Warranties or Representations. Any representation, warranties, or other statement made by or on behalf of Borrower or Guarantor in this Agreement, any Sub-Loan Agreement, any of the Sub-Loan Documents or in any instrument furnished in compliance with or in reference to the Sub-Loan Documents, is false, misleading or incorrect in any material respect as of the date made or reaffirmed.

          19.4. Enforceability of Liens. Any Lien or security interest granted by Borrower to Lender in connection with the Obligations is or becomes invalid or unenforceable or is not, or ceases to be, a perfected first priority Lien or security interest in favor of Lender encumbering the asset to which it is intended to encumber, and Borrower fails to cause such Lien or security interest to become a valid, enforceable, first and prior Lien or security interest in a manner satisfactory to Lender within ten (10) days after Lender delivers written notice thereof to Borrower.

          19.5. Involuntary Proceedings. A case is commenced or a petition is filed against Borrower or Guarantor under any Debtor Relief Law, a receiver, liquidator or trustee of Borrower or Guarantor or of any material asset of Borrower or Guarantor is appointed by court order and such order remains in effect for more than thirty (30) days; or if any material asset of Borrower or Guarantor is sequestered by court order and such order remains in effect for more than thirty (30) days.

          19.6. Proceedings. Borrower or Guarantor voluntarily seeks, consents to or acquiesces in the benefit of any provision of any Debtor Relief Law, whether now or hereafter in effect, consents to the filing of any petition against it under such law, makes an assignment for the benefit of its creditors, admits in writing its inability to pay its debts generally as they become due, or consents or suffers to the appointment of a receiver, trustee, liquidator or conservator for it, him or her or any part of its, his or her assets.

          19.7. Attachment; Judgment; Tax Liens. The issuance, filing, levy or seizure against the Sub-Loan Collateral, the Applicable Resort, the Applicable Resort Contracts, Borrower, Guarantor or any assets of Borrower or Guarantor, of one or more attachments, injunctions, executions, tax liens or judgments for the payment of money cumulatively in excess of $100,000 in the aggregate, or the filing of any mechanics’ or materialmen’s lien or claim of lien which is not discharged in full or stayed within thirty (30) days after issuance or filing.

          19.8. Intentionally Omitted.

          19.9. Removal of Sub-Loan Collateral. Borrower conceals, removes, transfers, conveys, assigns or permits to be concealed, removed, transferred, conveyed or assigned, any of the Sub-Loan Collateral or any of its assets in violation of the terms of the Sub-Loan Documents or with the intent to hinder, delay or defraud its creditors or any of them including, without limitation, Lender.

          19.10. Default of Guarantor. Any default under any Guaranty or the revocation or attempted revocation or repudiation thereof, in whole or part, by Guarantor.

          19.11. Merger or Dissolution. Any merger, dissolution, consolidation, reorganization, liquidation or restructure of Borrower, in violation of the terms of this Agreement, any Sub-Loan Agreement or any Sub-Loan Document.

          19.12. Default by Borrower or Guarantor Under Other Agreements. Any default by Borrower or Guarantor in the payment or performance of any indebtedness to Lender or to any affiliate of Lender (after expiration of any applicable grace, notice or cure period); provided, however, a default under the Securitization Bonds shall not give rise to a Default or Event of Default hereunder or under any Sub-Loan Agreement or other Sub-Loan Documents and a Default or Event of Default hereunder or under any Sub-Loan Agreement or other Sub-Loan Documents shall not give rise to a default under the Securitization Bonds.

          19.13. Loss of License. The loss, revocation or failure to renew or file for renewal of any registration, approval, license, permit or franchise now held or hereafter acquired by Borrower with respect to any Work in connection with any Sub-Loan, the Mortgaged Property, the Sub-Loan Collateral or sale and financing of any Units or Timeshare Interests comprising the Sub-Loan Collateral, or the failure to pay any fee, which is necessary for the continued operation of the applicable Mortgaged Property, sale and financing of any Units or Timeshare Interests or Borrower’s business in the same manner as it is being conducted at the time of such loss, revocation, failure to renew or failure to pay and such loss, revocation or failure to renew or file for renewal shall continue for thirty (30) days.

          19.14. Issuance of Order. The issuance of any stay order, cease and desist order, injunction, temporary restraining order or similar judicial or nonjudicial sanction limiting or otherwise materially and adversely affecting any Work which has commenced in connection with any Sub-Loan under which Lender has made a Construction Advance, other business operations in respect of any Mortgaged Property or Sub-Loan Collateral, or the enforcement of Lender’s remedies and such order or other court sanction shall continue for twenty (20) days provided that Borrower shall be entitled to cure such failure for a period of twenty (20) days and if such failure cannot be completed within the twenty (20) day period, notwithstanding Borrower’s diligent efforts to do so, then Borrower shall have an additional twenty (20) days to complete such cure (for a total of forty (40) days to cure), provided that Borrower is diligently seeking to cure such default within the additional twenty (20) day period.

          19.15. Violation of Negative Covenants. Borrower violates any negative covenant set forth in Section 14 not cured within the cure period set forth in Section 19.2.

          19.16. Deficiency. In Lender’s good faith opinion, the cost of completing the applicable Work in accordance with the applicable Specifications exceeds the total amount set forth in the applicable Sub-Loan Cost Certificate, and Borrower has failed to make arrangements satisfactory to Lender within ten (10) days after notice from Lender for the payment of such additional costs.

          19.17. Abandonment or Cessation of Construction. Prior to completion, the Work with respect to any Sub-Loan (pursuant to which Lender has made a Construction Advance) which is commenced shall be abandoned or shall cease for any reason (unless an event of Force Majeure as defined in Section 11.21 has occurred) and not be resumed within thirty (30) days thereafter and same materially and adversely affects Borrower’s ability to repay the Sub-Loan.

          19.18. Lien Against Sub-Loan Collateral. Other than Permitted Liens and Encumbrances, if Borrower grants any Lien upon any of the Sub-Loan Collateral or Borrower grants any Lien against any part of the Mortgaged Property or Sub-Loan Collateral unless otherwise approved by Lender in writing.

          19.19. Unauthorized Work. Borrower shall, without Lender’s prior written consent, undertake or contract for Work outside of or beyond the scope of the Specifications other than pursuant to change orders permitted pursuant to Section 11.3 of this Agreement or the provisions of any Sub-Loan Agreement which action is not cured within the cure period set forth in Section 19.2.

          19.20. Breach. Any violation or breach shall occur in any agreement, covenant or restriction affecting title to the Applicable Resort not cured within the cure period set forth in Section 19.2.

          19.21. Criminal Proceedings. The indictment of Borrower or Guarantor under any criminal statute, or the commencement of criminal or civil proceedings against Borrower or Guarantor pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any Sub-Loan Collateral, or Borrower or Guarantor engages or participates in any “check kiting” activity regardless of whether a criminal investigation has been commenced.

          19.22. Bonding Requirements. To the extent applicable, Borrower fails to maintain any applicable payment, performance and completion bonds satisfactory in form, content and amount and with a bonding company satisfactory to Lender guarantying the completion, development and furnishing of the Applicable Phase or Applicable Resort as required by Lender and in accordance with the terms and conditions of this Agreement and any Sub-Loan Agreement.

          19.23. Permits. Any building permit required for the applicable Work shall be revoked or suspended or shall lapse, or if any building or other permit or license shall be conditional in nature and Borrower shall fail to punctually satisfy the conditions so as to prevent its validity, and such revocation, suspension, lapse or failure to satisfy continues uncured for a period of thirty (30) days or such longer period not to exceed ninety (90) days if Borrower is proceeding diligently to complete such cure.

          19.24. Fraud. If Borrower or Guarantor takes or is in the process of taking any action which Lender shall deem to be intended to (i) defraud any of their creditors, including, without limitation, Lender, (ii) convert all or any portion of the Sub-Loan Collateral, or (iii) intentionally violate or circumvent any Legal Requirements material to their respective businesses.

          19.25. Suspension of Sales. The issuance of any stay order, cease and desist order, injunction, temporary restraining order, notice of violation of any law, ordinance or regulation or other judicial or nonjudicial sanction limiting or materially affecting any

Timeshare Interest marketing or sales activities in respect of the Applicable Phase or Applicable Resort or any portion of the Mortgaged Property or Sub-Loan Collateral or suspending Work on any portion of the Applicable Phase or Applicable Resort or the Mortgaged Property, which order, injunction, notice of violation or sanction is not terminated or dissolved within the cure period set forth in Section 19.2.

          19.26. Insolvency. Borrower or Guarantor becomes insolvent or otherwise generally unable to pay its respective debts as and when they become due or payable.

          19.27. Encroachments and Permits. If all or any portion of any of the construction of improvements for any Applicable Phase or Applicable Resort (excluding common areas) encroach (without consent) in any material respects not indicated on the applicable As-Built Survey, upon any street or road, setback, or easement or upon any adjoining property, or violate in any material respects any Legal Requirements, or of any governmental or quasi-governmental authority, or any zoning setback line; or if any building permit(s) or any permit, license, approval or consent from any Governmental Agency shall be revoked or suspended or shall lapse, and after receipt of written notice to such effect Borrower or Guarantor fails to punctually satisfy the conditions so as to prevent its invalidity and any such breach is not cured within the cure period in Section 19.2.

          19.28. Material Adverse Change. A material adverse change in the value of any of the Sub-Loan Collateral or the Mortgaged Property or in the financial condition of Borrower or Guarantor has occurred as determined by Lender in its reasonable discretion.

          19.29. Cessation of Business. Any cessation of a material part of the operation of the applicable Mortgaged Property or Sub-Loan Collateral and if such business shall not be resumed within ten (10) days after such cessation, unless the cessation is due to a Force Majeure event. Notwithstanding the foregoing, Borrower may cease on-site sales and marketing operations at an Applicable Resort as long as the subject Timeshare Interests continue to be sold at other sales centers of Borrower.

SECTION 20. TERMINATION OF OBLIGATION TO ADVANCE/REMEDIES.

           20.1. Termination of Obligation to Advance. Should an Event of Default occur and be continuing, Lender may, with or without proceeding with any sale or foreclosure or demanding payment or performance of the Obligations, without notice, terminate Lender’s further performance under this Agreement, all Sub-Loan Agreements Sub-Loan Documents and any other agreement or agreements between Lender and Borrower, including, without limitation, any commitment of Lender to lend under this Agreement or any Sub-Loan Agreements in their entirety, or any portion of any such commitment, to the extent Lender shall deem appropriate, without notice and without further liability or obligation by Lender.

          20.2.  Remedies. At the option of the Lender, upon the occurrence of an Event of Default and at any time while such Event of Default is continuing, Lender may in its sole discretion take one or more of the following actions:

                    (a)          Acceleration. Without demand or notice of any nature whatsoever, declare the Obligations under one or more or all Sub-Loan Agreements, immediately due and payable, whereupon the same shall be due and payable.

                    (b)          Judgment. Reduce Lender’s claim to judgment, foreclose or otherwise enforce Lender’s Lien and security interest in all or any part of the Sub-Loan Collateral by any available judicial or other procedure under law. Lender’s right to sue and recover a judgment either before, after or during the pendency of any proceeding for the enforcement of any Lien in favor of Lender, including without limitation the Sub-Loan Mortgage and the right of Lender to recover such judgment shall not be affected by any taking, possession or foreclosure sale hereunder or by the exercise of any other right, power or remedy for the enforcement of the terms of any Lien in favor of Lender, including without limitation the applicable Sub-Loan Mortgage, or the foreclosure of the Lien thereof with respect to one or more or all Sub-Loans.

                    (c)          Termination of Obligation to Grant Partial Release. Lender may in its sole discretion stop granting any partial releases from the Lien of any or all Sub-Loan Mortgage.

                    (d)          Foreclosure. Whether or not Lender takes possession of the Sub-Loan Collateral, Lender may proceed to foreclose any or all of the Sub-Loan Mortgages and to sell the property encumbered by any or all Sub-Loan Mortgages in its entirety or in separate parcels, under the judgment or decree of a court or courts of competent jurisdiction and to pursue any other remedy available to it, all as Lender shall deem appropriate. Upon commencement of suit or foreclosure of any Sub-Loan Mortgage, Obligations, if not previously accelerated and declared due, shall be immediately due and payable. Upon any foreclosure sale pursuant to judicial proceedings, Lender may bid for and purchase all or any portion of the property encumbered by any Sub-Loan Mortgage and, upon compliance with the terms of sale, may hold, retain and possess and dispose of such property.

          In case of a foreclosure sale under any or all of the Sub-Loan Mortgages and of the application of the proceeds of sale to the payment of the Obligations, Lender shall be entitled to enforce payment of and to receive all Obligations then remaining due and unpaid, and Lender shall be entitled to recover judgment for any portion of the Obligations remaining unpaid, with interest.

          Borrower agrees, to the full extent that it may lawfully so agrees, that no recovery of any such judgment by Lender and no attachment or levy of any execution upon any such judgment upon any of the Sub-Loan Collateral or upon any other property shall in any manner or to any extent affect the Lien of any Sub-Loan Mortgage or any part thereof or any lien, rights, powers or remedies of Lender hereunder, and such lien, rights, powers and remedies shall continue unimpaired.

                    (e)          Lender’s Right to Take Possession Operate and Apply Income.

                                  (i)          Upon Lender’s demand, Borrower shall forthwith surrender to Lender the actual possession of the Mortgaged Property and, to the extent permitted by law, Lender may enter and take possession of all the Mortgaged Property and Sub-Loan Collateral and may exclude Borrower and its agents and employees wholly therefrom and may have joint access with Borrower to Borrower’s books, papers and accounts related to the Applicable Resort. If Borrower fails to surrender or deliver all or any portion of the Mortgaged Property and Sub-Loan Collateral to Lender upon demand, Lender may obtain a judgment or decree conferring on Lender the right to immediate possession or requiring Borrower to deliver immediate possession of all or part of the Mortgaged Property and Sub-Loan Collateral to Lender, and Borrower hereby specifically consents to the entry of such a judgment or decree.

                                  (ii)           Upon every such entering upon or taking of possession, Lender may hold, store, use, operate, manage and control the Mortgaged Property and Sub-Loan Collateral and conduct Borrower’s business thereon and, from time to time do any of the following things as Lender may from time to time deem necessary, appropriate or desirable:

                                                (A)          make all maintenance, repairs, renewals, replacements, additions and improvements necessary and proper to the Mortgaged Property and Sub-Loan Collateral and purchase or otherwise acquire additional fixtures, personalty and other property;

                                                (B)            insure, manage and operate the Mortgaged Property and Sub-Loan Collateral and exercise all of the rights and powers of Borrower (in Lender’s name or otherwise) with respect to the insurance, management and operation of the Mortgaged Property;

                                                 (C)          enter into any and all agreements with respect to the exercise by others of any of the powers herein granted to Lender;

                                                 (D)          perform or cause to be performed any and all work and labor necessary to complete the applicable Work in connection with any Sub-Loan which has been commenced in accordance with the Specifications; and

                                                 (E)          disburse that portion of any of the applicable Sub-Loan proceeds not previously disbursed (including any retainage) to the extent necessary to complete the Work which has been commenced in accordance with the Specifications, and if such completion requires a larger sum than the remaining undisbursed portion of the Applicable Sub-Loan, disburse such additional funds, all of which funds so disbursed by Lender shall be deemed to have been disbursed to Borrower and shall be secured by the Sub-Loan Collateral. For this purpose, Borrower hereby constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete the Work in Borrower’s name and hereby empowers Lender as said attorney-in-fact to take all actions necessary in connection therewith, including but not limited to the following: (i) to use any funds of Borrower, including any balance which may be held in escrow and any funds which may remain unadvanced hereunder, for the purpose of completing the Work in the manner called for by the Specifications; (ii) to make such additions and changes and corrections in the Specifications which shall be necessary or desirable to complete the Work in substantially the manner contemplated by the applicable Specifications; (iii) to employ such contractors, subcontractors, agents, architects, engineers and inspectors as shall be required for said purposes; (iv) to pay, settle or compromise all existing or future bills and claims which are or may be liens against the Mortgaged Property or Sub-Loan Collateral or which may be necessary or desirable for the completion of the Work or the clearance of title to the Mortgaged Property; (v) to execute all applications and certificates in Borrower’s name which may be required by any Sub-Loan Construction Contract; and (vi) to do any and every act with respect to the Mortgaged Property and Sub-Loan Collateral which Borrower may do in its own behalf. Such power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked by death or otherwise. Said attorney-in-fact shall also have power to prosecute and defend all actions or proceedings in connection with the Mortgaged Property and Sub-Loan Collateral and to take such action and require such performance as it deems necessary. In accordance therewith, Borrower hereby assigns and quitclaims to Lender all sums to be advanced hereunder, including retainage and any sums in escrow, conditioned upon the use of said sums, if any, for the completion of the Work.

                              (iii)          Lender may collect and receive all the income, revenues, rents, issues and profits of the Applicable Resort, including those past due as well as those accruing thereafter. Lender shall apply such sums received by Lender, first to the payment of accrued interest and then to the payment of principal and all other sums or indebtedness that may be due hereunder, after deducting therefrom:

                                             (A)          All expenses of taking, holding, managing and operating the Mortgaged Property and Sub-Loan Collateral (including compensation for the services of all persons employed for such purposes);

                                             (B)          The cost of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions;

                                             (C)          The cost of insurance;

                                             (D)          Such taxes, assessments and other charges, as Lender may determine to pay;

                                             (E)          Other proper charges upon the Applicable Resort or any part thereof; and

                                             (F)          The reasonable compensation, expenses and disbursements of the attorneys and agents of Lender, including attorneys’ fees and costs for any appeal.

                                   (iv)          If an Event of Default giving rise to pursuit of the foregoing remedy shall have been cured, Lender may, at its option, surrender possession of the Mortgaged Property and Sub-Loan Collateral to Borrower, its successors or assigns; provided however, that Lender’s right to take possession and to pursue any other remedies hereunder or under any of the applicable Sub-Loan Documents shall exist if any subsequent Event of Default shall occur.

                    (f)          Sale of Sub-Loan Collateral. After notification, if any, provided for in Section 20.3, sell or otherwise dispose of, at the office of Lender, or elsewhere, as chosen by Lender, all or any part of the Sub-Loan Collateral, and any such sale or other disposition may be as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale of any part of the Sub-Loan Collateral shall not exhaust Lender’s power of sale, but sales may be made from time to time until all of the Sub-Loan Collateral has been sold or until the Obligations, have been paid in full and fully performed), and at any such sale it shall not be necessary to exhibit the Sub-Loan Collateral. Borrower hereby acknowledges and agrees that a private sale or sales of the Sub-Loan Collateral, after notification as provided for in Section 20.3, shall constitute a commercially reasonable disposition of the Sub-Loan Collateral sold at any such sale or sales, and otherwise, commercially reasonable action on the part of Lender.

                    (g)          Retention of Sub-Loan Collateral/Purchase of Sub-Loan Collateral. At its discretion, retain such portion of the Sub-Loan Collateral as shall aggregate in value to an amount equal to the outstanding Obligations, in satisfaction of the Obligations, whenever the circumstances are such that Lender is entitled and elects to do so under applicable law. Lender may also buy the Sub-Loan Collateral at any public or private sale.

                    (h)          Receiver. As a matter of strict right and without regard to the value or occupancy of the Mortgaged Property, apply by appropriate procedures for the appointment of a receiver who will enter upon and take possession of the Mortgaged Property, collect the rents and profits therefrom and apply the same as the court may direct. The receiver shall have all the rights and powers permitted under the laws of the Applicable Jurisdiction. All costs and expenses (including receiver’s fees, reasonable attorneys fees and costs, including reasonable attorneys’ fees and costs incurred as a result of any appeal, and agents compensation) incurred in connection with the appointment of a receiver shall be secured by the Sub-Loan Collateral. The right to enter and take possession of the Mortgaged Property, to manage and operate the same and to collect the rents, issues and profits thereof (whether by a receiver or otherwise) shall be cumulative to any other right or remedy hereunder or afforded by law and may be exercised by Lender concurrently therewith or independently thereof Lender shall be liable to account only for such rents, issues and profit actually received by Lender. Notwithstanding the appointment of any receiver, trustee or other custodian, Lender shall be entitled, as pledgee, to the possession or control of any cash or other instruments, at the time held by or payable or deliverable under the terms of this Agreement, any Sub-Loan Agreement or any other Sub-Loan Document to Lender. Borrower hereby consents to any such appointment. Lender may also apply by appropriate judicial proceedings for appointment of a receiver for the Sub-Loan Collateral, or any part thereof, and Borrower hereby consents to any such appointment.

                    (i)          Exercise of Other Rights. Lender shall have all the rights and remedies of a secured party under the Uniform Commercial Code and other legal and equitable rights to which it may be entitled, and may exercise any and all other rights or remedies afforded by this Agreement, any Sub-Loan Agreement or by the other Sub-Loan Documents as Lender shall deem appropriate, at law, in equity or otherwise, including, but not limited to, the right to bring suit or other proceeding, either for specific performance of any covenant or condition contained in this Agreement, any Sub-Loan Agreement or by the other Sub-Loan Documents or in aid of the exercise of any right or remedy granted to Lender in this Agreement, any Sub-Loan Agreement or by the other Sub-Loan Documents. Lender shall also have the right to require Borrower to assemble any of the Sub-Loan Collateral not in Lender’s possession, at Borrower’s expense, and make it available to Lender at a place to be determined by Lender which is reasonably convenient to both parties, and Lender shall have the right to take immediate possession of all of the Sub-Loan Collateral, and may enter the Mortgaged Property or any of the premises of Borrower or wherever the Sub-Loan Collateral shall be located, with or without process of law wherever the Sub-Loan Collateral may be, and, to the extent such premises are not the property of Lender, to keep and store the same on said premises until sold (and if said premises shall be the property of Borrower, Borrower agrees not to charge Lender for use and occupancy, rent, or storage of the Sub-Loan Collateral, for a period of at least ninety (90) days after sale or disposition of the Sub-Loan Collateral).

          20.3. Notice of Sale of Personal Property Sub-Loan Collateral. Reasonable notification of time and place of any public sale of the Sub-Loan Collateral or reasonable notification of the time after which any private sale or other intended disposition of the Sub-Loan Collateral is to be made shall be sent to Borrower and to any other person entitled under the Uniform Commercial Code to notice; provided however, that if the Sub-Loan Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender may sell or otherwise dispose of the Sub-Loan Collateral without notification, advertisement or other notice of any kind. It is agreed that notice sent not less than ten (10) calendar days prior to the taking of the action to which such notice relates is reasonable notification and notice for the purposes of this Section 20.3. Lender shall have the right to bid at any public or private sale on its own behalf. Out of money arising from any such sale, Lender shall retain an amount equal to all costs and charges, including attorneys’ fees for advice, counsel or other legal services or for pursuing, reclaiming, seeking to reclaim, taking, keeping, removing, storing and advertising such Sub-Loan Collateral for sale, selling same and any and all other charges and expenses in connection therewith and in satisfying any prior Liens thereon. Any balance shall be applied upon the Obligations, and in the event of deficiency, Borrower shall remain liable to Lender. In the event of any surplus, such surplus shall be paid to Borrower or to such other Persons as may be legally entitled to such surplus. If, by reason of any suit or proceeding of any kind, nature or description against Borrower, or by Borrower or any other party against Lender, which in Lender’s sole discretion makes it advisable for Lender to seek counsel for the protection and preservation of its security interest, or to defend its own interest, such expenses and counsel fees shall be allowed to Lender and the same shall be made a further charge and Lien upon the Sub-Loan Collateral.

                    In view of the fact that federal and state securities laws may impose certain restrictions on the methods by which a sale of Sub-Loan Collateral comprised of securities may be effected after an Event of Default, Borrower agrees that upon the occurrence or existence of an Event of Default, Lender may, from time to time, attempt to sell all or any part of such Sub-Loan Collateral by means of a private placement to the extent permitted by law restricting the bidding and prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for, or with a view to, distribution. In so doing, Lender may solicit offers to buy such Sub-Loan Collateral, or any part of it for cash, from a limited number of investors deemed by Lender, in its reasonable judgment, to be responsible parties who might be interested in purchasing the Sub-Loan Collateral, and if Lender solicits such offers from not less than two (2) such investors, then the acceptance by Lender of the highest offer obtained therefrom shall be deemed to be a commercially reasonable method of disposition of such Sub-Loan Collateral.

          20.4. Application of Sub-Loan Collateral; Termination of Agreements. Upon the occurrence of any Event of Default until cured (if applicable) and the cure accepted by Lender, Lender may, with or without proceeding with such sale or foreclosure or demanding payment or performance of the Obligations, without notice, terminate Lender’s further performance under this Agreement, any Sub-Loan Agreement or any other agreement or agreements between Lender and Borrower, without further liability or obligation by Lender, and may also, at any time, appropriate and apply against any Obligations any and all Sub-Loan Collateral in its possession, any and all balances, credits, deposits, accounts, reserves, indebtedness or other moneys due or owing to Borrower held by Lender hereunder or under any other financing agreement or otherwise, whether accrued or not. Neither such termination, nor the termination of this Agreement or any Sub-Loan Agreement by lapse of time, the giving of notice or otherwise, shall absolve, release or otherwise affect the liability of Borrower in respect of transactions prior to such termination, or affect any of the Liens, security interests, rights, powers and remedies of Lender, but they shall, in all events, continue until all of the Obligations are satisfied.

          20.5. Suits to Protect the Mortgaged Property and Sub-Loan Collateral. Lender shall have power to: (a) institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Mortgaged Property and Sub-Loan Collateral by any acts which may be unlawful or which violate this Agreement, any Sub-Loan Agreement or any of the Sub-Loan Documents; (b) preserve or protect Lender’s interest in the Mortgaged Property and Sub-Loan Collateral and in the income, revenues, rents and profits arising therefrom; and (c) restrain the enforcement of or compliance with any legislation or other government enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order would impair Lender’s security. All payments made or costs or expenses incurred by Lender in connection with this paragraph, including reasonable attorneys’ fees and costs, whether or not suit is filed and, if filed, for all appeals, shall be secured by the Sub-Loan Collateral and shall be immediately repaid by Borrower to Lender on demand, with interest thereon from the date incurred until the date repaid by Borrower at the Default Rate for the Applicable Sub-Loan.

          20.6. Rights of Lender Regarding Sub-Loan Collateral. In addition to all other rights possessed by Lender, Lender, at its option, may from time to time after there shall have occurred an Event of Default, and so long as such Event of Default remains uncured, at its sole discretion, take any or all of the following actions:

                    (a)          Transfer all or any part of the Sub-Loan Collateral into the name of Lender or its nominee;

                    (b)          Take control of any proceeds of any of the Sub-Loan Collateral; and

                    (c)          Extend or renew the Sub-Loan and grant releases, compromises or indulgences with respect to the Obligations, any portion thereof, any extension or renewal thereof, or any security therefor, to any obligor hereunder or thereunder.

          20.7. Waiver of Appraisement Valuation, Stay, Extension and Redemption Laws. To the extent permitted by law, Borrower agrees upon the occurrence of an Event of Default, neither Borrower nor anyone claiming by, through or under Borrower, shall set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of any of the Liens in favor of Lender, including without limitation any Sub-Loan Mortgage, or the final and absolute sale of the property encumbered by the Sub-Loan Mortgage or the final and absolute possession of the property encumbered by the Sub-Loan Mortgage by the purchasers in foreclosure, and Borrower, for itself and for all who may at any time claim through or under it, hereby waives to the full extent that it may lawfully do so the benefit of all such laws and any and all right to have the assets comprising the property encumbered by the Sub-Loan Mortgage marshaled upon any foreclosure and Borrower agrees that the property encumbered by the Sub-Loan Mortgage may be sold in its entirety.

                    Any money collected by Lender or received by Lender following pursuit by Lender of any remedy hereunder, under any Sub-Loan Agreement or under any of the Sub-Loan Documents shall be applied to the payment of the compensation, expenses, costs and disbursements of the agents and attorneys of Lender, to the payment of the amounts of accrued interest and principal and any other amount due and unpaid under the Sub-Loan, and to the payment of all other Obligations, in such order as Lender may determine.

          20.8. Delegation of Duties and Rights. Lender may execute any of its duties and/or exercise any of its rights or remedies under this Agreement, any Sub-Loan Agreement or under any Sub-Loan Documents by or through its officers, directors, employees, attorneys, agents or other representatives.

          20.9. Lender Not in Control. None of the covenants or other provisions contained in this Agreement, any Sub-Loan Agreement, or in any Sub-Loan Document shall give Lender the right or power to exercise control over the affairs and/or management of Borrower or Guarantor or either of their Affiliates.

          20.10. Waivers. The acceptance by Lender at any time and from time to time of partial payments of the Obligations shall not be deemed to be a waiver of any Event of Default then existing. No waiver by Lender of any Event of Default shall be deemed to be a waiver of any other or subsequent Event of Default. No delay or omission by either party in exercising any right or remedy under any of the Sub-Loan Documents shall impair such right or remedy or be construed as a waiver thereof or an acquiescence therein, nor shall any single or partial exercise of any such right or remedy preclude other or further exercise thereof, or the exercise of any other right or remedy under any of the Sub-Loan Documents or otherwise. Further, except as otherwise expressly provided in this Agreement, any Sub-Loan Agreement or any other Sub-Loan Documents or by any Legal Requirements, Borrower and each and every surety, endorser, guarantor and other party liable for the payment or performance of all or any portion of the Obligations, severally waive notice of the occurrence of any Event of Default, presentment and demand for payment, protest, and notice of protest, notice of intention to accelerate, acceleration and nonpayment, and agree that their liability shall not be affected by any renewal or extension in the time of payment of the Obligations, or by any release or change in any security for the payment or performance of the Obligations, regardless of the number of such renewals, extensions, releases or changes.

          If Lender: (a) grants forbearance or an extension of time for the payment of any sums secured by the Sub-Loan Collateral; (b) takes other or additional security for the payment of the Obligations; (c) waives or does not exercise any right granted in this Agreement, any Sub-Loan Agreement or any of the Sub-Loan Documents; (d) releases any part of the Sub-Loan Collateral from the Lien in favor of Lender or otherwise changes any of the terms of this Agreement, any Sub-Loan Agreement or any of the Sub-Loan Documents; (e) consents to the filing of any map, plat or replat of the Mortgaged Property; (f) consents to the granting of any easement on the Mortgaged Property; or (g) makes or consents to any agreement subordinating Lender’s Lien against any of the Sub-Loan Collateral, any such act or omission by Lender shall not release, discharge, modify, change or affect Borrower’s original liability under this Agreement, any Sub-Loan Agreement or any of the Sub-Loan Documents or otherwise, or the original liability of any maker, general partner, co-signer, endorser, surety or guarantor nor shall any such act or omission preclude Lender from exercising any right, power or privilege granted in this Agreement, any Sub-Loan Agreement or any Sub-Loan Document in the event of any other concurrent or subsequent default, nor (except as otherwise expressly provided in an instrument or instruments executed by Lender) shall Lender’s Lien against any of the Sub-Loan Collateral be altered thereby.

          Upon the sale or transfer by operation of law or otherwise of all or any part of the Sub-Loan Collateral, Lender, without further notice, is authorized and empowered to deal with any such transferee as fully and to the same extent as it might deal with

Borrower, without in any way waiving, releasing or discharging any of Borrower’s liabilities or obligations hereunder.

          BORROWER HEREBY WAIVES ALL NOTICES (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREUNDER) WITH RESPECT TO ANY LOSSES, DAMAGES, LIABILITIES, SUITS, COSTS AND EXPENSES, AND ALL OTHER DEMANDS WHATSOEVER HEREBY INDEMNIFIED, AND AGREES THAT ITS OBLIGATIONS UNDER THIS AGREEMENT, ANY SUB-LOAN AGREEMENT OR THE SUB-LOAN DOCUMENTS SHALL NOT BE AFFECTED BY ANY CIRCUMSTANCES, WHETHER OR NOT REFERRED TO ABOVE, WHICH MIGHT OTHERWISE CONSTITUTE LEGAL OR EQUITABLE DISCHARGES OF ITS OBLIGATIONS HEREUNDER.

          IF A COURT OF COMPETENT JURISDICTION SHOULD DETERMINE THAT BORROWER IS ENTITLED TO RECOVER DAMAGES FROM LENDER FOR ANY REASON OR UPON ANY CAUSE, CLAIM OR COUNTERCLAIM, IN CONNECTION WITH THE ANY SUB-LOAN OR THE TRANSACTIONS PROVIDED FOR OR CONTEMPLATED PURSUANT TO THIS AGREEMENT, ANY SUB-LOAN AGREEMENT OR THE OTHER SUB-LOAN DOCUMENTS, BORROWER STIPULATES AND AGREES THAT ANY SUCH DAMAGES OR AWARDS SHALL NOT INCLUDE CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES. IN THE EVENT THE FOREGOING PROVISION IS NOT ENFORCED BY THE COURTS, THEN BORROWER AGREES THAT BORROWER’S SOLE REMEDY FOR ANY CAUSE, CLAIM OR COUNTERCLAIM WILL BE TO RECOVER COMPENSATORY DAMAGES IN CONNECTION WITH ANY SUB-LOAN AND SHALL NOT INCLUDE PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES.

          20.11. Cumulative Rights. All rights and remedies available to Lender under this Agreement, any Sub-Loan Agreement or any of the other Sub-Loan Documents shall be cumulative of and in addition to all other rights and remedies granted to Lender under this Agreement, any Sub-Loan Agreement or any of the other Sub-Loan Documents, at law or in equity, whether or not the Applicable Sub-Loan is due and payable and whether or not Lender shall have instituted any suit for collection or other action in connection with this Agreement, any Sub-Loan Agreement or any of the other Sub-Loan Documents.

          20.12. Expenditures by Lender. Any sums expended by or on behalf of Lender pursuant to the exercise of any right or remedy provided herein, and all expenses payable by Borrower under any provision of this Agreement, any Sub-Loan Agreement or any of the other Sub-Loan Documents shall become part of the Obligations, shall be paid by Borrower to Lender upon demand and shall bear interest at the Default Rate for the Sub-Loan, from the date of such expenditure until the date repaid.

          20.13. Diminution in Value of Sub-Loan Collateral. Lender shall not have any liability or responsibility whatsoever for any diminution or loss in value of any of the Sub-Loan Collateral, excluding Lender’s gross negligence or intentional wrongful acts.

          20.14. Discontinuance of Proceedings. If Lender proceeds to enforce any right or remedy under this Agreement, any Sub-Loan Agreement or any of the other Sub-Loan Documents by foreclosure, entry or otherwise and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to Lender, then Borrower and Lender shall be restored to their former positions and rights hereunder and all rights, powers and remedies of Lender shall continue as if no such proceeding occurred.

SECTION 21. PARTIAL RELEASES; OTHER RELEASES.

          At Borrower’s cost and expense, Lender agrees to execute, from time to time, releases from the Lien of the Sub-Loan Mortgage, in form and substance acceptable to Lender and Borrower, of Timeshare Interests and related Sub-Loan Collateral in connection with the bona fide sale of such Timeshare Interests as permitted hereunder (“Released Property”), upon the written request of Borrower, provided that:

                     (a)          No Event of Default or Default shall exist;

                     (b)          For each Timeshare Interest to be released, Borrower pays to Lender, the required Release Payments;

                     (c)          All costs incident to the preparation and recording of the release documents shall be paid by Borrower;

                     (d)          Borrower shall execute such documents as Lender reasonably requests to evidence satisfaction of all conditions of the release set forth herein and shall provide Lender with copies of all documents and information reasonably requested by Lender regarding the sale of each Timeshare Interest; and

                     (e)          Borrower’s escrow agent (if any) and Lender shall have agreed upon mutually acceptable escrow instructions setting forth the logistical arrangements for the release of each Timeshare Interest at settlement of the sale thereof.

          In addition, at Borrower’s cost and expense, Lender agrees to execute, from time to time, releases from the Lien of the Sub-Loan Mortgage, in form and content (consistent with Schedule 21 attached hereto) or as otherwise appropriate in the jurisdiction which said Sub-Loan Collateral is located, of certain furniture, fixtures and equipment being conveyed by Borrower to the Applicable Association as provided for in the Applicable Declaration, Sub-Loan Collateral subject to any UCC financing statement which is to be partially released or of such other items of personal or real property as may be requested by the applicable Governmental Agency in connection with the approval of the Applicable Phase or Applicable Resort.

          At such time as the Obligations for any Sub-Loan have been paid in full, this Agreement only as it relates to such Sub-Loan Collateral and the Applicable Sub-Loan Agreement shall be terminated and of no further force or effect, Lender will, at Borrower’s cost and expense, execute and deliver to Borrower such releases, termination statements and such other agreements as Borrower may reasonably request to evidence the release and termination of any and all Liens granted by Borrower in favor of Lender against the applicable Sub-Loan Collateral.

SECTION 22. CERTAIN RIGHTS OF LENDER.

          22.1. Protection of Sub-Loan Collateral. Lender may at any time and from time to time take such actions as Lender deems necessary or appropriate to protect Lender’s Liens and security interests in and to preserve the Sub-Loan Collateral, and to establish, maintain and protect the enforceability of Lender’s rights with respect thereto, all at the expense of Borrower. Borrower agrees to cooperate fully with all of Lender’s efforts to preserve the Sub-Loan Collateral and Lender’s Liens, security interests and rights and will take such actions to preserve the Sub-Loan Collateral and Lender’s Liens, security interests and rights as Lender may direct, including, without limitation, by promptly paying upon Lender’s demand therefor, all documentary stamp taxes or other taxes that may be or may become due in respect of any of the Sub-Loan Collateral. All of Lender’s expenses of preserving the Sub-Loan Collateral and its liens and security interests and rights therein shall be added to the Obligations.

          22.2. Performance by Lender. If Borrower fails to perform any agreement contained herein not cured within any applicable cure period, Lender may itself perform, or cause the performance of, such agreement, and the expenses of Lender incurred in connection therewith shall be payable by Borrower under Section 22.5 below. In no event, however, shall Lender have any obligation or duties whatsoever to perform any covenant or agreement of Borrower contained herein in any Sub-Loan Agreement or in any of the Sub-Loan Documents, Applicable Timeshare Documents or Applicable Resort Contracts, and any such performance by Lender shall be wholly discretionary with Lender. The performance by Lender, of any agreement or covenant of Borrower on any occasion shall not give rise to any duty on the part of Lender to perform any such agreements or covenants on any other occasion or at any time unless and until Lender acquires such asset. In addition, Borrower acknowledges that Lender shall not at any time or under any circumstances whatsoever have any duty to Borrower or to any third party to exercise any of Lender’s rights or remedies hereunder.

          22.3. No Liability of Lender. Neither the acceptance of this Agreement or any Sub-Loan Agreement by Lender, nor the exercise of any rights hereunder by Lender, shall be construed in any way as an assumption by Lender of any obligations, responsibilities or duties of Borrower arising in connection with the Mortgaged Property or under this Agreement, any Sub-Loan Agreement or any of the Sub-Loan Documents or applicable condominium act or timeshare act, or under any of the Applicable Resort Contracts, or in connection with any other business of Borrower, or the Sub-Loan Collateral, or otherwise bind Lender to the performance of any obligations with respect to the Mortgaged Property or the Sub-Loan Collateral; it being expressly understood that, unless and until Lender acquires title to such Mortgaged Property, Lender shall not be obligated to perform, observe or discharge any obligation, responsibility, duty, or liability of Borrower with respect to the Mortgaged Property or any of the Sub-Loan Collateral, or under this Agreement, any Sub-Loan Agreement or under any of the Sub-Loan Documents, the condominium act or the timeshare act or under any of the

Applicable Resort Contracts, including, but not limited to, appearing in or defending any action, expending any money or incurring any expense in connection therewith.

          22.4. Right to Defend Action Affecting Security. Lender may, at Borrower’s expense, appear in and defend any action or proceeding at law or in equity which Lender in good faith believes may affect the value of the Sub-Loan Collateral, the Work and of the Mortgaged Property the Liens granted under this Agreement or any Sub-Loan Agreement.

          22.5. Indemnities, Sub-Loan Costs and Expenses. All indemnities, Sub-Loan Costs and other expenses payable by Borrower under any provision of this Agreement or any Sub-Loan Agreement shall be part of the Obligations of Borrower and shall be paid by Borrower to Lender, and shall bear interest at the primary interest rate as set forth in Section 4.1 hereof or the Default Rate as applicable for the Sub-Loan from the date of demand until repaid by Borrower.

          22.6. Lender’s Right of Set-Off. Lender shall have the right to set-off any Sub-Loan Collateral against any Obligations then due and unpaid by Borrower.

          22.7. No Waiver. No failure or delay on the part of Lender in exercising any right, remedy or power under this Agreement or any Sub-Loan Agreement or in giving or insisting upon strict performance by Borrower hereunder or in giving notice hereunder shall operate as a waiver of the same or any other power or right, and no single or partial exercise of any such power or right shall preclude any other or further exercise thereof or the exercise of any other such power or right. Lender, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Borrower of any and all of the terms and provisions of this Agreement or any Sub-Loan Agreement to be performed by Borrower. The collection and application of proceeds, the entering and taking possession of the Sub-Loan Collateral, and the exercise of the rights of Lender contained in this Agreement, any Sub-Loan Agreement or under any of the Sub-Loan Documents shall not cure or waive any default, or affect any notice of default, or invalidate any acts done pursuant to such notice. No waiver by Lender of any breach or default of or by any party hereunder shall be deemed to alter or affect Lender’s rights hereunder with respect to any prior or subsequent default.

          22.8. Right of Lender to Extend Time of Payment, Substitute, Release Security, Etc. Without affecting the liability of any Person or entity including without limitation, any Purchasers, for the payment of any of the Obligations or without affecting or impairing Lender’s Lien on the Sub-Loan Collateral, or the remainder thereof, as security for the Obligations, Lender may from time to time, without notice: (a) release any Person liable for the payment of any part of the Obligations; (b) extend the time or otherwise alter the terms of payment of any part of the Obligations; (c) accept additional security for the Obligations of any kind, including deeds of trust or mortgages and security agreements; (d) alter, substitute or release any property securing any part of the Obligations; (e) realize upon any Sub-Loan Collateral for the payment of all or any portion of the Obligations in such order and manner as it may deem fit; or (f) join in any subordination or other agreement affecting this Agreement or any Sub-Loan Agreement or the Lien or charge thereof.

          22.9. Assignment of Lender’s Interest. Lender shall have the right to assign, participate or transfer the Sub-Loan and all or any portion of its rights in or pursuant to this Agreement, any Sub-Loan Agreement or any of the Sub-Loan Documents, holder or holders of such rights or interests shall be entitled to the benefits of this Agreement, any Sub-Loan Agreement and the Sub-Loan Documents. The consent of Borrower shall not be required for any such assignment, participation or transfer and failure to give notice of any assignment, participation or transfer shall not affect the validity or enforceability of this Agreement, any Sub-Loan Document, or subject Lender to any liability any Sub-Loan. Borrower consents to the dissemination of information regarding the Obligations, the Sub-Loan, Borrower, Borrower’s business, and all matters related hereto in connection with any assignment, participation or sale. In the event that Lender participates or sells its interest in the Sub-Loan to any other Person, which in Lender’s reasonable judgment has the financial capability to fund Advances (or its share thereof in the event of a participation) hereunder, Lender shall have no further responsibilities or liabilities in connection with the sold or participated portion of the Sub-Loan, including without limitation the obligation to fund Advances related to such sold or participated portions, after the date of such sale or participation. All of such responsibilities and liabilities after the date of such sale or participation shall be those of the participant or the purchaser of Lender’s interest.

          22.10. Power of Attorney. Borrower does hereby irrevocably constitute and appoint Lender as Borrower’s true and lawful agent and attorney-in-fact, with full power of substitution, for Borrower and in Borrower’s name, place and stead, or otherwise, to: (a) endorse any checks or drafts payable to Borrower in the name of Borrower and in favor of Lender; (b) to demand and receive from time to time any and all property, rights, titles, interests and liens hereby sold, assigned and transferred, or intended so to be, and to give receipts for same; (c) from time to time to institute and prosecute in Lender’s own name any and all proceedings at law, in equity, or otherwise, that Lender may deem proper in order to collect, assert or enforce any claim, right or title, of any kind, in and to the property, rights, titles, interests and liens hereby sold, assigned or transferred, or intended so to be, and to defend and compromise any and all actions, suits or proceedings in respect of any of the said property, rights, titles, interests and Liens; (d) during an Event of Default to change any post office mailing address for purpose of payments to be remitted directly to Lender with respect to the Sub-Loan Collateral; and (e) generally to do all and any such acts and things in relation to the Sub-Loan Collateral as Lender shall in good faith deem advisable. Borrower hereby declares that the appointment made and the powers granted pursuant to this Section 22.10 are coupled with an interest and are and shall be irrevocable by Borrower in any manner, or for any reason, unless and until a release of the same is executed by Lender and duly recorded in the appropriate office for recordation.

          22.11. Relief from Automatic Stay, Etc. To the fullest extent permitted by law, in the event Borrower shall make application for or seek relief or protection under the federal bankruptcy code (“Bankruptcy Code”) or other Debtor Relief Laws, or in the event that any involuntary petition is filed against Borrower under such Bankruptcy Code or other Debtor Relief Laws, and not dismissed with prejudice within forty-five (45) days, the automatic stay provisions of Section 362 of the Bankruptcy Code are hereby modified as to Lender to the extent necessary to implement the provisions hereof permitting set-off and the filing of financing statements or other instruments or documents and Lender shall automatically and without demand or notice (each of which is hereby waived) be entitled to immediate relief from any automatic stay imposed by Section 362 of the Bankruptcy Code or otherwise, on or against the exercise of the rights and remedies otherwise available to Lender as provided in this Agreement, any Sub-Loan Agreement or any of the Sub-Loan Documents.

          22.12. Investigations and Inquiries. Borrower hereby authorizes Lender to conduct such investigations and inquiries as to credit, operations of Borrower, the Mortgaged Property and Sub-Loan Collateral as shall be necessary or desirable in connection with monitoring the Obligations, and all such persons of whom Lender may make such inquiry are empowered to cooperate with, and to provide requested information to Lender.

SECTION 23. MISCELLANEOUS.

          23.1. Notices. All notices, requests and other communications to either party hereunder or under any Sub-Loan Agreement or Sub-Loan Document shall be in writing and shall be given to such party at its address set forth below or at such other address as such party may hereafter specify for the purpose of notice to Lender or Borrower. Each such notice, request or other communication shall be effective: (a) if given by mail, on the third Business Day after such notice is deposited in the United States Mail with first class postage prepaid, addressed as aforesaid, provided that such mailing is by registered or certified mail, return receipt requested; (b) if given by overnight delivery, on the first Business Day after such notice is deposited with a nationally recognized overnight delivery service such as Federal Express or UPS with all fees and charges prepaid, addressed as provided below; or (c) if given by any other means, when delivered at the address specified in this Section 23.1.

If to Borrower:	Bluegreen Vacations Unlimited, Inc.
4960 Conference Way North
Suite 100
Boca Raton, Florida 33431
Attention: Anthony M. Puleo, Senior Vice
President, CFO and Treasurer

With a copy to:	Bluegreen Vacations Unlimited, Inc.
4960 Conference Way North
Suite 100
Boca Raton, Florida 33431
Attention: James Martin, Esq., General Counsel

If to Guarantor:	Bluegreen Corporation
4960 Conference Way North

Suite 100
Boca Raton, Florida 33431
Attention: Anthony M. Puleo, Senior Vice
President, CFO and Treasurer

If to Lender:	Textron Financial Corporation
45 Glastonbury Boulevard
Glastonbury, Connecticut, 06033
Attention: RFD Vice President

With a copy to:	Textron Financial Corporation
40 Westminster Street
Providence, Rhode Island 02940-6687
Attention: RFD Division Counsel

          23.2. Term of Agreement. This Agreement shall continue in full force and effect and the Liens granted hereby and the duties, covenants and liabilities of Borrower hereunder and all the terms, conditions and provisions hereof relating thereto shall continue to be fully operative until all of the Obligations and all other obligations under any Sub-Loan Agreement secured by any Sub-Loan Collateral have been satisfied in full and Lender has no further obligation to make Advances under any Sub-Loan. Borrower expressly agrees that if Borrower or any Guarantor makes a payment to Lender, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise required to be repaid to a trustee, receiver or any other party under any Debtor Relief Laws, state or federal law, common law or equitable cause, then to the extent of such repayment, the Obligations or any part thereof intended to be satisfied and the Liens provided for hereunder securing the same shall be revived and continued in full force and effect as if said payment had not been made.

          23.3. Survival. All representations, warranties, covenants and agreements made by Borrower and Guarantor herein, in any Sub-Loan Agreement, in any other Sub-Loan Documents or in any other agreement, document, instrument or certificate delivered by or on behalf of Borrower or Guarantor under or pursuant to this Agreement, any Sub-Loan Agreement or any Sub-Loan Documents shall be considered to have been relied upon by Lender and shall survive the delivery to Lender of this Agreement, any Sub-Loan Agreement or any of the Sub-Loan Documents (and each part thereof), regardless of any investigation made by or on behalf of Lender, and shall survive the making of any or all of the disbursements contemplated hereby.

          23.4. Continuation and Investigation. The warranties and representations contained herein shall be and remain true and correct so long as any of the Obligations have not been satisfied, or so long as part of the Obligations shall remain outstanding, and each request by Borrower for an Advance shall constitute an affirmation that the foregoing representations and warranties remain true and correct as of the date thereof. All representations, warranties, covenants and agreements made herein or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to or in connection with this Agreement or any Sub-Loan Agreement or other Sub-Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf, and shall survive the making of any or all of the disbursements contemplated hereby.

          23.5. Governing Law; Consent to Jurisdiction. THIS AGREEMENT, ANY SUB-LOAN AGREEMENT AND THE OTHER SUB-LOAN DOCUMENTS (EXCEPT AS MAY BE EXPRESSLY PROVIDED THEREIN TO THE CONTRARY) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF RHODE ISLAND, EXCLUSIVE OF ITS CHOICE OF LAWS PRINCIPLES. BORROWER CONSENTS TO PERSONAL JURISDICTION BEFORE THE CIRCUIT COURT IN AND FOR PROVIDENCE COUNTY, RHODE ISLAND AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF RHODE ISLAND. BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO VENUE IN PROVIDENCE COUNTY, RHODE ISLAND OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY SUB-LOAN AGREEMENT OR THE OBLIGATIONS CREATED HEREUNDER OR THEREUNDER OR UNDER ANY OF THE SUB-LOAN DOCUMENTS AND FURTHER WAIVES ANY CLAIM THAT PROVIDENCE COUNTY, RHODE ISLAND IS NOT A CONVENIENT FORUM FOR ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS ON BORROWER IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY SUB-LOAN AGREEMENT OR ANY OF THE SUB-LOAN DOCUMENTS SHALL BE EFFECTIVE IF MAILED TO BORROWER AT THE ADDRESS LISTED FOR BORROWER IN SECTION 23.1.

          23.6. Invalid Provisions. If any provision of this Agreement any Sub-Loan Agreement or any of the other Sub-Loan Documents is held to be illegal, invalid or unenforceable under present or future laws effective during the term thereof, such provision shall be fully severable, this Agreement, any Sub-Loan Agreement, any Sub-Loan Agreement and the other Sub-Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof or thereof, and the remaining provisions hereof or thereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement, any Sub-Loan Agreement and/or the Sub-Loan Documents (as the case may be) a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          23.7. Successors and Assigns; Third Party Beneficiaries. This Agreement, any Sub-Loan Agreement and the other Sub-Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns; provided that Borrower may not transfer or assign any of their rights or obligations under this Agreement, any Sub-Loan Agreement or the other Sub-Loan Documents without the prior written consent of Lender. This Agreement, any Sub-Loan Agreement and the transactions provided for or contemplated hereunder thereunder or under any of the Sub-Loan Documents are intended solely for the benefit of the parties hereto and any of Lender’s participants in the Obligations. No third party shall have any rights or derive any benefits under or with respect to this Agreement, any Sub-Loan

Agreement or the other Sub-Loan Documents except for participants in the Obligations or as provided in advance in a writing signed on behalf of Lender. No person other than Borrower, shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof, and no other person, other than Borrower, under any circumstance, shall be deemed to be a beneficiary of such conditions, any and all of which Lender freely may waive in whole or in part at any time it, in its sole discretion, deems it desirable to do so. In particular, Lender makes no representation and assumes no obligation as to third parties concerning the quality of the Work by Borrower or the absence therefrom of defects. In this connection, Borrower agrees to and shall indemnify Lender and any of Lender’s participants in the Obligations from any liability, claim or loss and reasonable attorneys fees and costs resulting from the disbursement of the Advances or from the condition of the Applicable Resort, whether related to the quality of the Work or otherwise and whether arising during or after the term of any Sub-Loan other than for Lender’s intentional misconduct or gross negligence. This Section shall survive the repayment of the Obligations and shall continue in full force and effect so long as the possibility of such liability, claim or loss exists.

          23.8. Amendment. This Agreement may not be amended or modified, and no term or provision hereof may be waived, except by written instrument signed by the parties hereto.

          23.9. Counterparts; Effectiveness; Facsimile. This Agreement, any Sub-Loan Agreement or any of the Sub-Loan Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were on the same instrument. This Agreement, any Sub-Loan Agreement and other Sub-Loan Documents shall become effective upon Lender’s receipt of this Agreement, any Sub-Loan Agreement or Sub-Loan Documents (as applicable), one or more counterparts, all of which are signed by Borrower, Lender and any other appropriate Person. Any signature on this Agreement, any Sub-Loan Agreement or any Sub-Loan Document or any document collateral thereto, delivered by Borrower or Guarantor by facsimile transmission shall be deemed to be an original signature thereto.

          23.10. Lender Not Fiduciary. The relationship between Borrower and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower or Guarantor, and no term or provision of this Agreement, any Sub-Loan Agreement or any of the Sub-Loan Documents shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtors and creditor. Nothing herein contained shall be construed to create a partnership or joint venture between Borrower and Lender, and the parties hereby acknowledge that no such relationship exists between them.

          23.11. Total Agreement. This Agreement, any Sub-Loan Agreement, and the other Sub-Loan Documents, including the Exhibits and Schedules hereto and thereto, is the entire agreement between the parties relating to the subject matter hereof, incorporates or rescinds all prior agreements and understandings between the parties hereto relating to the subject matter hereof, cannot be changed or terminated orally or by course of conduct, and shall be deemed effective as of the date it is accepted by Lender at the offices set forth above.

          23.12. Consents, Approvals and Discretion. Whenever Lender’s consent or approval is required or permitted, as any documents or other items are required to be acceptable to Lender, such consent, approval or determination of acceptability must be in writing and shall be at the reasonable discretion of Lender and may be subject to such conditions as Lender may reasonably require, unless otherwise expressly provided hereunder any Sub-Loan Agreement or under the other Sub-Loan Documents.

          23.13. Litigation. TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND OR CLARIFY ANY RIGHT, POWER, REMEDY OR DEFENSE ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY SUB-LOAN AGREEMENT, THE OTHER SUB-LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE, OR WITH RESPECT TO ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY; AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY. BORROWER AND LENDER FURTHER WAIVE ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LITIGATION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER, NOR LENDER’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. BORROWER ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT TO LENDER’S ACCEPTANCE OF THIS AGREEMENT, ANY SUB-LOAN AGREEMENT AND THE OTHER SUB-LOAN DOCUMENTS.

          The waiver and stipulations of Borrower and Lender in this Section 23.13 shall survive the final payment or performance of all of the Obligations of Borrower and all other obligations secured by the Sub-Loan Collateral and the resulting termination of this Agreement, all Sub-Loan Agreements and all other Sub-Loan Documents.

          23.14. Submissions. All documents, agreements, reports, surveys, appraisals, insurance, financial information or other submissions (collectively, the “Submissions”) required under any Sub-Loan Agreement or Sub-Loan Documents shall be in form and content reasonably satisfactory to Lender and performed at Borrower’s expense. Lender shall have the prior right of approval of any person, firm or entity responsible for preparing each Submission (a “Preparer”) and may reject any Submissions if Lender believes in its reasonable opinion that the experience, skill, reputation or other aspect of the Preparer is unsatisfactory in any material respect. All reports and appraisals related to any Sub-Loan and required pursuant to any of the Sub-Loan Documents as Lender may specifically request such report or appraisal at the time of making such Sub-Loan include the following language:

“The undersigned acknowledges that Textron Financial Corporation is relying on the within information in connection with extending financing to Bluegreen Vacations Unlimited, Inc.”

          23.15. Incorporation of Exhibits. This Agreement, together with all Exhibits and Schedules hereto, constitute one document and agreement which is referred to herein by the use of the defined term “Agreement.” The definitions contained in any part of this Agreement shall apply to all parts of this Agreement and any Sub-Loan Agreement and other Sub-Loan Documents.

          23.16. Consent to Advertising and Publicity of Documents. Borrower agrees that Lender and its participants may, subject to prior review and consent of Borrower, which consent Borrower agrees not to unreasonably withhold or delay, issue and disseminate to the public information describing the credit accommodation entered into pursuant to this Agreement and any Sub-Loan Agreement, including the names and addresses of Borrower and any subsidiaries and Affiliates, the amount, interest rate, maturity, collateral, and a general description of Borrower’s business.

          23.17. Control of Applicable Association. Lender agrees that Borrower shall only be obligated to act on behalf of the Applicable Association or cause the Applicable Association to act at such time that Borrower directly or indirectly control the Applicable Association.

          23.18. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provisions shall be applicable whether such action is taken directly or indirectly by such Person.

          23.19. Savings Clause. Anything contained in this Agreement to the contrary notwithstanding, the obligations of Borrower with respect to the repayment of the outstanding principal balance of any Sub-Loan shall be limited to a maximum aggregate amount equal to the greater of (a) the Advances actually received by Borrower and the value of all other consideration and benefits received by or for the benefit of Borrower in connection with the financing transactions contemplated hereunder, or (b) the largest amount that would not render its obligations with respect thereto subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state, federal, provincial or other applicable law of any jurisdiction (collectively, the “Fraudulent Transfer Laws”), if and to the extent Borrower (or trustee on its behalf) has properly invoked the protections of the Fraudulent Transfer Laws. In making such determination, all rights of subrogation and contribution of Borrower with respect to such obligations shall be deemed to be an asset of Borrower.

          23.20. Reimbursement for Taxes. Borrower will promptly, upon written demand of Lender, reimburse Lender for any taxes assessed against Lender by any Governmental Agency (with the exception of income taxes payable by Lender) which are on account of or measured by the interest income received by Lender under any Sub-Loan or in any way imposed upon Lender in connection with the transactions contemplated hereunder, including, without limitation, any general intangible tax or documentary tax.

          23.21. Headings. Section headings have been inserted in this Agreement as a matter of convenience of reference only; such Section headings are not a part of this Agreement and shall not be used in the interpretation of this Agreement or any Sub-Loan Agreement.

          23.22. Gender. Words of any gender in this Agreement or any Sub-Loan Agreement shall include each other gender where appropriate.

          23.23. Time of the Essence. Time is of the essence of this Agreement any Sub-Loan Agreement.

          23.24. Conflict. The provisions of any Applicable Sub-Loan Agreement or other applicable Sub-Loan Documents shall control in the event of any conflict among any of them, and this Agreement.

          23.25. Joinder and Consent. Lender will join in and consent to Applicable Declaration, easements and other documents reasonably required in connection with development of the Applicable Resort provided such documents are reasonably acceptable to Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, Borrower, Lender, and Guarantor have caused this Agreement to be duly executed and delivered effective as of the date first above written.

LENDER:

TEXTRON FINANCIAL CORPORATION, a Delaware corporation

By:

Name:

Its:

BORROWER:

BLUEGREEN VACATIONS UNLIMITED, INC., a Florida corporation

By:

Name:

Its:

GUARANTOR:

BLUEGREEN CORPORATION, a Massachusetts corporation

By:

Name:

Its:

EXHIBIT A

FORM OF REQUEST FOR ACQUISITION ADVANCE

Date: _____ ___, 2008

Request #:
Amount of Request:

Textron Financial Corporation
45 Glastonbury Blvd.
Glastonbury, CT 06033-4450
Attention: Resort Finance Division

RE:

Master Acquisition, Development and Construction Loan and Security Agreement dated as of April __, 2008 and the Applicable Sub-Loan and Security Agreement dated as of __________ (collectively, the “Loan Agreement”) between Textron Financial Corporation (the “Lender”) and ________________________ (the “Borrower”), regarding, a USD $___________ Sub-Loan _________________ (the “Sub-Loan”)

Gentlemen:

          In accordance with the terms of the Loan Agreement, Borrower desires to obtain an Acquisition Advance of $__________, the maximum principal balance of the Sub-Loan for ________________________ on ________________ ( ). Unless otherwise defined herein, terms used herein shall have the same meaning assigned to such terms in the Loan Agreement.

          In order to induce Lender to make the Sub-Loan with respect to such Advance, Borrower hereby certifies, represents and warrants the following to Lender:

          1.          No Default or Event of Default has occurred under the Loan Agreement, no event has occurred which, with notice, the passage of time, or both, would constitute an Event of Default under the Loan Agreement, and no Default or Event of Default will occur under the Loan Agreement as a result of the Advance requested herein.

          2.          Except for those items that have been waived in writing by Lender, all of Borrower’s representations and warranties under the Loan Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof, and after giving effect to the making of such requested Advance, will be true and correct as aforesaid as of the date on which such Advance is made. To the knowledge of Borrower, neither the ___________________________ (the “Resort”), nor the improvements or any portion thereof, nor Borrower, are under investigation with respect to, or in violation of, any Environmental Laws. No proceedings have been commenced against, nor notice received by, the Borrower, the Mortgaged Property, or the Applicable

Association, concerning any alleged violation of any Environmental Laws with respect thereto.

          Neither Borrower, nor the improvements and renovations, nor the Resort, are or, to the knowledge of Borrower, have been, the subject of any threatened, proposed or actual cleanup or other protective or remedial action relating to any Hazardous Materials, whether pursuant to any Environmental Laws or otherwise.

          3.          Borrower is in material compliance with each and every one of its covenants, agreements and obligations under the Loan Agreement and the other Sub-Loan Documents.

          4.          Except as disclosed in Guarantor’s SEC filings and the Loan Agreement, there are no actions, suits, proceedings, orders or injunctions pending or threatened against or affecting Borrower, the Guarantor, the Mortgaged Property, the Sub-Loan Collateral or the Applicable Association at law or in equity, or before or by any governmental authority or other tribunal which if adversely determined would have a material adverse effect on their ability to perform hereunder with respect to the Mortgaged Property. Neither the Borrower, the Mortgaged Property, nor the operations, marketing or sales conducted with respect to such Mortgaged Property, are under investigation with respect to the Applicable Timeshare Documents or the _____________ condominium act or timeshare act, and the Borrower has received no notification of, nor is the Borrower aware of, any violations of the _________________ condominium act or timeshare act, or any other laws or regulations, whether state or federal, relating to the Mortgaged Property or the marketing or sale of Timeshare Interests, or the Collateral.

          5.          Borrower has no defenses to or offsets against the payment of all amounts due to Lender under or in connection with the Sub-Loan, or defenses against the performance of all of Borrower’s Obligations under the Loan Agreement and all of the other Sub-Loan Documents.

          6.          The chief executive office of each of Bluegreen Vacations Unlimited, Inc., Bluegreen Corporation and ____________________, and all of their respective books and records, are located at 4960 Conference Way North, Suite 100, Boca Raton, FL 33431.

          7.          At all times prior to and as of the date hereof, and after giving effect to the transactions contemplated under the Loan Agreement, including without limitation, the borrowing of the Loan, the granting of Liens to Lender, in all of the Sub-Loan Collateral, and the incurring of the Obligations, the total fair value of each Borrower’s and Bluegreen Corporation’s Properties exceeds the total amount of its debts, and each Borrower and Bluegreen Corporation is able to pay and are paying there respective debts as they become due.

          8          The information set forth herein (including the exhibits and attachments referenced herein) is true, correct and complete in all material respects to the best of

Borrower’s and the undersigned’s knowledge and belief, and Borrower acknowledges that, in connection with making an Advance under the Sub-Loan, Lender is relying on said information as being certified both on behalf of the Borrower and by the undersigned, individually, as being true, correct and complete.

          9.          The applicable conditions to the making of an Advance set forth in Section 17 of the Master Facility Agreement have been satisfied as of the date hereof.

          10.        Borrower hereby requests an Advance of ___________ to be made only upon confirmation by Lender of satisfaction, with respect to the only Advance, of all conditions to the Sub-Loan Closing. The requested Advance should be made in care of: (see wire transfer instructions attached for the insured closing agent).

          11.        The information set forth herein (including the exhibits and attachments referenced herein) is true, correct and complete in all material respects, and Borrower acknowledges that, in connection with making an acquisition Advance, Lender is relying on said information as being certified, both on behalf of Borrower and the undersigned, individually, as true, correct and complete in all material respects.

[SIGNATURE PAGE FOLLOWS]

Borrower:

BLUEGREEN VACATIONS UNLIMITED, INC.,
a Florida corporation

By:

Name:

Its:

EXHIBIT B

Form of Officer’s Certificate

Date:_________________

           In accordance with Section 13.4 of the Master Acquisition Development and Construction Loan and Security Agreement dated as of April __, 2008, by and between Bluegreen Vacations Unlimited, Inc. (“Borrower”) and Textron Financial Corporation (“Lender”) (as it may be amended, modified, supplemented or restated, the “Loan Agreement”), the undersigned hereby certifies to Lender that as of the date described above:

1.	The undersigned is the chief financial officer of Bluegreen Corporation (“Guarantor”).

2.	Borrower has observed, performed and complied with each and every undertaking contained in the Loan Agreement and the Loan Documents.

3.	Guarantor’s Form 10-Q or Form 10-K Financial Statements have been delivered to Lender, as required under the Loan Agreement.

4.	There does not exist any Incipient Default or Event of Default under the Loan Agreement or Loan Documents.

           Capitalized terms shall have the meanings set forth therefor in the Loan Agreement. The certifications in this Officer’s Certificate are made by the undersigned, in his capacity as the chief financial officer of Guarantor, from the undersigned’s own personal knowledge, after due inquiry and with full knowledge that Lender will rely upon this Officer’s Certificate. The undersigned has executed and delivered this Officer’s Certificate as an inducement for Lender to continue to extend advances to the Borrower pursuant to the Loan Agreement.

BLUEGREEN CORPORATION, a
Massachusetts corporation

By:

Name/Title:

Dated: ____________________, 200_____

B-1

EXHIBIT C

List of Sub-Loans

1.	Odyssey Dells – November 14, 2006

2.	World Golf Village – March 23, 2007

3.	Royal Suites At Atlanta Palace – April __, 2008

C-1

EXHIBIT D

Form of Request for Construction Advance

Schedule_____
Request for Advance

REQUEST FOR ADVANCE NUMBER:_________

DATE OF REQUEST:_________

Textron Financial Corporation
45 Glastonbury Boulevard
Glastonbury, CT 06033

Re:

Master Acquisition, Development and Construction Loan and Security Agreement dated as of April __, 2008 and the Applicable Sub-Loan and Security Agreement dated as of _____________ (collectively, the “Loan Agreement”) between Textron Financial Corporation (the “Lender”) and _________________________ (the “Borrower”), regarding, a USD $_______________ Sub-Loan (the “Loan”)

Ladies and Gentlemen:

          In accordance with the terms of the Loan Agreement referenced above, effective ____ ____, 2008, Borrower requests an Advance of (insert total net amount of draw request – hard, soft and FF&E in USD) $_________________. Unless otherwise defined herein, terms used with initial capital letters will have the meanings given to them in the Loan Agreement. The ________________ located at _________________ shall be referred to as the “Project”).

          In order to induce Lender to make such Advance, Borrower hereby represents and warrants the following to Lender:

1)

The requested Advance relates to hard costs and/or soft costs and/or FF&E incurred in connection with the development and construction at the Project, through and including (insert month-end date of period requested or latest invoice date)______________.

2)	To the best of Borrower’s knowledge, no Default or Event of Default has occurred under the Loan Agreement and no Event of Default will occur because of the Advance requested herein.

3)	Borrower’s representations and warranties under the Loan Agreement and the other Loan Documents are true and correct as of the date hereof, and after giving effect to the making of such requested Advance, will be true and correct as of the date on which such Advance is made.

4)

Except as expressly agreed to in writing by Lender, the applicable conditions to the making of the requested Advance as set forth in the Loan Agreement have been satisfied as of the date hereof; subject only to issuance of date-down endorsement to the Title Policy, with requirements to such endorsement satisfied. Borrower has no defenses or offsets with respect to the payment of any amounts due Lender. To the best of Borrower’s knowledge, Lender has performed all of its obligations to Borrower.

5)	The following information is true and correct as of the date hereof and will be true and correct as of the date on which the requested Advance is to be made (reflect all values in USD’s):

(a)	All approved costs, as reflected in the Initial Project Budget, (insert once final)
(b)	Initial Equity Requirement (per Loan Agreement)
(c)	Approved increase to Initial Project Budget (if, any)
(d)	Additional required Equity,(if, any)
(e)	Maximum Loan Amount (per Loan Agreement)
(f)	Aggregate original principal amounts of all Advances to date (cumulative sum)
(g)	Maximum Availability (e. minus f.)
(h)	Amount of this Requested Advance

6)

Accompanying this Request for Advance is Borrower’s Construction Cost Certifications (Exhibit 2-Hard Costs or G-703 and Exhibit 3-Soft Costs and FF&E) and General Contractor’s completed Application and Certificate for Payment (Exhibit 1-Hard Costs or G-702) (“Draw Certifications”). The Draw Certifications include:

(a)

a detailed breakdown of the requested disbursement including the percentage of completion of each item and the balance remaining to complete each item, (Exhibit 2-Hard Costs or G-703 and Exhibit 3-Soft Costs and FF&E),

(b)	supporting invoices of Contractors, subcontractors and suppliers(as is consistent with the Loan Agreement section 11),

(c)

copies of receipts or other evidence of payment (as is consistent with the Loan Agreement section 11) for all bills or statements for supplies, materials or expenses for which the Advance is requested are attached hereto,

(d)	a Budget Amendment Form (Exhibit 5), for each Request for Advance either certifying no changes have been made or that there may be pending changes,

(e)	a Transfer of Budgeted Line Items form (Exhibit 6)

(f)	Verification of amounts on accounting reports evidencing all payments including check numbers incurred in connection with the development and construction of the Project;

7)	Also attached hereto is a list of known or anticipated change orders in the Plans and Specifications or deviations from the Development Draw Schedule or Development Schedule.

8)

The hard, and/or soft and/or FF&E costs reflected in the Draw Certifications, which are the subject of the requested Advance, have been approved by the Lender and are consistent with the Development Budget.

9)	The requested Advance will be used and applied only for the purposes specified in the Draw Certifications.

10)

Construction of the Project is progressing satisfactorily so as to ensure the timely completion thereof in accordance with the plans and specifications by the Required Completion Date and nothing has occurred subsequent to the date of the Loan Agreement which has or may result in the creation of any lien, charge or encumbrance upon the Project or any part thereof or which has or may substantially and adversely impair the ability of the Borrower to make all payments of principal and interest on the Loan or which has or may substantially and adversely impair the financial standing of the Borrower or of any Guarantor

11)

If any offers to lease, leases, or interim agreements are in effect or have been executed by the Borrower covering the Project, the said offers to lease, leases, or interim agreements are in full force and effect and the Borrower has not breached any provisions thereof and has received no notice or other communication (written or oral) from any other party thereto notifying Borrower of a breach or alleged breach

12)

All of the statements contained in this Request for Advance, and all of the information contained in the exhibits and other attachments hereto, are true, complete and accurate in all respects as of the date hereof and to the best of my knowledge, information and belief, all persons, firms or corporations whatsoever who have furnished material or performed any work or services in connection with the Project have been fully paid up to the day of (insert month-end date of period requested or latest invoice date)_____________

13)

Any and all funds received from the Lender previously as Advances under the Loan Agreement have been expended or are being held in trust in a specially designated account for the sole purpose of paying the costs for which they were advanced; no item of construction costs previously certified to the Lender with a Request for Advance remains unpaid as of the date of this Certificate; and no part of the said funds has been used, or the funds to be received pursuant to the Request for Advance submitted herewith shall be used for any other purposes.

14)	The requested Advance should be disbursed as follows:

Payee	Address	Amount

Total to be advanced (should to amount in section 5.h. above

15)

The Lender is hereby irrevocably authorized and directed to deduct from the gross proceeds of this advance and to pay all accrued and unpaid interest on the subject Loan to the date of the advance and all fees, disbursements and other costs or charges payable by the Borrower pursuant to the Loan Agreement. This Request for Advance is made for the purpose of inducing the Lender to make this Advance pursuant to the Loan Agreement and the Borrower is aware that the Lender will be relying on the statements herein contained and contained in the Schedules hereto.

I HAVE MADE THIS SOLEMN DECLARATION, CONSCIENTIOUSLY BELIEVING IT TO BE TRUE AND KNOWING THAT IT IS OF THE SAME FORCE AND EFFECT AS IF MADE UNDER OATH.

By (Signature of authorized signor):

By (Printed name of authorized signor):

EXHIBIT E

FORM OF TFC’S INSPECTOR SUB-LOAN CONSTRUCTION COST CERTIFICATE

DATE: _________________, 200_

TO: TEXTRON FINANCIAL CORPORATION (“LENDER”)

FROM: _______________________________ (“LENDER’S INSPECTOR”)

RE:

Certification For Development Advances Under That Certain Master Acquisition, Development and Construction Loan and Security Agreement dated as of April __, 2008 and the Applicable Sub-Loan and Security Agreement dated as of _____________ (collectively, the “Loan Agreement”) between Textron Financial Corporation (the “Lender”) and _________________________ (the “Borrower”), regarding, a USD $_______________ Sub-Loan ____________________ (the “Loan”)

          The undersigned Lender’s Inspector, certifies to Lender that (a) this certificate is being issued in connection with the Construction Cost Certificate to which this certificate is attached and (b) each of the following statements is true and correct:

          (i)          Lender’s Inspector has inspected the Property and reviewed the aforesaid Construction Cost Certificate and the attachments thereto,

          (ii)         the aforesaid Construction Cost Certificate and the attachments thereto are satisfactory to Lender’s Inspector,

          (iii)        based on the information we have been provided and our review of the project, the construction at the Mortgaged Property has been in accordance with the Plans and Specifications and Licenses and Permits,

          (iv)        based on the information we have been provided and our review of the project, the unexpended construction portion of the Development Budget appears reasonably adequate to complete the Construction of the Project,

           (v)         $____________, which Lender’s Inspector understands is the aggregate principal amount of the Development Advances currently outstanding and used to finance development and Hard Costs and Soft Costs, is less than the aggregate cost of the Construction work currently in place,

           (vi)        based on the Contractor’s provision of the latest construction schedule dated ____ and our review of the project, the Completion of Construction can reasonably be expected to occur on or before _________________________, and

E-1

          (vii)       based on the information we have been provided and our review of the project, the only modifications or changes to the Plans and Specifications, or Development Budget or projected

Development Schedule not previously disclosed in a prior Construction Cost Certificate are set forth below:

[Disclosures - Include Change Orders]

LENDER’S INSPECTOR:

By

Name:
Title:

E-2

EXHIBIT F

FORM OF SUB-LOAN DRAW CERTIFICATE OF THE GENERAL CONTRACTOR

DATE: ________________, 200_

TO:	TEXTRON FINANCIAL CORPORATION (“LENDER”) AND _________________ (“BORROWER”)

FROM: __________________________________ (“GENERAL CONTRACTOR”)

RE:

Certification for Development Advances Under that Certain Master Acquisition, Development and Construction Loan and Security Agreement dated as of April __, 2008 and the Applicable Sub-Loan and Security Agreement dated as of _____________ (collectively, the “Loan Agreement”) between Textron Financial Corporation (the “Lender”) and _________________________ (the “Borrower”), regarding, a USD $_______________ Sub-Loan ___________ (the “Loan”)

          The undersigned contractor, as the General Contractor, certifies to each of the Borrower and the Lender that each of the following is true and correct:

(a)          The construction at the property described in Schedule A attached hereto (“Mortgaged Property”) has been in accordance with the Construction Documents (as such term is defined in the Construction Contract between Borrower and General Contractor).

(b)          The undersigned General Contractor has fully paid for (except in respect of contractually permitted Retainages) all of the work, labor, fuel, materials and/or equipment furnished by it or by its subcontractors, materialmen and/or suppliers in respect of the Construction at the Mortgaged Property, or the progress payments in respect thereof, as the case may be, through each of the dates for each prior application and certificate for which the undersigned General Contractor has been paid prior to the date of this certificate.

(c)          Upon request of Lender, the copies of canceled checks, paid-in-full invoices or other evidence of payment attached hereto are bona fide evidence of the payment in full of the subcontractors, materialmen and/or suppliers referred to in clause (b) above in respect of the work of such persons described in clause (b) above.

(d)          Upon request of Lender, the copies of invoices and other documentation attached hereto are bona fide evidence of the amount of work, labor, fuel, materials and/or equipment actually done, supplied or completed in respect of the payments referred to in clause (c) above and valid mechanic’s, materialman’s and laborer’s unconditional lien waivers for work funded in prior months or prior draw requests and conditional lien waivers or releases attached hereto or previously delivered cover all of the aforesaid work, labor, fuel, materials and/or equipment.

(e)          Upon request of Lender, the copies of the invoices, bills or other evidence of the costs of the undersigned General Contractor and the costs of its subcontractors, materialmen and/or suppliers and/or applications for payment submitted by it and by its subcontractors for progress payments which, in each case, are to be satisfied (less any retained amount thereof), in whole or part, with the Development Advances (as defined in the Loan Agreement) contemplated to be made in connection with this certificate and which are attached hereto are bona fide evidence of the amount or amounts owed to the undersigned contractor and to such subcontractors, materialmen and suppliers for work completed [since the last Loan Draw Certificate submitted by the undersigned General Contractor][since the commencement of Construction].

(f)          The mechanic’s, materialman’s and laborer’s progress lien waivers or releases attached hereto cover all of the costs of such mechanics, materialmen and laborers which have been paid with all prior Development Advances and have not previously been furnished to Lender.

(g)          There have been no change orders to the Construction Contract except ___________________________________; all approvals for such change orders have been obtained in accordance with the Loan Agreement, Construction Documents, Plans and Specifications and Licenses and Permits.

(h) The construction schedule is being met and has not been delayed except_____________________________________.

          References above to subcontractors, materialmen and suppliers shall mean and include any subcontractor, materialman or supplier having a contract to supply in the aggregate, or actually supplying in the aggregate, $_____________ or more of labor, materials and/or supplies.

GENERAL CONTRACTOR:

By

Title

Schedule A

Legal Description of Mortgaged Property

Schedule 9.10

List of Actions, Suits, and Proceedings Against Guarantor (the “Company”)

                             Any legal proceedings as disclosed in Guarantor’s most recently filed 10K Statement.

Schedule 9.23

Names and Addresses

Bluegreen Vacations Unlimited, Inc.
4960 Conference Way North
Suite 100
Boca Raton, Florida 33431

Bluegreen New Jersey, LLC
4960 Conference Way North
Suite 100
Boca Raton, Florida 33431